Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BATTALION OIL CORPORATION,

FURY RESOURCES, INC.

and

SAN JACINTO MERGER SUB, INC.

Dated as of December 14, 2023

TABLE OF CONTENTS

Page

Article I DEFINITIONS3

1.1.Definitions3

Article II MERGER19

2.1.Merger19

2.2.Closing19

2.3.Effective Time19

2.4.Effects of the Merger19

2.5.Certificate of Incorporation and Bylaws19

2.6.Directors and Officers20

Article III CONVERSION OF SHARES; TREATMENT OF CAPITAL STOCK20

3.1.Treatment of Capital Stock and Company Equity Awards20

3.2.Dissenting Shares22

3.3.Exchange of Common Stock and Preferred Stock; Paying Fund22

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY25

4.1.Due Incorporation; Capitalization; Indebtedness25

4.2.Due Authorization27

4.3.Consents and Approvals; No Violations28

4.4.Financial Statements; Internal Controls and Procedures29

4.5.Company Information30

4.6.No Undisclosed Liabilities30

4.7.Intellectual Property30

4.8.Contracts31

4.9.Insurance34

4.10.Employees and Employee Benefit Plans34

4.11.Taxes38

4.12.Litigation39

4.13.Compliance with Laws; Permits39

4.14.Environmental Matters40

4.15.Absence of Changes41

4.16.Real Property41

4.17.Rights-of-Way42

4.18.Oil and Gas Matters42

4.19.Derivative Transactions44

4.20.Brokers and Finders45

4.21.Opinion of Financial Advisor45

4.22.No Additional Representations45

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB46

5.1.Due Incorporation; Capitalization46

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5.2.Due Authorization46

5.3.Consents and Approvals; No Violations47

5.4.Operations of Merger Sub47

5.5.Litigation47

5.6.Compliance with Laws47

5.7.Parent and Merger Sub Information48

5.8.Financing48

5.9.Ownership of Common Stock50

5.10.Brokers and Finders50

5.11.Investigation; No Other Representations50

Article VI COVENANTS AND AGREEMENTS51

6.1.Access to Information, Employees and Facilities51

6.2.Conduct of Business52

6.3.Obligations of Merger Sub56

6.4.No Solicitation56

6.5.Proxy Statement; Schedule 13E-3; Company Stockholders Meeting60

6.6.Efforts62

6.7.Employee Matters63

6.8.Public Announcements65

6.9.Indemnification and Insurance65

6.10.Financing67

6.11.Exchange Delisting73

6.12.Transaction Litigation73

6.13.Rule 16b-373

6.14.Takeover Law74

6.15.Treatment of Certain Indebtedness74

6.16.Resignations74

6.17.Termination of Affiliate Contracts74

6.18.Approval of Sole Stockholder of Merger Sub74

6.19.Control of Operations74

6.20.Certain Interim Period Operations74

6.21.Novation of Derivative Transactions75

6.22.Amendment of the Series A-1 Certificate of Designation75

Article VII CONDITIONS PRECEDENT TO THE MERGER76

7.1.Conditions to Each Party’s Obligations76

7.2.Conditions to Obligations of Parent and Merger Sub76

7.3.Conditions to Obligations of the Company77

7.4.Frustration of Closing Conditions77

Article VIII TERMINATION78

8.1.Termination78

8.2.Expenses; Transfer Taxes80

8.3.Effect of Termination80

8.4.Escrow84

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Article IX MISCELLANEOUS85

9.1.Nonsurvival of Representations and Warranties85

9.2.Amendment; Waiver85

9.3.Notice85

9.4.Counterparts86

9.5.Interpretation87

9.6.Specific Performance87

9.7.Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury89

9.8.Binding Agreement90

9.9.Entire Understanding90

9.10.Assignment90

9.11.Third-Party Beneficiaries91

9.12.Severability91

9.13.Construction91

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of December 14, 2023, by and among Battalion Oil Corporation, a Delaware corporation (the “Company”), Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation (“Merger Sub”).  Certain capitalized terms used herein are defined in Article I.

WHEREAS, the parties hereto intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of the Company Board, comprised solely of independent and disinterested directors (the “Company Special Committee”) to, among other things, (a) review and consider the Merger, (b) review, consider and evaluate capital resources available to the Company and provide recommendations to the Company Board with respect those capital resources relative to the Merger, including the Company’s ability to remain a going concern, sources of debt and equity capital reasonably available to the Company, and the Company’s ability to comply with covenants and principal amortization requirements under the Company’s existing term loan and (c) make one or more recommendations, as appropriate, to the Company Board as to what action should be taken by the Company Board, if any, with respect to the Merger;

WHEREAS, the Company Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated herein (the “Transactions”) are advisable and fair to, and in the best interests of, the Company and its Unaffiliated Company Stockholders, (b) recommended that the Company Board approve this Agreement and the Transactions and determine that this Agreement and the Transactions are advisable, fair to, and in the best interest of the Company and the Unaffiliated Company Stockholders, and (c) recommended that, subject to the Company Board’s approval, the Company Board submit this Agreement to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, the Company Board, after considering the recommendation of the Company Special Committee, has unanimously (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders, including the Unaffiliated Company Stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (d) resolved to recommend that the stockholders of the Company adopt this Agreement and (e) directed that this Agreement be submitted to the Company’s stockholders for their approval, in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Parent has unanimously (a) approved and declared advisable this Agreement and the Transactions and (b) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, Merger Sub and Parent, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions, and (d) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a Voting Agreement in the form attached as Exhibit A hereto (the “Voting Agreement”) pursuant to which, and subject to the terms and conditions thereof, each such Person has agreed, among other things, to vote the shares of Common Stock held by such Person in favor of the adoption of this Agreement and the approval of the Transactions, including the Merger at the Company Stockholders Meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, (a) the Insider Stockholders and certain other Persons (collectively, the “Purchasers”) are entering into a Series A Preferred Stock Purchase Agreement in the form attached as Exhibit B hereto (the “Purchase Agreement”) with Parent, pursuant to which the Purchasers will purchase from Parent, prior to the Effective Time and on the terms and subject to the conditions set forth in the Purchase Agreement, shares of the Series A Preferred Stock of Parent (such shares, the “Parent Preferred Stock” and such transaction, the “Preferred Stock Financing”), and (b) the Insider Stockholders are entering into a Contribution, Rollover and Sale Agreement in the form attached as Exhibit C hereto (the “Contribution Agreement”) with Parent, pursuant to which the Insider Stockholders will contribute and/or sell to Parent, prior to the Effective Time and on the terms and subject to the conditions set forth in the Contribution Agreement, all of the issued and outstanding shares of Preferred Stock held by the Insider Stockholders in exchange for shares of Parent Preferred Stock (such transaction, the “Preferred Stock Contribution” and, together with the Preferred Stock Financing, the “Preferred Stock Transactions”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS
1.1.Definitions.  The following terms shall have the following meanings for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms that, with respect to confidentiality and use, are no less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement (including the standstill provision contained therein, but only to the extent such provisions apply after giving effect to Section 6.4(h)), and except for such changes to permit the Company to comply with its obligations under this Agreement.

“Additional Financing” has the meaning set forth in Section 6.10(a)(ii).

“Additional Financing Bank Account” has the meaning set forth in Section 6.10(a)(ix).

“Additional Financing Documents” means any binding Contracts entered into by Parent or any of its Affiliates in connection with the Additional Financing.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.  For purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise.  “Controlled” and “Controlling” shall be construed accordingly.

“Agreement” means this Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and the annexes and exhibits hereto, as it and they may be amended from time to time.

“Alternative Financing” has the meaning set forth in Section 6.10(a)(iv).

“Book-Entry Shares” means shares of Common Stock or Preferred Stock which, immediately prior to the Effective Time, are not represented by stock certificates, but are represented in book-entry form.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Texas or New York are authorized or required by Law or other action of a Governmental Authority to close.

“Buyer’s 401(k) Plan” has the meaning set forth in Section 6.7(d).

“Bylaws” means the Seventh Amended and Restated Bylaws of the Company, as amended from time to time.

“Canceled Shares” has the meaning set forth in Section 3.1(b)(ii).

“Capitalization Date” has the meaning set forth in Section 4.1(c)(ii).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Certificate of Designation” means, with respect to any series of Preferred Stock that is authorized and issued by the Company on or after the date of this Agreement, the Certificate of Designations applicable to such series of Preferred Stock, which shall be in the form attached as Exhibit D hereto.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Shares” means shares of Preferred Stock which, immediately prior to the Effective Time, are represented by stock certificates.

“Change of Recommendation” has the meaning set forth in Section 6.4(d).

“Closing” means the consummation of the Transactions.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Fee” has the meaning set forth in Section 8.3(b)(iv).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Debt Financing” has the meaning set forth in Section 5.8(a).

“Committed Financing” has the meaning set forth in Section 5.8(a).

“Common Stock” has the meaning set forth in Section 4.1(c)(i).

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.7(d).

“Company Acquisition Agreement” has the meaning set forth in Section 6.4(d).

“Company Benefit Plan” means each compensatory arrangement (including each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA), (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or (b) for which the

Company or any of its Subsidiaries has any Liability (contingent or otherwise), in any case other than a Multiemployer Plan.

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Documents” has the meaning set forth in Section 4.5.

“Company Disclosure Letter” has the meaning set forth in the introductory language to Article IV.

“Company Equity Awards” means, collectively, the Company Options and the Company RSU Awards.

“Company Equity Plan” means the Company’s 2020 Long-Term Incentive Plan.

“Company Independent Petroleum Engineers” has the meaning set forth in Section 4.18(a).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of any of the following, nor any Effects resulting or arising from any of the following, shall constitute or be taken into account in determining whether there has been, is, or would reasonably be expected to be, a Company Material Adverse Effect:

(a)any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (ii) any changes or developments in or affecting domestic or any foreign interest or exchange rates;
(b)changes, proposed changes, pending changes, changes in the interpretation or enforcement of GAAP, COPAS or any Law or rules or regulations promulgated by any Governmental Authorities;
(c)COVID-19 Measures;
(d)changes in domestic, foreign or global political conditions (including the outbreak or escalation or worsening of war, hostilities, tariffs, sanctions, trade wars, political unrest, civil disobedience, protests, public demonstrations, sabotage, military actions, acts of terrorism, cyber-attacks or computer hacking or any response by any Governmental Authority to any of the foregoing), including any material worsening of such conditions threatened or existing on the date of this Agreement;
(e)changes or developments in the industries in which the Company or any of its Subsidiaries operate (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration, development or production industries in the United States or any area or areas where the assets of the Company or any of its Subsidiaries are located);
(f)the negotiation, announcement or the existence of this Agreement or the pendency, anticipated consummation or consummation of the Transactions, including any loss or change in relationship with any employee, officer, director, independent contractor, customer, supplier, vendor, distributor, or other business partner of the Company or any of its Subsidiaries or any other disruption to the business of the Company or any of its Subsidiaries (provided that this clause (f) shall not apply to any representation or warranty to the extent that the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the Transactions);
(g)any weather event, flood, hurricane, tornado, volcanic eruption, earthquake, nuclear incident, epidemic, pandemic, outbreak of illness or other public health event (including COVID-19), quarantine restriction or other natural or man-made disaster or other force majeure event or act of God or occurrence or the escalation or worsening of any of the foregoing;
(h)any matter set forth in the Company Disclosure Letter;
(i)any change in the trading price or trading volume of the shares of Common Stock or any change in the credit ratings or ratings outlook for the Company or any of its Subsidiaries, or the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder);
(j)the failure to meet any internal, published, analyst or other third party’s projections, guidance, budgets, milestones, expectations, forecasts or estimates (provided that the underlying causes thereof may be considered in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder; provided, further, that this clause (j) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any such internal or external projections, guidance, budgets, milestones, expectations, forecasts or estimates);
(k)any action required to be taken or omitted by the Company or any of its Subsidiaries at the written request of Parent or any action expressly required to be taken or refrained from being taken by the Company or any of its Subsidiaries pursuant to this Agreement, including any action consented to in writing by Parent;
(l)the expiration of any Contract in accordance with its terms;
(m)any actions or claims made or brought by any of the current or former stockholders of the Company (on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger;
(n)the failure to obtain any approvals or consents from any Governmental Authority in connection with the Transactions;

(o)the identity of, or facts specific to, Parent or any of its Affiliates as the acquiror of the Company or any changes arising therefrom;
(p)natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; and
(q)any breach by Parent or any of its Affiliates of this Agreement;

except, with respect to clauses (a), (b), (d), (e) and (g), to the extent (and for the avoidance of doubt, only to the extent) that such impact is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other similarly situated and comparable companies in the industries and in the geographic markets in which the Company and its Subsidiaries operate (it being understood and agreed that, for the purposes of determining whether the Company has been materially and disproportionately adversely affected compared to other similarly situated similarly situated and comparable companies, the Company shall be compared to independent exploration and production companies primarily focused in the Delaware Basin), in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Material Contracts” has the meaning set forth in Section 4.8(a).

“Company Option” means an option to purchase shares of Common Stock granted under the Company Equity Plan.

“Company Registered Intellectual Property” means Company Intellectual Property that is Registered Intellectual Property.

“Company Related Parties” has the meaning set forth in Section 8.3(f).

“Company Reserve Report” has the meaning set forth in Section 4.18(a).

“Company RSU Award” means each performance- and/or time-based restricted stock unit award in respect of a share of Common Stock granted under the Company Equity Plan or otherwise.

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Securities” has the meaning set forth in Section 4.1(c)(iii).

“Company Special Committee” has the meaning set forth in the Recitals.

“Company Stockholder Approval” has the meaning set forth in Section 4.3.

“Company Stockholders Meeting” has the meaning set forth in Section 6.5(c).

“Company Superior Proposal” means an unsolicited bona fide, written Company Takeover Proposal (with references to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to fifty percent (50%), respectively) by a third party, that is fully financed or has fully committed financing, which the Company Board (after considering the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s outside legal and financial advisors, to be more favorable from a financial point of view to the Company and its stockholders than the Transactions (including any adjustment to the terms of the Transactions proposed by Parent pursuant to clause (B) of Section 6.4(d) and taking in consideration the timing and likelihood of consummation of such Company Superior Proposal).

“Company Takeover Proposal” means any offer, proposal or indication of interest that is not withdrawn from a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons (other than a proposal or offer by Parent or any Subsidiary of Parent) made after the date hereof relating to any transaction or series of related transactions involving: (a) any acquisition or purchase by any Person or “group” of Persons, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” of Persons beneficially owning more than twenty percent (20%) (on a non-diluted basis) of any class of outstanding voting or equity securities of the Company, (b) any merger, consolidation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving the Company and a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction or (c) any sale, lease, exchange, transfer, license or other disposition to a Person or “group” of Persons of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof), or that generate twenty percent (20%) or more of the consolidated net revenues or net income of the Company and its Subsidiaries (for the twelve (12)-month period ending on the last day of the Company’s most recently completed fiscal quarter).

“Company Termination Fee” means an amount equal to $8,000,000.

“Confidentiality Agreement” means that certain confidential information agreement between Ruckus Energy Holdings, LLC, a Delaware limited liability company, and the Company, dated as of March 28, 2023.

“Continuing Employee” has the meaning set forth in Section 6.7(a).

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, Lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding; provided that Contracts shall exclude (a) statements of work, sales orders and purchase orders entered into in the ordinary course of business that do not contain any material terms other than pricing, and (b) the Company Equity Plan (or any award agreements entered into thereunder).

“Contribution Agreement” has the meaning set forth in the Recitals.

“Converted Shares” has the meaning set forth in Section 3.1(b)(iii).

“COPAS” means the accounting standards promulgated by the Council of Petroleum Accountants Society.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Covered Persons” has the meaning set forth in Section 6.9(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, vaccination, sequester or any other applicable Law, Order or recommendations of a Governmental Authority, or any applicable directive or guidance from any applicable industry group, or (b) any commercially reasonable measures adopted by the Company or any of its Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with Representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and its Subsidiaries or (iii) otherwise substantially consistent with actions taken by Parent or any of its Subsidiaries or others in the industries and geographic regions in which affected businesses of the Company and its Subsidiaries operate, in each case in connection with or in response to COVID-19 or any other global or regional health event, including the CARES Act.

“D&O Claim” has the meaning set forth in Section 6.9(a).

“Data Security Requirements” means all of the following, in each case to the extent relating to data privacy, protection, or security and applicable to the conduct of the business of the Company or Subsidiary of the Company: (a) all applicable Laws; (b) the Company’s and its Subsidiaries’ own respective policies, and procedures; and (c) material Contracts to which the Company or any of its Subsidiaries is bound.

“Debt Financing” means the Committed Debt Financing and/or any Alternative Financing obtained in replacement of all or any portion of the Committed Debt Financing.

“Debt Financing Commitments” has the meaning set forth in Section 5.8.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Disclosed Conditions” has the meaning set forth in Section 5.8(c).

“Dissenting Shares” has the meaning set forth in Section 3.2.

“Effect” means any change, effect, development, circumstance, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(c).

“Environmental Law” means any applicable Law (a) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of, any hazardous or toxic materials, substances or wastes or (b) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), with respect to any of the foregoing, or (c) that establishes standards of care with respect to any of the foregoing.

“Environmental Permits” means any Permit required under any applicable Environmental Law.

“Escrow Account” has the meaning set forth in Section 8.4(a).

“Escrow Agent” has the meaning set forth in Section 8.4(a).

“Escrow Agreement” has the meaning set forth in Section 8.4(a).

“Escrow Funds” has the meaning set forth in Section 8.4(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Evidence of Funding” has the meaning set forth in Section 6.10(a)(ix).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Amended and Restated Senior Secured Credit Agreement, dated as of November 24, 2021, by and among Halcón Holdings, LLC, Macquarie Bank Limited, as administrative agent, the lenders from time to time party thereto, the guarantors party thereto and the Company, as amended or supplemented from time to time, including by (a) that certain First Amendment to the Senior Secured Credit Agreement, dated as of August 2, 2022, and (b) that certain Second Amendment to the Senior Secured Credit Agreement, dated as of November 14, 2022.

“Financing” means, collectively, the Committed Financing, any Alternative Financing and the Additional Financing.

“Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling Persons, employees, Representatives and agents, and the respective successors and assigns of each of the foregoing.

“Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing, including the parties to the Debt Financing Commitments, the Purchase Agreement, the Contribution Agreement, and the Additional Financing Documents, and any commitments to purchase the Debt Financing, the Parent Preferred Stock, or the Additional Financing, or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Financing Commitments (and the related fee letters), the Purchase Agreement, the Contribution Agreement and the Additional Financing Documents) relating thereto.

“Full Escrow Funding” has the meaning set forth in Section 8.4(a).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any U.S., state, local or foreign government, any governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal (public or private), whether national, federal, state, provincial or local or otherwise, including any stock exchange, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Hazardous Materials” means any (a) chemical, substance, waste, pollutant, or contaminant that is regulated under any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.

“Hutchings Sealy #4 Well” means the Hutchings Sealy #4 vertical oil and gas well, formerly producing from the Ellenberger formation.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Insider Stockholders” means, collectively, Luminus Management, LLC, Oaktree Capital Management, L.P., and each of their respective Affiliates that directly or indirectly hold any shares of Common Stock or Preferred Stock.

“Intellectual Property” means any and all common law or statutory rights in:  (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in Software as a work of authorship) and any other related rights of authors and mask work rights (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data and confidential or proprietary business or technical information that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“Interim Covenant Exceptions” has the meaning set forth in Section 6.2(a).

“Interim Period” has the meaning set forth in Section 6.1(a).

“Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that is not actually known or reasonably foreseeable to the Company Board or the Company Special Committee as of the date of this Agreement (or if actually known or reasonably foreseeable as of the date of this Agreement, the material consequences of which were not known by the Company Board or the Company Special Committee at such time) and does not relate to: (a) a Company Takeover Proposal, (b) any actions required to be taken pursuant to this Agreement, (c) any change in price or trading volume of the Common Stock or (d) changes in the Company’s reserves estimates (including categorization thereof) or production volumes as compared to expected, forecasted or previously estimated amounts.

“IRS” has the meaning set forth in Section 4.10(a).

“IT Assets” means the computers, Software and Software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

“Joint Operating Agreements” has the meaning set forth in Section 4.8(c).

“Knowledge of Parent” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter.

“Knowledge of the Company” means the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter.

“Laws” has the meaning set forth in Section 4.13(a).

“Leased Real Property” means real property that the Company or any of its Subsidiaries leases, subleases or occupies as tenant, subtenant or occupant pursuant to any Lease, excluding the Oil and Gas Properties.

“Leases” means leases, subleases, licenses, or other occupancy agreements (together with any and all amendments and modifications thereto and any guarantees thereof).

“Lenders” has the meaning set forth in Section 5.8(a).

“Liabilities” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, rights of first refusal, title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset.

“Litigation” has the meaning set forth in Section 4.12.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(b)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NYSE American” means the NYSE American Stock Exchange.

“Oil and Gas Leases” means all Leases or similar agreements (including any series of related Leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such Leases and properties.

“Order” means any award, judgment, injunction, binding ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Authority of competent jurisdiction.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, excluding the Oil and Gas Properties.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in the introductory language to Article V.

“Parent Expenses” has the meaning set forth in Section 8.3(b).

“Parent Material Adverse Effect” means, with respect to Parent and Merger Sub, any Effect that has a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Transactions (including the payment of the Merger Consideration and Preferred Stock Merger Consideration).

“Parent Preferred Stock” has the meaning set forth in the Recitals.

“Parent Related Parties” means, collectively, Parent, Merger Sub, or any of their respective former, current or future general or limited partners, stockholders, financing sources (including the Financing Source Parties), managers, members, Representatives or Affiliates.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Payment Fund” has the meaning set forth in Section 3.3(a).

“Permit” means any permit, certificate, registration, approval, identification number, license, notice, consent or other authorization required under any applicable Law.

“Permitted Liens” means: (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP; (b) materialmen’s, warehouseman’s, mechanics’, carriers’, workmen’s and repairmen’s Liens, any statutory Liens for amounts that are not yet due or that are being contested in good faith and by appropriate proceedings, arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business that, in the aggregate, are not material in amount; (d) deposits to secure the performance of bids, trade Contracts, Leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that, in the aggregate, are not material in amount and that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate or do not materially interfere with the operation, value or use of the property or assets affected; (f) with respect to any Owned Real Property, Leased Real Property, or Rights-of-Way, easements, zoning restrictions, rights-of-way, servitudes, Permits, surface Leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of such properties of the Company or any its Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of such property or asset affected, but excluding, in any case, any monetary Lien; (g) Liens securing obligations under or secured pursuant to the Existing Credit Agreement; (h) Liens securing indebtedness or Liabilities that are reflected in the Company SEC Documents; (i) non-exclusive licenses, sublicenses, covenants not to sue or similar rights granted with respect to Intellectual Property in the ordinary course of business; (j) with respect to the equity interests of the Company and its Subsidiaries, Liens arising under this Agreement or any of the Organizational Documents of the Company or any of its Subsidiaries; (k) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Properties that were acquired subsequent to the date of the Company Reserve Report in the ordinary course of business pursuant to Contracts that have been made available to Parent and its Representatives; (l) with respect to the Oil and Gas Properties, Liens (other than Liens securing indebtedness for borrowed money) arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customarily granted in the oil and gas industry, do not materially interfere with the operation of such assets, and are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate procedures; and (m) the matters set forth on Sections 1.1(b), 4.8(a)(iii) or 4.18(i) of the Company Disclosure Letter and (n) with respect to the Oil and Gas Leases, Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that, in the aggregate, are not material in amount and that do not, individually or in the aggregate, materially impair the continued use and operation of such affected assets, and, would not otherwise reduce the net revenue interest share of the Company or Parent, as applicable, or such party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report, with respect to such Lease, or increase the working interest of the Company or Parent, as applicable, or of such party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report, with respect to such Oil and Gas Lease.

“Person” means an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization or entity of any kind.

“Preferred Stock” has the meaning set forth in Section 4.1(c)(i).

“Preferred Stock Contribution” has the meaning set forth in the Recitals.

“Preferred Stock Financing” has the meaning set forth in the Recitals.

“Preferred Stock Merger Consideration” has the meaning set forth in Section 3.1(b)(iv).

“Preferred Stock Transactions” has the meaning set forth in the Recitals.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” has the meaning set forth in Section 4.3.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchasers” has the meaning set forth in the Recitals.

“Qualifying Additional Financing Documents” means Additional Financing Documents that contemplate Additional Financing in an amount that, in the aggregate and when taken together with the aggregate proceeds contemplated by the Committed Financings and other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.

“Recommendation” has the meaning set forth in Section 4.2(b).

“Registered Intellectual Property” means all United States, international or foreign (a) issued Patents and Patent applications; (b) registered Marks and applications to register Marks; (c) registered Copyrights and applications for Copyright registration; and (d) any other Intellectual Property right that is subject to any filing or recording with any Governmental Authority or other public or quasi-public legal authority (including domain names).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into, or migrating through, the environment.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Rights-of-Way” has the meaning set forth in Section 4.17.

“Schedule 13E-3” has the meaning set forth in Section 6.5(a).

“Sealy Ranch Lease” means that certain Oil and Gas Lease between Bank of America, N.A., Trustee, under Deed dated January 1, 1984, by George Sealy, et al. as lessor and Sundown Energy LP as lessee, and dated effective October 1, 2013, a memorandum of which is recorded in Volume 990 at Page 119 of the real property records of Ward County, Texas and under File # C12395 of the real property records of Winkler County, Texas, as amended by (a) that certain Amendment of Oil and Gas Lease dated September 1, 2015, by and between Sealy Land Company,

LTD and Sundown Energy LP recorded in Volume 1054, at Page 386 of the real property records of Ward County, Texas, (b) that certain Lease Tolling Agreement, executed on October 16, 2020, by and between Sealy Land Company, LTD and the Company, and (c) that certain Letter Agreement dated May 26, 2023, by and between Sealy Land Company, LTD and the Company.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Series A Certificate of Designation” means the Certificate of Designations of Series A Redeemable Convertible Preferred Stock of the Company.

“Series A Preferred Stock” means the Preferred Stock designated as Series A Redeemable Convertible Preferred Stock pursuant to the Series A Certificate of Designation.

“Series A-1 Amendment” has the meaning set forth in Section 6.22.

“Series A-1 Certificate of Designation” means the Certificate of Designations of Series A-1 Redeemable Convertible Preferred Stock of the Company, as amended by the Series A-1 Amendment.

“Series A-1 Preferred Stock” means the Preferred Stock designated as Series A-1 Redeemable Convertible Preferred Stock pursuant to the Series A-1 Certificate of Designation.

“Software” means computer software programs in both source code and object code format, including databases, data files, application programming interfaces, user interfaces, and documentation relating thereto, as the context requires.

“Specified Acquisition” has the meaning set forth in Section 6.2(c).

“Specified Development Obligations” means the obligations set forth in Section 6.20 of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any other Person of which, (a) an amount of the voting securities or ownership interests sufficient to elect at least a majority of its board of directors or other governing Person or body is owned directly or indirectly by such first Person or (b) more than fifty percent (50%) of the equity interests is owned directly or indirectly by such first Person.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Law” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Tax” means all U.S. federal, state, local or foreign taxes, imposts, levies or other similar assessments, including any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, occupancy, capital stock, unincorporated business, unemployment, disability, workers’ compensation, accumulated earnings, personal holding company, annual reports, windfall profits or other taxes or assessments, imposed by any Governmental Authority, together with all interest, penalties or additions to tax imposed with respect thereto.

“Tax Proceeding” means any audit, examination, investigation, claim, contest, dispute, Litigation or other similar proceeding with respect to Taxes by or against any Taxing Authority.

“Tax Returns” means any report, return (including any information return), declaration, claim for refund or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Termination Expenses and Interest” has the meaning set forth in Section 8.3(e).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Approvals” has the meaning set forth in Section 4.3.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Unaffiliated Company Stockholders” means the holders of Common Stock, excluding those shares of Common Stock held, directly or indirectly, by or on behalf of (a) the Insider Stockholders, and (b) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of a deliberate act or deliberate failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, constitute a breach of this Agreement.

Article II

MERGER
2.1.Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the Company shall continue as the Surviving Corporation and the separate existence of Merger Sub shall cease.
2.2.Closing.  The Closing shall take place via the exchange of electronic documents and executed signature pages and the electronic transfer of funds (a) on the date that is two (2) Business Days after the date on which the last of the conditions precedent set forth in Article VII is satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or (b) at such other place, date, or time as Parent and the Company may mutually agree in writing.  The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”
2.3.Effective Time.  As promptly as practicable on the Closing Date, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) relating to the Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and in such form as is reasonably satisfactory to both Parent and the Company.  The Merger shall become effective at the time the Certificate of Merger are filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed and designated in the Certificate of Merger as the effective time of the Merger (such time and date, the “Effective Time”).
2.4.Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation in the Merger, and all Liabilities of the Company and Merger Sub shall become the Liabilities of the Company as the Surviving Corporation in the Merger.
2.5.Certificate of Incorporation and Bylaws.  The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the form of the certificate of incorporation of the Surviving Corporation in the Merger as of the Effective Time, except that the name of the Surviving Corporation shall be “Battalion Oil Corporation”, and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the form of the bylaws of the Surviving Corporation in the Merger as of the Effective Time, except that the references to Merger Sub’s name shall be replaced by references to “Battalion Oil Corporation”, each until amended in accordance with applicable Law and consistent with the obligations set forth in Section 6.9.

2.6.Directors and Officers.  Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub immediately prior to the Effective Time of the Merger shall be the initial directors of the Surviving Corporation as of the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time.
Article III

CONVERSION OF SHARES; TREATMENT OF CAPITAL STOCK
3.1.Treatment of Capital Stock and Company Equity Awards.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or holder of any shares of Common Stock, Preferred Stock or Company Equity Awards or any other securities of the Company:
(a)Merger Sub Common Stock.  Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b)Treatment of Capital Stock.
(i)Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares, Converted Shares and Dissenting Shares) and all rights in respect thereof, shall, by virtue of the Merger, be converted into the right to receive $9.80 in cash, without interest (the “Merger Consideration”), and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist, and each holder of Book-Entry Shares that immediately prior to the Effective Time represented any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(ii)Each share of Common Stock and Preferred Stock held by the Company as treasury stock or held by Parent or Merger Sub, in each case, immediately prior to the Effective Time (the “Canceled Shares”), shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.
(iii)Each share of Common Stock and Preferred Stock held by any direct or indirect Subsidiary of Parent (other than Merger Sub) or the Company (other than any such shares of Common Stock or Preferred Stock held on behalf of third parties) immediately prior to the Effective Time (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages.
(iv)Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Canceled Shares and Converted Shares) and all rights in respect of, shall, by virtue of the Merger, be converted into the right to receive the consideration contemplated by (A) in the case of Series A Preferred Stock, Section 8(b) of the Series A Certificate of Designation, (B) in the case of Series A-1 Preferred Stock, Section 8(b) of the Series A-1 Certificate of Designation; and (C) in the case of any other series of Preferred Stock, Section 8(b) of the applicable Certificate of Designation for such series of Preferred Stock (each of the foregoing, “Preferred Stock Merger Consideration”), in each case without interest, and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist, and each holder of Book-Entry Shares or Certificated Shares that immediately prior to the Effective Time represented any such shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Preferred Stock Merger Consideration.
(c)Treatment of Company Equity Awards.
(i)At the Effective Time, each Company RSU Award (other than any performance-based Company RSU Award) that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Company RSU Award, respectively, immediately prior to the Effective Time (but after giving effect to the first parenthetical in this Section 3.1(c)), less any applicable withholding Taxes.
(ii)At the Effective Time, each performance-based Company RSU Award that is outstanding immediately prior to the Effective Time shall be canceled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto.
(iii)At the Effective Time, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option, if any, by (B) the total number of shares of Common Stock subject to such Company Option, less any applicable withholding Taxes.  Any Company Option with an exercise price per share of Common Stock that is greater than or equal to the Merger Consideration shall be canceled for no consideration immediately prior to the Effective Time, and the holder of such Company Option shall have no further rights with respect thereto.
(iv)As promptly as reasonably practicable following the Closing Date, but in no event later than the next regularly scheduled payroll date that is at least ten (10) Business Days following the Closing Date, Parent shall cause the Surviving Corporation to pay the Merger Consideration described in Section 3.1(c)(i) and Section 3.1(c)(ii) to holders of Company Equity Awards through the payroll system or payroll provider of the Surviving Corporation (after giving effect to any required Tax withholding).  If any payment of the Merger Consideration cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent by overnight courier to such holder as promptly as reasonably practicable following the Closing Date.
(v)Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 3.1(c), including making any determinations and/or adoption resolutions of the Company Board or a committee thereof or any administrator of the Company Equity Plan as may be necessary and delivering appropriate notices, in each case subject to Parent’s approval (not to be unreasonably withheld, delayed or conditioned).
(d)Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock or Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration and Preferred Stock Merger Consideration shall be appropriately and equitably adjusted, without duplication; provided, however, that nothing in this Section 3.1(d) shall be construed to permit the Company or any of its Subsidiaries or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
3.2.Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time that are held by stockholders who shall have, in all respects, properly exercised and perfected a demand for and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have complied in all respects with Section 262 of the DGCL and shall not have effectively withdrawn or lost such Person’s rights to such appraisal and payment under the DGCL with respect to such shares (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 3.1(b).  Such stockholders instead shall only be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise are not entitled to, the right to appraisal of such shares of Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been canceled and converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, and after giving effect to any required Tax withholdings, the Merger Consideration upon surrender in the manner provided in Section 3.3. The Company shall give Parent prompt notice of any notice or demand for appraisal or payment for shares of Common Stock or any withdrawals of such demands received by the Company.
3.3.Exchange of Common Stock and Preferred Stock; Paying Fund.
(a)Paying Agent; Paying Fund.  At or prior to the Effective Time, Parent shall designate Wilmington Trust, National Association (the “Paying Agent”) to act as agent for the holders of shares of Common Stock and Preferred Stock to receive the funds to which such holders shall become entitled pursuant to Section 3.1(b) and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Common Stock and Preferred Stock cash sufficient to make payment of the cash consideration to which holders of such shares shall become entitled pursuant to Section 3.1(b) (excluding payments with respect to Canceled Shares, Converted Shares and Dissenting Shares) (such aggregate cash, the “Payment Fund”).  The Payment Fund shall not be used for any other purpose, subject to Section 3.3(f).
(b)Exchange Procedures.  As soon as reasonably practicable after the Effective Time, and in no event later than two (2) Business Days thereafter, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of Book-Entry Shares or Certificated Shares whose shares of Common Stock or Preferred Stock were converted into the right to receive the consideration payable pursuant to Section 3.1(b) instructions for use in effecting the surrender of such Book-Entry Shares or Certificated Shares in exchange for the Merger Consideration or Preferred Stock Merger Consideration, as applicable.  Each holder of record of Book-Entry Shares or Certificated Shares, upon surrender to the Paying Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Paying Agent of an “agent’s message” in customary form or such other evidence as the Paying Agent may reasonably request) or Certificated Shares, shall be entitled to receive in exchange therefor the amount of Merger Consideration or Preferred Stock Merger Consideration, as applicable, to which such holder is entitled pursuant to Section 3.1(b), and the Book-Entry Shares or Certificated Shares so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Common Stock or Preferred Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, may be made to a Person other than the Person in whose name the Book-Entry Share or Certificated Share so surrendered is registered if such Book-Entry Share or Certificated Share shall be in proper form for transfer and the Person requesting such payment shall pay any transfer Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 3.3(b), each Book-Entry Share and Certificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or Preferred Stock Merger Consideration, as applicable, subject to the terms and conditions set forth herein.  No interest shall be paid or will accrue on any payment to holders of Book-Entry Shares or Certificated Shares pursuant to the provisions of this Article III.
(c)No Further Ownership Rights in Common Stock or Preferred Stock.  The Merger Consideration or Preferred Stock Merger Consideration, as applicable, paid upon the surrender of Book-Entry Shares or Certificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock formerly represented by such Book-Entry Shares or Certificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on the shares of Common Stock or Preferred Stock in accordance with the terms of this Agreement prior to the Effective Time.  At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving

Corporation of the shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Book-Entry Share or Certificated Share is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.
(d)Termination of Payment Fund.  Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by, or otherwise undistributed to, the holders of the Book-Entry Shares or Certificated Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand.
(e)No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any distributions from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)Investment of Payment Fund.  The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to holders of Book-Entry Shares and Certificated Shares pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock and Preferred Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.
(g)Withholding Rights.  Each of Parent, Merger Sub, the Company and the Paying Agent shall be entitled to deduct and withhold from any amount payable hereunder such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations promulgated thereunder or any other applicable state, local or foreign Tax law.  Such deductions and withholdings shall be made at a Tax rate reasonably determined by the Person deducting and withholdings such amounts.  To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Company or the Paying Agent, as the case may be, such deducted and withheld amounts shall be remitted by Parent, Merger Sub, the Company or the Paying Agent, as applicable, to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  If the Parent, Merger Sub, the Company or the Paying Agent, as the case may be, intends to deduct or withhold any amounts from any payment under this Agreement other than (i) payments in respect of Company Equity Awards, or (ii) withholding resulting from the failure of any payee to provide a Form W-9 or any equivalent form required by the Paying Agent, Parent shall provide notice to such payee’s Representative thereof as soon as reasonably practicable prior to such deduction or withholding and the parties shall use commercially reasonable efforts to cooperate to mitigate, reduce or eliminate such reduction or withholding in accordance with applicable Laws.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed with, or furnished to, the SEC and publicly available prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” and similar disclosures to the extent cautionary, predictive or forward-looking in nature, but including any factual information contained within such statements), or in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

4.1.Due Incorporation; Capitalization; Indebtedness.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (where such concept is recognized), in good standing under the Laws of its respective jurisdiction of organization.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries has all requisite corporate or similar organizational power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Certificate of Incorporation and Bylaws, in each case, as amended through the date hereof.  The Certificate of Incorporation and Bylaws are in full force and effect, and the Company is not in material violation of any of their provisions.
(c)Capitalization.
(i)The entire authorized capital stock of the Company is one hundred one million (101,000,000) shares of capital stock, consisting of one hundred million (100,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and one million (1,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(ii)As of the close of business on December 13, 2023 (the “Capitalization Date”), (A) 16,456,563 shares of Common Stock were issued and outstanding, which number does not include any shares of Common Stock held by the Company in treasury, (B) zero (0) shares of Common Stock were held by the Company in treasury, (C) 314,948 shares of Common Stock (assuming any applicable performance metrics were deemed satisfied at target levels or, if higher, projected level of achievement) were subject to Company RSU Awards, (D) 132,822 shares of Common Stock were subject to Company Options, (E) 1,067,966 shares of Common Stock were reserved for issuance and available for grants of future awards under the Company Equity Plan, (F) twenty-five thousand (25,000) shares of Series A Preferred Stock were issued and outstanding, (G) 38,000 shares of Series A-1 Preferred Stock were issued and outstanding, and (H) no other shares of capital stock or other voting securities were issued, reserved for issuance or outstanding (including any Converted Shares), and from the Capitalization Date through the date of this Agreement, the Company has not issued any shares of Common Stock, Preferred Stock, Company RSU Awards, Company Options or any other shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock.  All of the outstanding shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock are, and all shares of Common Stock and Preferred Stock that may be issued prior to the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable.  No shares of Common Stock or Preferred Stock are subject to or were issued in violation of applicable Law or the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, other applicable Laws, the Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or otherwise bound.  There are no equity-based or equity-linked awards or compensation other than equity awards under the Company Equity Plan. There are no outstanding promises to grant Company Options or Company RSU Awards to any Person.
(iii)Except as set forth in Section 4.1(c)(ii), as of the Capitalization Date, there are no (A) issued and outstanding shares of capital stock of or other voting or equity interests in the Company, (B) securities of the Company or its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (C) options, warrants, calls or other rights or agreements to acquire from the Company or its Subsidiaries, or other obligation of the Company or its Subsidiaries to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (D) voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, or (E) obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C) being referred to collectively as the “Company Securities”).
(iv)As of the date hereof, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company

Securities (other than issuances in connection with the purchase, vesting or settlement of Company Equity Awards outstanding as of the Capitalization Date in accordance with their terms, or as set forth in the Certificate of Incorporation).  No Subsidiary of the Company owns any shares of capital stock of the Company.
(d)All of the outstanding shares of capital stock of and other voting or equity interests in each of the Company’s Subsidiaries have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record wholly by the Company or one of the Company’s wholly owned Subsidiaries, free and clear of any Liens other than Permitted Liens.  There are no outstanding (i) shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries (other than those held by the Company or any of its Subsidiaries), (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or (iii) options, warrants or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries.
(e)Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
4.2.Due Authorization.
(a)The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions, and except for obtaining the Company Stockholder Approval, no other corporate actions or proceedings on the part of the Company or its stockholders shall be necessary to authorize this Agreement and the Transactions.  The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 5.9 are true and correct, the consummation by it of the Merger, have been duly authorized by the Company Board and, assuming that the Merger is consummated in accordance with the DGCL, except for filing the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transactions.
(b)The Company Board, after considering the recommendation of the Company Special Committee, has adopted resolutions unanimously (i) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) determining that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (iii) approving and declaring advisable this Agreement and the consummation of the Merger, (iv) resolving that this Agreement and the Transactions shall be governed by and effected under Section 251 of the DGCL, (v)

recommending that the stockholders of the Company adopt this Agreement (the “Recommendation”), and (vi) directed that the adoption of this Agreement be submitted to the stockholders of the Company for their consideration, which resolutions have not, except after the date of this Agreement as permitted by Section 6.4, been subsequently rescinded, modified or withdrawn.  The Company Stockholder Approval is the only vote of holders of securities of the Company that is required to adopt this Agreement and approve the Merger and the other Transactions.
(c)The Company has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws now or hereafter in effect which affect the enforcement of creditors’ rights generally and by rules of Law governing specific performance, injunctive relief and equitable principles (the “Enforceability Exceptions”).
(d)As of the date hereof and at all times on or prior to the Effective Time, the Company and the Company Board have taken all actions necessary so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby.  No other Takeover Law or similar provision of the Organizational Documents of the Company and its Subsidiaries is, or at the Effective Time will be, applicable to this Agreement and the Transactions.  The Company does not have in effect any “poison pill,” stockholder rights plan or similar anti-takeover agreement or plan.
4.3.Consents and Approvals; No Violations.  Except for in connection with or in compliance with (a) filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented form time to time, including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) and the Certificate of Merger as contemplated under Section 2.3, (b) the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with the Transactions, (c) state securities takeover and “blue sky” Laws, as may be required in connection with the Merger, (d) the rules and regulations of, and any filings with and approvals of, the NYSE American, (e) the approval of the Company Board set forth in Section 4.2(a), (f) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock to adopt this Agreement (the “Company Stockholder Approval”); (g) the DGCL; and (h) the approval of the Series A-1 Amendment by the Special Committee, the Company Board and the number of shares of Series A-1 Preferred Stock required under the terms of the Series A-1 Certificate of Designations (collectively, the “Transaction Approvals”), the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions will not, subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.9, (i) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective material properties or assets are bound or affected; (ii) require any notification to or filing or registration by the Company or any of its Subsidiaries with, or consent or approval with respect to the Company or any of its Subsidiaries of, or other action by, any Governmental Authority; (iii) violate or conflict with any provision of the Certificate of Incorporation or Bylaws; or (iv) require any consent of, notice to or other action by any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Company Material Contract, except in the case of clause (iv), as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4.Financial Statements; Internal Controls and Procedures.
(a)The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2021 (all such forms, documents and reports filed or furnished by the Company since such date, the “Company SEC Documents”).  As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since January 1, 2021, no executive officer of the Company has failed to make the certifications required of her or him under Section 302 or 906 of the Sarbanes-Oxley Act.  None of the Company’s Subsidiaries is, or at any time since January 1, 2021 has been, required to file any forms, reports or other documents with the SEC or subject to the reporting requirements under the Exchange Act. As of the date hereof, there are no unresolved comments received from the SEC staff with respect to the Company SEC Documents, and the Company has not received notice from the SEC since January 1, 2021 that any of the Company SEC Documents are the subject of ongoing review.
(b)The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
(c)The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and has not identified (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting that is reasonably likely to adversely affect in any material respect the Company’s ability to report financial information.
4.5.Company Information.  Each document required to be filed by the Company with the SEC (including the Proxy Statement and the Schedule 13E-3) in connection with the Merger (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  For the avoidance of doubt, no representation or warranty is made by the Company with respect to (and nothing in this Section 4.5 shall apply to) statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.
4.6.No Undisclosed Liabilities.  There are no Liabilities of the Company or any of its Subsidiaries that would be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents (including any notes thereto), (b) Liabilities arising in connection with the Transactions, and (c) Liabilities incurred in the ordinary course of business since June 30, 2023 that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
4.7.Intellectual Property.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Registered Intellectual Property is subsisting and valid and enforceable.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all Company Intellectual Property, in each case, free and clear of all Liens (except for Permitted Liens) and the consummation of the Transactions will not adversely affect such ownership and (ii) have a license or other right to use or practice any other Intellectual Property owned by a third party used in the operation of the business of the Company as currently conducted.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has taken commercially reasonable measures to maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any Trade Secrets included in the Company Intellectual Property.
(d)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of, and since January 1, 2021 has not infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person; provided that no representation or warranty is made with respect to any third Person’s products (including any third Person’s products that are distributed, supported or resold by the Company or its Subsidiaries); (ii) to the Knowledge of the Company, as of the date hereof, no third Person is infringing, violating, or misappropriating any material Company Intellectual Property; and (iii) as of the date hereof, there is no pending claim or asserted claim in writing or, to the Knowledge of the Company, threatened claim by any Person, and since January 1, 2021 the Company and its Subsidiaries have received no claim or asserted claim in writing asserting that the Company or any of its Subsidiaries have infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.
(e)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable measures to protect the security of the IT Assets and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, and to ensure that all IT Assets are fully functional and free from any bug, virus, malware, and the like.  Since January 1, 2021, there have been no failures or breakdowns of any IT Assets that have caused the substantial disruption or interruption in or to the use of the IT Assets or the operation of the business of the Company or its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain commercially reasonable policies, procedures and rules regarding data privacy, protection and security, and (ii) the Company and its Subsidiaries are, and since January 1, 2021, have been, in compliance with all Data Security Requirements.
4.8.Contracts.

(a)Section 4.8(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all Contracts (other than any Company Benefit Plan) in effect as of the date hereof, of the following types to which the Company or any of its Subsidiaries is a party or bound (the “Company Material Contracts”):
(i)any Contract that is filed by the Company as a material Contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC, other than Contracts described in Item 601(b)(10)(iii) of Regulation S-K;
(ii)any Contract that expressly imposes any restriction on the right or ability of the Company and its Subsidiaries, collectively, to compete with any other Person (or in any line of business, market or geographical area), other than any such Contracts that may be cancelled without material liability to the Company or any of its Subsidiaries upon notice of 90 days or less;
(iii)any Contract containing any (A) “most favored nation” or similar provisions, (B) exclusivity provisions or (C) rights of first refusal or first offer, other than any such Contracts that may be cancelled without material liability to the Company or any of its Subsidiaries upon notice of 90 days or less, (in each case, other than any agreement in which any of the foregoing provisions is solely for the benefit of the Company or any of its Subsidiaries);
(iv)any Contract that in the year ended December 31, 2022 was (or in the year ending December 31, 2023 is reasonably expected to be) one of the ten (10) largest sources of revenues for the Company and its Subsidiaries for the applicable year based on amounts paid or payable;
(v)any Contract that in the year ended December 31, 2022 was (or in the year ending December 31, 2023 is reasonably expected to be) one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable;
(vi)any Contract that involves a (A) revenue or profit sharing or similar agreement under which the Company or any of its Subsidiaries has outstanding commitments (other than any Company Benefit Plan) or (B) “minimum purchase” requirement, “take or pay,” “ship or pay” or similar obligations, in each case with outstanding commitments in an amount in excess of $50,000, in any calendar year;
(vii)any Contract relating to indebtedness for borrowed money of (or guarantees thereof by) the Company or any of its Subsidiaries (other than any such indebtedness owed by the Company or any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company, and guarantees thereof);
(viii)any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory or the purchase or sale of Hydrocarbons, in each case, in the ordinary course of business consistent with past practice) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case, with any material outstanding obligations as of the date of this Agreement;
(ix)each partnership, joint venture or limited liability company agreement;
(x)any Contract relating to any Derivative Transaction;
(xi)the Sealy Ranch Lease;
(xii)each joint development agreement, exploration agreement, participation, farmout, farming or program agreement or similar Contract that either (A) requires the Company or any of its Subsidiaries to make expenditures from and after January 1, 2023 that would reasonably be expected to be in excess of Fifty Thousand Dollars ($50,000) in the aggregate or (B) is material to the operation of the Company and its Subsidiaries, taken as a whole;
(xiii)any Contract for the gathering, transportation, processing, treating or sale of Hydrocarbons, other than any such Contracts that may be cancelled without material liability to the Company or any of its Subsidiaries upon notice of 30 days or less;
(xiv)any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person (other than in or to any wholly owned Subsidiary of the Company);
(xv)any Contract with any Governmental Authority, other than Contracts entered into in the ordinary course of business; and
(xvi)any Contract involving the settlement, conciliation or similar agreement of any Litigation or threatened Litigation (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries are party thereto and that restricts in any material respect the operations or conduct of the Company or any of its Subsidiaries after the date hereof.
(b)Neither the Company nor any Subsidiary of the Company is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under any Company Material Contract, and no event has occurred through the Company’s or any of its Subsidiaries’ action, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice of any other party to a Company Material Contract to terminate for default, convenience or otherwise, or not renew, any Company Material Contract, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)The Company has made available to Parent all joint operating agreements in effect as of the date hereof, to which the Company or any of its Subsidiaries is a party or bound (collectively, the “Joint Operating Agreements”).
4.9.Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and as of the date hereof, the Company maintains insurance policies with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate.  Section 4.9 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each such insurance policy, (i) such insurance policy is in full force and effect in accordance with its terms and all premiums due thereon have been paid, (ii) no written notice of cancelation or non-renewal of such policy has been received, nor will any such cancellation or termination result from the consummation of the Transactions, (iii) there is no claim pending under such insurance policy as to which coverage has been questioned, denied or disputed (other than reservation of rights), and (iv) there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a breach or default or permit termination or modification of such policy.
4.10.Employees and Employee Benefit Plans.
(a)Section 4.10(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Benefit Plan.  With respect to each material Company Benefit Plan, a copy of each of the following documents, and all material amendments and modifications to such documents, has been made available to Parent, to the extent applicable:  (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the most recent annual report (Form 5500) filed with the U.S. Internal Revenue Service (“IRS”), (iii) the current summary plan description and any summaries of material modifications, (iv) the most recently received IRS determination or opinion letter relating to such Company Benefit Plan, (v) the most recent actuarial report and/or financial statement relating to such Company Benefit Plan, (vi) nondiscrimination and coverage testing performed under the Code for the most recently completed year, (vii) copies of material notices, letters, or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation, or other Governmental Authority relating to such Company Benefit Plan and (viii) any related trust agreements or other funding arrangements, custodial agreements or insurance policies.
(b)Except as, individually or in the aggregate, would not reasonably be expected to be give rise to material Liability to the Company or its Subsidiaries: (i) all Company Benefit Plans

comply and have been established, maintained, funded, operated, and administered in accordance with their terms and the requirements of all Laws applicable thereto; (ii) there are no actions, audits, investigations, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan; and (iii) there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any Company Benefit Plan.
(c)Except as, individually or in the aggregate, would not reasonably be expected to be give rise to material Liability to the Company or its Subsidiaries, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a current favorable determination letter from the IRS or was established by adoption of a preapproved plan that is the subject of a current favorable opinion letter from the IRS upon which the Company is permitted to rely, and there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of each such Company Benefit Plan.
(d)Neither the Company nor any of its Subsidiaries has any Liability, or is reasonably expected to have any, Liability under Title IV of ERISA, including on account of at any time being considered a single employer under Section 414 of the Code with any other Person.  None of the Company Benefit Plans is subject to Title IV of ERISA and neither the Company nor any of its Subsidiaries has any Liability with respect to (i) a Multiemployer Plan, (ii) a Multiple Employer Plan or (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).  Except as set forth in Section 4.10(d) of the Company Disclosure Letter, no Company Benefit Plan provides for medical or death benefits beyond termination of service, other than pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA. No Company Benefit Plan that provides health benefits is self-funded.
(e)Except as set forth in Section 4.10(e) of the Company Disclosure Letter, none of the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions will not (alone or in combination with any other event):  (i) except as expressly provided under this Agreement or required by applicable Law, entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries to any severance pay or benefit or result in any compensation or benefit becoming due, or accelerate the time of payment or vesting of such compensation or benefits, or increase the amount of any compensation or benefits due to any such employee, officer, director or consultant, (ii) trigger any funding obligation under any Company Benefit Plan, (iii) result in any compensation or benefit (including vesting) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other compensation, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).  No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(f)Except as, individually or in the aggregate, would not reasonably be expected to be give rise to material Liability to the Company or its Subsidiaries, all Company Benefit Plans

subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws and GAAP, based upon reasonable actuarial assumptions.
(g)There are no labor unions, works councils, or other labor organizations representing any employees employed by the Company or any of its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2021 through the date hereof, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any labor strike, slowdown, picketing, or work stoppage by, or lockout of, or to the Knowledge of the Company, union organizing activities with respect to, any employees of the Company or any of its Subsidiaries, (ii) any Litigation against the Company or any of its Subsidiaries alleging labor relations or employment law violations filed by an employee or union with the National Labor Relations Board or the Equal Employment Opportunity Commission, or (iii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.
(h)Section 4.10(h)(i) of the Company Disclosure Letter contains a list of all Persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such Person the following: (i) name, (ii) title or position (including whether full or part time) and whether classified as exempt or non-exempt for wage and hour purposes under applicable Law, (iii) hire date, (iv) current annual base compensation rate or hourly wage rate, as applicable, (v) commission, bonus, or other incentive-based compensation, (vi) amount of sick and vacation leave that is accrued and unused, and (vii) work location by city and state.  Section 4.10(h)(ii) of the Company Disclosure Letter contains a list of all Persons who are engaged as independent contractors of the Company as of the date hereof, and sets forth for each such Person the following: (i) compensation, (ii) how such compensation is calculated (e.g., hourly rate, flat fee, etc.), (iii) a brief description of the nature of the services provided, (iv) the initial date of such Person’s engagement, and the end date of such Person’s engagement, if applicable, and (v) work location by city and state.
(i)Except as set forth in Section 4.10(i) of the Company Disclosure Letter, the employment of each employee of the Company is “at will,” and can be terminated at any time without notice to the Company.  Except as set forth in Section 4.10(i) of the Company Disclosure Letter, the Company is not a recipient of any outsourced or temporary labor from any third party or contracts with a professional employer organization or similar entity. No officer, director or management level employee of the Company has informed the Company of any plan to terminate employment, and, to the knowledge of the Company, no such Person has any plans to terminate employment with the Company.  To the Knowledge of the Company, no employee is a party to or bound by any Contract that (i) could adversely affect the performance of his or her duties other than for the benefit of the Company, (ii) could adversely affect the ability of the Company to conduct its businesses, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Company, or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than the Company.
(j)The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration (including work visas and employment authorization), wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, plant closures and layoffs, affirmative action, pay transparency, pay equity, working conditions, meal and break periods, privacy, occupational health and safety, workers’ compensation, paid sick leave, leaves of absence, and unemployment insurance.  All Persons characterized and treated by the Company as independent contractors or consultants satisfy (or satisfied) the requirements of applicable Laws to be treated as independent contractors, including wage Laws and no current or former independent contractor is (or was) entitled to be classified as an employee of the Company.  No current or former independent contractor of the Company has made any claim, whether verbally or in writing, that they are (or were), or should be (or should have been) classified as, an employee of the Company.  All current and former employees of the Company (as applicable) classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are (or were) properly classified.
(k)The Company is currently, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, including maintaining timely, accurate and complete Form I-9s with respect to each of their respective former and current employees as required by and in accordance with applicable Law concerning immigration and employment eligibility verification obligations.  All employees who are performing services for the Company in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Company immediately following the consummation of the Transactions.
(l)There has been no Litigation against the Company and there is no Litigation pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, reasonable accommodation, disability rights or benefits, immigration, employee classification, child labor, privacy, workers’ compensation or workplace safety and insurance claims, paid sick leave, wage and hours or any other labor or employment related matter arising under applicable Laws.
(m)No allegations of discrimination, sexual harassment or misconduct in the course of being employed by, or providing services to, the Company have been made against (i) any employee of the Company holding a managerial position, or any current or former officer or director of the Company, or (ii) any other Company service provider who, directly or indirectly, supervises any other Company service provider.  The Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any employee or other Representative of the Company.

(n)In the past three years, the Company has not implemented or been involved in any “mass layoff”, “plant closing” or similarly defined conduct (as defined in the WARN Act).  The Company has complied with the WARN Act, and it has no plans to undertake any action before the Closing Date that would trigger the WARN Act.
(o)Section 4.10 and Section 4.11 contains the sole and exclusive representations and warranties of the Company with respect to the subject matter hereof.
4.11.Taxes.
(a)All Tax Returns required to have been filed by the Company or any of its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, complete and correct.
(b)All Taxes due and payable by the Company or any of its Subsidiaries have been timely paid (taking into account extensions), except for Taxes for which reserves have been established.
(c)There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.
(d)None of the Company or its Subsidiaries has consented to extend or waive the statute of limitations for the assessment or collection of any Tax by any Governmental Authority.
(e)Each of the Company and its Subsidiaries has collected, deducted or withheld and timely paid over to the appropriate Taxing Authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws relating to the payment and withholding of Taxes with respect to payments to any employee, independent contractor, creditor, stockholder or other third party.
(f)As of the date hereof, there is no Tax Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.
(g)Neither the Company nor any of its Subsidiaries (i) is a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or a group consisting only of the Company and/or any of its present or former Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company and any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or otherwise, or (iii) is a party to any written Tax sharing or Tax allocation agreement that is in effect (other than (x) any such agreement that is solely between or among the Company and/or any of its Subsidiaries, or (y) any commercial agreement (or purchase agreement) the primary purpose of which is not related to Taxes).
(h)Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)None of the Company or any Subsidiary has a branch, an office or a fixed place of business in a country other than the country in which it is organized.  No claims have been made in the past three (3) years by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
(j)None of the Company or any Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or non-U.S. Law executed on or prior to the Closing Date; or (v) any election under Section 108(i) of the Code.
(k)None of the Company or any Subsidiary has deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act of 2020.
(l)In the last two (2) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

Notwithstanding any other provision of this Agreement, it is agreed and understood that no representation or warranty is made by the Company in this Agreement with respect to Taxes, other than the representations in this Section 4.11 and, to the extent specifically relating to Taxes, Section 4.10.

4.12.Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) none of the Company or its Subsidiaries is subject to any Order, and (b) there is no charge, complaint, claim, action, suit, arbitration, prosecution or proceeding (whether civil, criminal or regulatory) in Law or in equity (“Litigation”), before any Governmental Authority, court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending, or, to the Knowledge of the Company, threatened, against any of the Company or its Subsidiaries.
4.13.Compliance with Laws; Permits.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2021, have been, in compliance in all respects with all applicable federal, state, local and foreign laws (including common law), statutes, codes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Authorities (collectively, “Laws”).

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries hold, and are and since January 1, 2021 have been, in compliance with, all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, Representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(d)Notwithstanding anything contained in this Section 4.13, no representation or warranty shall be deemed to be made in this Section 4.13 in respect of environmental, Tax, employee benefits or labor matters.
4.14.Environmental Matters.
(a)The Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with applicable Environmental Laws, and each holds and since January 1, 2021 has been in material compliance with, all material Environmental Permits required for the conduct and operation of their respective businesses as currently conducted and, to the Knowledge of the Company, no such Environmental Permit is the subject of a notice of revocation, withdrawal, renewal, suspension, cancellation, or termination.
(b)Since January 1, 2021 none of the Company or any of its Subsidiaries has received any written notice, demand, or claim alleging that the Company or such Subsidiary is in material violation of, or materially liable under, any Environmental Law or that any of the Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, is in material violation of any Environmental Law.
(c)To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, is subject to any judgment, decree, Litigation or Order relating to compliance with, or material Liability under, Environmental Laws, Environmental Permits or the Release, treatment, remediation, removal or cleanup of Hazardous Materials.
(d)To the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Materials in, on, at, under or from any of the Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, that would reasonably be expected to give rise to any material Liability under Environmental Laws for the Company or any of its Subsidiaries.

(e)The Company and each of its Subsidiaries provided access to the following described documents that are in the possession or reasonable control of the Company or any of its Subsidiaries: (i) material environmental site assessments pertaining to recognized environmental conditions on or at any Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, and any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, in each case, prepared by third-party contractors within the past five years, (ii) all material reports of audits of compliance with Environmental Laws by the Company or any of its Subsidiaries prepared within the past five years, (iii) material written notices of violation issued pursuant to any Environmental Law since January 1, 2021 that relate to the Company, its Subsidiaries, the Owned Real Property, Leased Real Property, the Oil and Gas Properties, Oil and Gas Leases, or the Sealy Ranch Lease, and (iv) Permits issued pursuant to Environmental Law and required for the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof.
(f)Notwithstanding anything herein to the contrary, this Section 4.14 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any Liability arising under any Environmental Laws.
4.15.Absence of Changes.  Since June 30, 2023 through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of, this Agreement or as a result of or in response to COVID-19 or in response to or to comply with COVID-19 Measures, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.  Since June 30, 2023, there has not been any Effect that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2022, the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of Sections 6.2(b)(i), 6.2(b)(ii), 6.2(b)(iii), 6.2(b)(vi), 6.2(b)(viii), 6.2(b)(ix), 6.2(b)(xi), 6.2(b)(xii), 6.2(b)(xiv) and 6.2(b)(xvi).
4.16.Real Property.
(a)Leased Real Property.  Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leases for Leased Real Property, including, all applicable amendments, modifications, supplements, and waivers with respect thereto.  Except as set forth in Section 4.16(a) of the Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is a valid and binding agreement of the Company or one or more of its Subsidiaries, on the one hand, and to the Knowledge of the Company, each other party thereto, on the other hand, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company or the applicable Subsidiary of the Company party to the respective Lease pertaining to the Company’s Leased Real Property has good, valid and marketable title to the leasehold estate under such Leases free and clear of any Liens other than Permitted Liens; (iii) no party other than the Company or the applicable Subsidiary of the Company party to the respective Lease is in possession or occupancy of the applicable Leased Real Property or any portion thereof; (iv) all consideration, rents, fees and payments due and owing pursuant to each Lease have been paid when due; and (v) neither the Company nor any of its Subsidiaries is in breach or default in any material respect under any such Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such breach or default, or permit the termination, modification or acceleration of rent under such Lease.
(b)Owned Real Property.  Section 4.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Owned Real Property.  Except as set forth in Section 4.16(b) of the Company Disclosure Letter, in each case: (i) the Company or the applicable Subsidiary of the Company have good, valid and marketable fee title to each Owned Real Property, in each case, free and clear of all Liens and defects in title, except for Permitted Liens; (ii) except as shown on Section 4.16(b) of the Company Disclosure Letter, the Company or the applicable Subsidiary of the Company have not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof; (iii) no third party has any option, rights of first offer or rights of first refusal, or other right to acquire all or any portion of any Owned Real Property; and (iv) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the ownership, use, maintenance and operation of each Owned Real Property by the Company or the applicable Subsidiary of the Company is in compliance with all Permits and Laws applicable to such Owned Real Property.
(c)Neither the Company nor any Subsidiary of the Company has received any written notice with respect to any portion of the Leased Real Property, the Owned Real Property, or any Right-of-Way (i) of any appropriation, condemnation, eminent domain or similar proceeding with respect to the applicable such assets or any portion thereof, or (ii) from a Governmental Authority of any violation of any applicable Law.
4.17.Rights-of-Way.  Each of the Company and its Subsidiaries has all material Permits consents, easements and rights-of-way from each Person (collectively “Rights-of-Way”) as are sufficient for either the Company or its Subsidiaries, as applicable, to conduct its business as currently conducted in all material respects.  Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and has conducted its business in a manner that does not materially violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any material impairment of the rights of the holder of any such Rights-of-Way, in each case.  All pipelines operated by the Company and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by the Company or its Subsidiaries, as applicable, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way that would be material to the Company and its Subsidiaries, taken as a whole.
4.18.Oil and Gas Matters.
(a)Except as would not be material to the Company and its Subsidiaries, taken as a whole, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (collectively, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2022 (the “Company Reserve Report”), or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.2), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Liens, except for Permitted Liens.
(b)The factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects.  To the Knowledge of the Company, any assumptions or estimates provided by the Company or its Subsidiaries to the Company Independent Petroleum Engineers in connection with its preparation of the Company Reserve Report were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made.  The oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved.  Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Company Reserve Report.
(c)(i) all material rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid, (ii) all material royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s Knowledge, no third party operator) has materially violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material default, breach or failure to meet a condition under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries.
(d)All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner in all material respects and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells and as described on Section 4.18(d) of the Company Disclosure Letter.
(e)All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Properties of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Contracts entered into by the Company or any of its Subsidiaries related to such Wells and applicable Law in all material respects, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in material compliance with all applicable Contracts and Laws.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no Wells that constitute a part of the Oil and Gas Properties of the Company and its Subsidiaries of which the Company or a Subsidiary has received a written notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such Well(s) be temporarily or permanently plugged and abandoned.
(f)All Oil and Gas Properties operated by the Company or its Subsidiaries (and, to the Knowledge of the Company, all Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and operated by a third party) have been operated in all material respects as a reasonably prudent operator in accordance with its past practices.
(g)Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole and is not reflected in the Company Reserve Reports.
(h)With respect to Oil and Gas Properties operated by the Company and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are, in all material respects, in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).
(i)Section 4.18(i) of the Company Disclosure Letter sets forth an accurate and complete list, in all material respects, of any preferential purchase, tag-along, right of first refusal, right of first option, purchase option, consent or similar right to which the Oil and Gas Properties of the Company or its Subsidiaries are subject.  All Contracts listed in Section 4.18(i) of the Company Disclosure Letter have been made available to Parent.
(j)The Company has made available to Parent all Oil and Gas Leases to which the Company or any Subsidiary is a party.
4.19.Derivative Transactions.
(a)All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws in all material respects, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand

(either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.
(b)(i) the Company and each of its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and (ii) there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder, in each case that would be material to the Company and its Subsidiaries, taken as a whole.
(c)The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company or its Subsidiaries, as of the dates reflected therein.
4.20.Brokers and Finders.  Except for Houlihan Lokey Capital, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.
4.21.Opinion of Financial Advisor.  The Company Board has received the oral opinion (to be confirmed by delivery of a written opinion) of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).
4.22.No Additional Representations.  The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to this Agreement (a) Parent or Merger Sub does not make, or has not made and the Company has not relied on, any express or implied representations or warranties relating to Parent, Merger Sub or their businesses or otherwise and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to themselves or their business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.  The Company further acknowledges and agrees that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article V or in any certificate delivered by Parent pursuant to this Agreement.  Without limiting the foregoing, the Company acknowledges and agrees that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article V (as qualified by the Parent Disclosure Letter) or in any certificate delivered by Parent pursuant to this Agreement, neither Parent, Merger Sub nor any other Person will have or be subject to any Liability or other obligation to the Company or their Representatives or Affiliates or any other Person resulting from the Company’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or their Representatives or Affiliates in connection with the Transactions.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company that:

5.1.Due Incorporation; Capitalization.
(a)Each of Parent and Merger Sub is duly organized, validly existing and, where such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization.
(b)Each of Parent and Merger Sub has all requisite corporate or similar organizational power and authority to (i) conduct its businesses in the manner in which its businesses are currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used.  Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification and/or licensing, except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has made available to the Company prior to the date of this Agreement a true and complete copy of its Organizational Documents, in each case, as amended through the date hereof.  Parent’s Organizational Documents are in full force and effect, and Parent is not in material violation of any of their provisions.  All of the issued and outstanding equity interests of Merger Sub are owned by Parent free and clear of Liens.
5.2.Due Authorization.
(a)Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the filings under Section 2.3, to consummate the Transactions.
(b)The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the applicable Transactions, including the Merger, have been duly and validly approved by the unanimous vote of the boards of directors or other governing body of Parent and Merger Sub and, immediately following execution and delivery of this Agreement, will be approved by the sole stockholder of Merger Sub, and no other corporate actions or proceedings on the part of Parent or Merger Sub or their respective stockholders shall be necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transactions.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law or the Organizational Documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.
(c)Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.
5.3.Consents and Approvals; No Violations.  Except for in connection with or in compliance with the Transaction Approvals, stockholder and/or board approvals of Parent and Merger Sub and the filing with the SEC of the Proxy Statement, the execution, delivery and performance by Parent and the Merger Sub of this Agreement and the consummation of the Transactions will not (a) violate, in any material respect, any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected; (b) require any notification to or filing or registration by Parent or any of its Subsidiaries with, or consent or approval with respect to Parent or any of its Subsidiaries of, or other action by, any Governmental Authority; (c) violate or conflict with any provision of the Organizational Documents of Parent or Parent’s Subsidiaries; and (d) require any consent of, notice to or other action by any Person under, constitute a default or breach or an event that, with or without notice or lapse of time or both, would constitute a default or breach under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any material Contract to which Parent or a Merger Sub is a party or by which Parent or a Merger Sub or any of their assets or properties is bound or any Permit affecting the assets or business of Parent or a Merger Sub, except, in the case of clause (d) as has not had, and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.4.Operations of Merger Sub.  Merger Sub was formed specifically for the Transactions.  Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not have, carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has, and prior to the Effective Time will have, no assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
5.5.Litigation.  As of the date hereof, there is no Litigation to which Parent or Merger Sub is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date hereof, neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
5.6.Compliance with Laws.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of their respective incorporation, each of Parent and Merger Sub has been and is in compliance with all applicable Laws.

5.7.Parent and Merger Sub Information.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement and the Schedule 13E-3, at the time it (and any amendment or supplement thereto) is first filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to (and nothing in this Section 5.7 shall apply to) statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company or any of its Subsidiaries.
5.8.Financing.
(a)Parent has delivered to the Company true and complete copies of (a) an executed commitment letter dated as of October 27, 2023 from Fortress Credit Corp. and an executed commitment letter dated as of October 30, 2023 from AI Partners Asset Management Co., Ltd. (each, a “Lender” and together, the “Lenders”) (together with all exhibits, annexes and schedules thereto and the executed fee letter in connection therewith (which may be redacted to omit fee amounts, flex provisions, pricing terms and pricing caps; provided, that none of the redacted terms (x) could reasonably be expected to adversely affect the availability of the Committed Debt Financing or (y) affect the conditionality, enforceability, availability or aggregate principal amount of the Committed Debt Financing attached thereto or contemplated thereby) and as the same may be amended pursuant to Section 6.10, the “Debt Financing Commitments”), pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Committed Debt Financing”) and (b) the executed Purchase Agreement and Contribution Agreement (together with the Debt Financing Commitments, the “Financing Commitments”) which contemplate the Preferred Stock Financing (together with the Committed Debt Financing, the “Committed Financing”), in each case for the purposes of funding the transactions contemplated by this Agreement and related fees and expenses.  Each of the Financing Commitments have been duly executed and validly delivered by the parties thereto.
(b)As of the date of this Agreement, none of the Financing Commitments has been amended, modified or supplemented and the respective commitments contained in the Financing Commitments have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated (except as permitted by Section 6.10).  As of the date of this Agreement, no such amendment, modification or supplement is contemplated and the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of Parent or Merger Sub and the other parties thereto, subject to the Enforceability Exceptions.  Except for the Financing Commitments, as of the date of this Agreement, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Parent or any of its Affiliates is a party related to the Committed Financing other than as expressly contained in the Financing Commitments.  Any and all commitment fees or other fees in connection with the Debt Financing

Commitments that are payable on or prior to the date of this Agreement have been paid by or on behalf of Parent or Merger Sub on or prior to the date of this Agreement.
(c)There are no, and there will not be any, conditions precedent or other contingencies related to the funding of the full amount of the Committed Financing other than as expressly set forth in or contemplated by the Financing Commitments (the “Disclosed Conditions”).  Other than the Disclosed Conditions, none of the Lenders or any other Person has any right to impose, and none of the Lenders, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of all or any portion of the Committed Financing or any reduction to the aggregate amount available under the Financing Commitments (or any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitments).  Other than the Financing Commitments, there are no agreements, side letters or any other arrangements or understandings (in each case, whether written or oral) with the Lenders or any other Person relating to the Committed Financing.
(d)As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would or would reasonably be expected to (i) constitute a breach or default under the Financing Commitments by Parent, Merger Sub or, to the Knowledge of Parent or Merger Sub, any other Person, (ii) to the Knowledge of Parent or Merger Sub, result in the failure of any condition precedent under any of the Financing Commitments to be satisfied or (iii) to the Knowledge of Parent or Merger Sub, make any of the representations, warranties or statements set forth in any of the Financing Commitments inaccurate in any material respect.
(e)As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates has received any notice or other communication from the Lenders with respect to (i) any actual or potential breach or default by Parent or the Lenders under any of the Debt Financing Commitments, (ii) any actual or potential failure by Parent, Merger Sub or any such Affiliate to satisfy any condition precedent or other contingency to be satisfied by Parent, Merger Sub or any such Affiliate set forth in the Debt Financing Commitments or (iii) any intention of any Lender to terminate any Debt Financing Commitment or to not provide all or any portion of the Committed Debt Financing.
(f)As of the date of this Agreement, assuming the satisfaction or waiver of the conditions contained in Sections 7.1 and 7.2, (other than the conditions that by their terms are to be satisfied as of the Closing) neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Committed Financing will not be satisfied on a timely basis or that the Committed Financing will not be made available to Parent or Merger Sub on the Closing Date. As of the date of this Agreement, neither Parent nor Merger Sub is aware of any fact, circumstance or event that would reasonably be expected to prevent, delay or otherwise pose a potential impediment to the funding of any of the payment obligations of Parent under this Agreement.
(g)Subject to the terms and conditions of the Financing Commitments and subject to the satisfaction of the conditions contained in Section 7.2, the aggregate proceeds contemplated by the Financing Commitments, together with the proceeds from the Additional Financing, and other financial resources of Parent and Merger Sub, including cash and cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.
5.9.Ownership of Common Stock.  As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivative Contract) any shares of Common Stock, or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any other securities of the Company or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock or any of the foregoing securities, except pursuant to this Agreement and the Contribution Agreement.
5.10.Brokers and Finders.  Except for Jefferies LLC, Northland Capital Markets and Bond TI, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.
5.11.Investigation; No Other Representations.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, Liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges that it and its Representatives have received access to certain books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries.  Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter) or any certificate delivered by the Company pursuant to this Agreement (a) the Company does not make, or has not made, and neither Parent nor Merger Sub has relied on, any express or implied representations or warranties relating to the Company, its Subsidiaries or their respective businesses or otherwise, (b) no Person has been authorized by the Company to make any representation or warranty relating to it or its business or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party.  Parent and Merger Sub further acknowledge and agree that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV or any certificate delivered by the Company pursuant to this Agreement.  Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person will have or be subject to any Liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

Article VI

COVENANTS AND AGREEMENTS
6.1.Access to Information, Employees and Facilities.
(a)For purposes of furthering the Transactions, from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated (the “Interim Period”), subject to Section 6.1(b) and Section 6.1(c), the Company shall, and shall cause its Subsidiaries to, give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the books and records, real property, offices and facilities of the Company and its Subsidiaries, and, during such normal business hours in the Interim Period, the Company shall, and shall cause its Subsidiaries to, make the officers and employees of the Company and its Subsidiaries available to Parent and its Representatives and to furnish to Parent all financial, operating and other data and information, in each case, (i) as Parent shall from time to time reasonably request solely for the purpose of furthering the transactions contemplated by this Agreement and for integration planning purposes, and (ii) to the extent that such access and disclosure would not obligate the Company or any of its Subsidiaries to take any actions that would unreasonably interfere with the normal course of their businesses; provided that this Section 6.1 does not authorize any environmental testing or sampling of any Leased Real Property, Owned Real Property or Oil and Gas Property; and provided, further, that in no event shall access to the officers and/or employees of the Company and its Subsidiaries be made available to Parent or any of its Representatives for the purpose of negotiating and/or entering into any new employment or compensation arrangements without the Company’s prior written consent.
(b)Nothing in Section 6.1(a) shall require the Company to provide access or to disclose any information to the other party or its Representatives if such access or disclosure, (i) in light of COVID-19 or COVID-19 Measures, jeopardizes the health and safety of any officer or employee of the Company or any of its Subsidiaries, (ii) constitutes a violation of applicable Laws (including COVID-19 Measures), (iii) causes a breach of, or material default pursuant to, any binding agreement entered into by the Company or its Subsidiaries prior to the date of this Agreement, (iv) would reasonably be expected to result in a loss or impairment of the protection of any attorney-client or work product privilege, (v) would result in the disclosure of Trade Secrets of any Person or (vi) result in the disclosure of information or access (A) regarding the valuation of the Company or (B) that is reasonably pertinent or likely to be reasonably pertinent to a Litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, exercise commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this sentence.  If any of the information or material furnished pursuant to Section 6.1(a) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine.  In no event shall the work papers of the Company’s and its Subsidiaries’ independent accountants and auditors be accessible to Parent or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants.
(c)All information provided by the Company shall be held in confidence in accordance with the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect until Closing and shall automatically terminate on and with effect from the Closing.
6.2.Conduct of Business.
(a)During the Interim Period, other than (i) as expressly required or permitted by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as required by or reasonably responsive to a request or requirement of a Governmental Authority, applicable Law or the rules and regulations of the NYSE American, (iv) any actions taken reasonably and in good faith in response to or as a result of COVID-19 or in response to or to comply with COVID-19 Measures or (v) as set forth in Section 6.2(a) of the Company Disclosure Letter (the exceptions in clauses (i)-(v), the “Interim Covenant Exceptions”), the Company shall, and shall cause its Subsidiaries to (x) use commercially reasonable efforts to conduct their respective businesses in all material respects in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve intact, in all material respects, their respective business organizations and (z) conduct their respective businesses in a manner that would reasonably be expected to cause the consolidated balance sheet metrics set forth in Section 6.2(a) of the Company Disclosure Letter to be true and correct in all material respects at all times through the Closing; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2(b) or Section 6.20 (subject to the exceptions set forth therein) shall be deemed a breach of this sentence, unless such action would constitute a breach of such other provision.
(b)During the Interim Period, the Company shall not, and shall cause its Subsidiaries not to, other than pursuant to any Interim Covenant Exception or as set forth in Section 6.2(b) of the Company Disclosure Letter:

(i)amend their respective Organizational Documents (except for immaterial or ministerial amendments);
(ii)split, combine or reclassify any capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries, other than (A) to satisfy applicable Tax withholding and/or exercise prices upon vesting, settlement or exercise of any Company Equity Award outstanding as of the date hereof or granted after the date hereof without violation of this Agreement, or (B) any such transactions involving a wholly owned Subsidiary of the Company;
(iii)make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (A) any such transactions solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) the acceptance of shares of Common Stock, or withholding of shares of Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the vesting and/or settlement of Company Equity Awards or (C) settlements in cash (in whole or in part);
(iv)grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than as set forth in Section 6.2(b)(iv) or Section 6.2(b)(x) of the Company Disclosure Letter;
(v)issue, purchase, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (i) due to the vesting and/or settlement of Company Equity Awards granted prior to the date hereof in accordance with their terms or otherwise in accordance with Section 6.2(b)(iv), or (ii) in transactions solely among the Company and its Subsidiaries or among the Company’s wholly owned Subsidiaries;
(vi)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization, other than (A) the Transactions and (B) any such transaction (1) solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (2) pursuant to Contracts in effect prior to the execution of this Agreement that have been disclosed to Parent;
(vii)incur, assume, endorse, guarantee or otherwise become liable for any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries, which indebtedness is incurred in compliance with this clause (vii) or is outstanding on the date hereof, and (C) indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness for borrowed money of the Company or its wholly owned Subsidiaries, in the case of this clause (C), up to an amount equal to the indebtedness being replaced, renewed, extended, refinanced or refunded (plus any related fees, expenses, premiums and accrued interest);
(viii)other than in accordance with Contracts in effect on the date hereof and set forth in Section 6.2(b) of the Company Disclosure Letter, directly or indirectly (including by merger or consolidation with any Person) sell, lease, swap, exchange, farmout, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, in each case other than (A) the sale of Hydrocarbons in the ordinary course of business consistent with past practice, or (B) the sale or other disposition of equipment that is surplus, obsolete or replaced made in the ordinary course of business consistent with past practice;
(ix)directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, in each case other than transactions solely among the Company and its wholly-owned Subsidiaries;
(x)except as required by applicable Law or any Company Benefit Plan made available to Parent prior to the date of this Agreement and in effect as of the date hereof, (A) establish, adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement; (B) increase the compensation (including paying or committing to pay any bonuses or incentive compensation (whether cash, equity, or equity-based)) or benefits, in the aggregate, of any current or former director, officer, employee or independent contractor, in each case of the Company or its Subsidiaries; or (C) accelerate the time of vesting or payment or funding of any payment or benefit under any Company Benefit Plan or otherwise;
(xi)implement or adopt any material change in its financial accounting principles or methods, other than as may be required by GAAP, COPAS or applicable Law;
(xii)(A) terminate or amend in a manner materially adverse to the Company or any of its Subsidiaries, any Company Material Contract, Joint Operating Agreement, Oil and Gas Lease, Right-of-Way or Lease other than, for the avoidance of doubt, any renewal or expiration in the ordinary course of business of such Company Material Contract, Joint Operating Agreement, Oil and Gas Lease, Right-of-Way or Lease according to such Company Material Contract’s, Oil and Gas Lease’s, Joint Operating Agreement’s, Right-of-Way or Lease’s terms on substantially the same terms, (B) enter into any Contract or Lease that, if entered into prior to the date hereof, would be a Company Material Contract,

Joint Operating Agreement, Lease, Right-of-Way, or Oil and Gas Lease, or (C) waive any material right under or release, settle or compromise any material claim under any Company Material Contract, Joint Operating Agreement, Oil and Gas Lease, Right-of-Way or Lease;
(xiii)make any loan, advance or capital contribution to or investment in any Person (other than the Company or any wholly owned Subsidiary of the Company), other than (A) advances for expenses required under customary joint operating agreements to operators of Oil and Gas Properties of the Company or any of its Subsidiaries or (B) expense advancements in the ordinary course of business to directors, officers and employees of the Company;
(xiv)without prejudice to Section 6.12, pay, discharge, settle or satisfy any pending or threatened Litigation, other than settlements that are solely for monetary damages of less than Fifty Thousand Dollars ($50,000) individually and Seventy Five Thousand Dollars ($75,000) in the aggregate;
(xv)conduct their respective cash management practices other than in the ordinary course of business consistent with past practice (including with respect to the payment of accounts receivable and accrued liabilities, collection of accounts receivable, pricing, credit practices and operation of cash management generally);
(xvi)(A) change or revoke any material Tax election, (B) change any annual accounting period for Tax purposes, (C) change any method of accounting for Tax purposes or (D) settle any Tax Proceeding for an amount materially in excess of the amount reserved for Taxes on the financial statements of the Company (it being agreed and understood that none of clauses (i) through (xv) nor clause (xvii) of this Section 6.2(b) shall apply to Tax compliance matters other than clause (xiv) insofar as it relates to this clause (xvi)); or
(xvii)authorize any of, or agree or commit to do any of, the foregoing actions.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, except as expressly set forth herein.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.

(c)Except as required by this Agreement or as required by applicable Law, during the Interim Period, Parent shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Transactions or (B) materially increase the risk of any Governmental Authority entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions or (ii) take any action that is intended to or will materially delay or materially impede the ability of Parent to otherwise perform its covenants and agreements under this Agreement or to consummate the Transactions.
6.3.Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
6.4.No Solicitation.
(a)No Solicitation or Negotiation.  Except as expressly permitted by this Section 6.4, from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or facilitate any proposal or offer or any inquiries regarding the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, in response to an unsolicited inquiry that did not arise from a breach of this Section 6.4(a), solely to ascertain facts from the Person making such Company Takeover Proposal consistent with its fiduciary duties about such Company Takeover Proposal and the Person that made it, and to refer the inquiring Person to this Section 6.4).  The Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall cause its and its Subsidiaries’ other Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal.  The Company shall promptly (A) request in writing that each Person that has heretofore executed a confidentiality agreement within the six (6) month period immediately preceding the date hereof in connection with its consideration of a Company Takeover Proposal or potential Company Takeover Proposal promptly destroy or return to the Company all non-public information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal by such Person and its Representatives.  The Company shall not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which the Company is a party with respect to any Company Takeover Proposal or potential Company Takeover Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board (after considering the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law).
(b)Superior Proposals.  Notwithstanding anything to the contrary contained in this Agreement, if at any time from and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company receives an unsolicited written Company Takeover Proposal that is not withdrawn from any Person that did not result from a material breach of Section 6.4(a), and if the Company Board (after considering the recommendation of the Company Special Committee) has determined in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, (i) that such Company Takeover Proposal is bona fide and constitutes or could reasonably be expected to lead to a Company Superior Proposal, and (ii) failure to take the actions set forth in clauses (A) and (B) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to the Person that has made such written Company Takeover Proposal and its Representatives (provided that the Company shall, prior to or concurrently with the delivery to such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided to Parent) and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal; provided that the Company and its Representatives may contact any Person in writing (with a request that any response from such Person is in writing) with respect to a Company Takeover Proposal to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Company Takeover Proposal constitutes a Company Superior Proposal (without the Company Board (or any committee thereof, including the Company Special Committee) being required to make the determination in the foregoing clauses (i) and (ii)).  The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.4(b), and shall not take any of the actions set forth in clauses (A) and (B) prior to providing such notice.
(c)Notice.  At any time after the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent (in writing) in the event that the Company or any of its Subsidiaries or its or their Representatives receives any indication from any Person that it is considering making a Company Takeover Proposal, any inquiry or request for information that could reasonably be expected to lead to or contemplates a Company Takeover Proposal or any amendment or modification to the material terms of any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal, inquiry or request, a summary of the material terms and conditions thereof, and a copy of any written proposal, offer or other documentation provided by such Person.  The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within twenty-four (24) hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Company Takeover Proposal, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.
(d)Change in Recommendation or Termination in Response to Company Superior Proposal.  Notwithstanding anything else in this Agreement to the contrary, from the date hereof, except as expressly permitted by this Section 6.4(d), neither the Company Board nor any committee thereof, including the Company Special Committee, shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Recommendation, or fail to include the Recommendation in the Proxy Statement in accordance with Section 6.5, (B) adopt, approve, endorse or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the stockholders of the Company, a Company Takeover Proposal, (C) within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Recommendation following the date any Company Takeover Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company; provided that Parent may not make any such request on more than one occasion in respect of any Company Takeover Proposal or more than one occasion in respect of any material modification of a Company Takeover Proposal or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Company Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in this clause (i) being referred to as a “Change of Recommendation”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4(b)) (a “Company Acquisition Agreement”).  Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee may, in response to a Company Superior Proposal received by the Company after the date of this Agreement that did not result from a material breach of Section 6.4(a), (x) make a Change of Recommendation, or (y) cause the Company to validly terminate this Agreement in accordance with Section 8.1(d)(ii) in order to enter into a binding Company Acquisition Agreement with respect to such Company Superior Proposal; provided that prior to making such Change of Recommendation or terminating this Agreement in accordance with Section 8.1(d)(ii), (A) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to take such action, including a summary of the material terms and conditions of, and the identity of the Person making any such Company Superior Proposal and contemporaneously provide to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreement and any other relevant transaction documents, (B) during such five (5)-Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Company Board (after considering the recommendation of the Company Special Committee) shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with the Company’s independent financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal and the failure to make a Change of Recommendation or terminate this Agreement, as applicable, would be inconsistent with its fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall only be three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.4(d) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.  Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.
(e)Change of Recommendation in Response to Intervening Event.  The foregoing notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board (after considering the recommendation of the Company Special Committee) may, in response to an Intervening Event, make a Change of Recommendation, and the Company Board (after considering the recommendation of the Company Special Committee) determines in good faith, after consultation with the Company’s independent financial advisor and outside legal counsel, that the failure of the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board or the Company Special Committee shall not be entitled to effect such a Change of Recommendation until (i) the Company shall have given Parent at least five (5) Business Days’ prior written notice of its intention to effect such a Change of Recommendation and specifying the reasons therefor, which notice shall include a description the applicable Intervening Event in reasonable detail, (ii) during the five (5)-Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make adjustments to the terms and conditions of this Agreement and (iii) following the end of such five (5)-Business Day period, the Company Board (after considering the recommendation of the Company Special Committee) after consultation with the Company’s independent financial advisor and outside legal counsel and taking into account any revisions to the terms and conditions of this Agreement proposed by Parent, shall have determined in good faith that the failure of the Company Board (after considering the recommendation of the Company Special Committee) to make such a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law.
(f)Nothing contained in this Section 6.4 shall prohibit the Company, the Company Board or a committee thereof, including the Company Special Committee, from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by Law or stock exchange rule or listing agreement, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (iv) informing any Person of the existence of the provisions contained in this Section 6.4 or (v) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communication); provided, however, that this Section 6.4(f) shall not be deemed to permit the Company Board to make a Change of Recommendation other than in accordance with Section 6.4(d) or Section 6.4(e).  Nothing contained in this Section 6.4 shall be deemed to limit the proviso set forth in Section 6.8. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof, including the Company Special Committee) that solely describes the Company’s receipt of a Company Takeover Proposal, the identity of the Person making such Company Takeover Proposal, the material terms of such Company Takeover Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) changing, qualifying, withholding, withdrawing or modifying, or a proposal by the Company Board (or a committee thereof, including the Company Special Committee) to change, qualify, withhold, withdraw or modify, the Recommendation, (B) an adoption, approval or recommendation with respect to such Company Takeover Proposal or (C) a Change of Recommendation.
(g)The Company agrees that any violation of the restrictions set forth in this Section 6.4 by any director or officer of the Company or any of its Subsidiaries, or any financial advisor or legal counsel retained by or acting on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of such restrictions by the Company.
(h)The parties agree that the provisions of paragraph 5 of the Confidentiality Agreement shall terminate immediately and no longer be in force and effect from and after the date of this Agreement.
6.5.Proxy Statement; Schedule 13E-3; Company Stockholders Meeting.
(a)As promptly as reasonably practicable after the execution of this Agreement (and in any event no later than twenty-five (25) Business Days after the date of this Agreement), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form which shall, unless the Company Board, after considering the recommendation of the Company Special Committee, or the Company Special Committee has made a Change of Recommendation pursuant to, and in accordance with, Section 6.4, include the Recommendation.  The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement.  The Company shall use reasonable efforts to respond as promptly as practicable to any comments of the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Company learns that the preliminary Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon.  Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Schedule 13E-3.  The Company shall provide Parent a reasonable opportunity to review and propose comments on the Proxy Statement or the Schedule 13E-3 prior to the filing thereof (and any amendments or supplements thereto) or any responses or other communications to the SEC or its staff and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein.  The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement or the Schedule 13E-3 as promptly as practicable after receipt thereof and Parent shall provide all cooperation reasonably requested by the Company in connection therewith.  The Company and Parent shall (i) provide each other with a reasonable opportunity to review and comment on drafts of the Schedule 13E-3 prior to filing it with the SEC and (ii) include in the Schedule 13E-3 all comments reasonably proposed by the other party and its Representatives, and each of the Company and Parent agrees that all information relating to the other party, its Subsidiaries and its and their respective Representatives in the Schedule 13E-3 shall be in form and content satisfactory to such other party.
(b)If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the party that discovers such information shall promptly notify the other party and the Company shall use reasonable best efforts to prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company further agrees to use reasonable best efforts to cause the Proxy Statement or the Schedule 13E-3, as applicable, as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.
(c)The Company shall (i) take all actions required under the DGCL and the Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement and the Schedule 13E-3 for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”), and (ii) unless the Company Board has made a Change of Recommendation pursuant to, and in accordance with, Section 6.4, use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and approval of the Transactions.  Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholders Meeting at any time prior to the twentieth (20th) Business Day following the mailing of the Proxy Statement to the Company’s stockholders.  The Company agrees that its obligations pursuant to clause (i) of this Section 6.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Company Takeover Proposal or the occurrence of any Change of Recommendation.

(d)Notwithstanding anything to the contrary in this Agreement, (i) if requested by Parent on no more than two (2) occasions, the Company shall adjourn, delay or postpone the Company Stockholders Meeting (for a period of not more than thirty (30) calendar days), if Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting, and (ii) the Company shall have the right to adjourn, delay or postpone the Company Stockholders Meeting (A) if the Company reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders Meeting, including due to an absence of quorum, then prior to the vote contemplated having been taken, for a period of not more than thirty (30) calendar days for each such adjournment, delay or postponement, for the purpose of soliciting additional votes in favor of obtaining the Company Stockholder Approval, provided that the Company may not adjourn, postpone or delay the Company Stockholders Meeting more than a total of two (2) times pursuant to this clause (A) without the prior written consent of Parent, (B) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the stockholders at least five (5) Business Days in advance of a vote on the adoption of this Agreement, and (C) in the event any Company Takeover Proposal is structured as a tender or exchange offer pursuant to Rule 14d-2 of the Exchange Act, to the extent necessary to ensure that the Company shall have ten (10) Business Days after the commencement thereof to take or disclose to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act at least five (5) Business Days in advance of a vote on the adoption of this Agreement.
6.6.Efforts.
(a)The Company, Parent and Merger Sub shall, and shall cause their respective Affiliates to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions and to cause the conditions to the Transactions set forth in Article VII to be satisfied as promptly as practicable, including using all efforts to accomplish the following as promptly as reasonably practicable: (i) the preparation and filing of all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Transactions, (ii) satisfaction of the conditions to consummating the Transactions, (iii) taking of all actions necessary, proper or advisable to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Authority required to be obtained or made by the Company, Parent or Merger Sub or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, and (iv)  defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.
(b)Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority undertaken pursuant to the provisions of this Section 6.6.  In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Authority or any other information supplied by or on behalf of such party or any of its Affiliates to, or correspondence with, any Person in connection with this Agreement and the Transactions.  Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Authority regarding the Transactions, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Authority.  No party or any of its Affiliates shall participate in any meeting or teleconference with any Governmental Authority in connection with this Agreement and the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat.  Notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.6(b) as “Outside Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.  Notwithstanding anything to the contrary contained in this Section 6.6, materials provided pursuant to this Section 6.6 may be redacted (i) to remove references concerning the valuation or future plans of the Company and the Transactions, (ii) as necessary to comply with existing contractual obligations and (iii) as necessary to address reasonable privilege concerns; provided, that a party redacting materials shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure of such information not in violation of any applicable Law, existing contractual obligation, or privilege.
6.7.Employee Matters.
(a)For the one (1)-year period immediately following the Closing Date (or, if shorter, the period of employment of the relevant Continuing Employee) and subject to the terms and conditions of this Section 6.7, Parent shall provide, or cause its Subsidiaries (including the Surviving Corporation) to provide, each employee of the Company or any of its Subsidiaries as of the Closing, to the extent that each such employee remains employed with Parent or any of its Subsidiaries (including the Surviving Corporation) as of and following the Closing (any such employee, a “Continuing Employee”) with:  (i) at least the same annual base salary or base wage rate as in effect immediately prior to the Closing Date, and (ii) other employee benefits (excluding defined benefit pension, post-termination retiree or medical, nonqualified deferred compensation, retention, change in control and similar arrangements and benefits) that are comparable in the aggregate to such employee benefits provided under the Company Benefit Plans in which the Continuing Employee participated immediately prior to the Closing Date, in each case based on the compensation and benefit information disclosed in Section 4.10 of the Company Disclosure Letter.  Without limiting the immediately preceding sentence, Parent shall provide, or shall cause its Subsidiaries to provide, for the one (1)-year period immediately following the Closing Date, each Continuing Employee with severance benefits equal to the greater of (i) the severance benefits for which such Continuing Employee was eligible as of immediately prior to the Closing Date (as disclosed on Section 6.7(a) of the Company Disclosure Letter), and (ii) the severance benefits provided for under the severance arrangements of Parent and its Subsidiaries for similarly situated employees of Parent and its Subsidiaries.
(b)Parent shall use commercially reasonable efforts to recognize periods of employment of Continuing Employees with the Company or its Affiliates to the same extent and for the same purposes as recognized under any comparable Company Benefit Plan of the Company and its Affiliates, including their predecessor entities, for purposes of (i) eligibility for participation, (ii) vesting, and (iii) determining level of benefits of the corresponding employee benefit plan (excluding any plan providing for defined benefit pension, nonqualified deferred compensation, retention, equity or equity-based compensation, or post-termination or retiree health or welfare benefits) offered by Parent or any of its Subsidiaries to the Continuing Employees during the calendar year in which the Closing Date occurs; provided, however, that Parent and its Affiliates shall not be required to recognize such service to the extent such credit would result in duplication of benefits or compensation.  Additionally, during the applicable plan year in which the Closing Date occurs, Parent shall, or cause one of its Subsidiaries to use commercially reasonable efforts to (A) waive any pre-existing condition limitations under all applicable group health care plans of Parent or any of its Subsidiaries to the extent such condition was satisfied or waived under the comparable Company Benefit Plan prior to the Closing Date and (B) credit all Continuing Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Person, in each case under the Company Benefit Plan providing health coverage during the portion of the plan year prior to the Closing Date for the purpose of determining the extent to which any such Person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Parent or any of its Subsidiaries for such plan year.
(c)Parent shall, or shall cause its Subsidiaries to, assume and honor all Company Benefit Plans (other than the Company Equity Plan) set forth on Section 4.10(a) of the Company Disclosure Letter in accordance with their terms.
(d)If requested by Parent in writing not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date.  The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent (which review and approval shall not be unreasonably withheld, conditioned or delayed).  If the Company 401(k) Plan is terminated in connection with the foregoing provisions of this Section 6.7(d), then not later than ninety (90) days after the Closing Date, Parent shall, or shall cause one of its Subsidiaries to make available to Continuing Employees a defined contribution plan (the “Buyer’s 401(k) Plan”).  Continuing Employees who, after the Closing Date, receive an eligible rollover distribution (within the meaning of section 402(f)(2) of the Code) from the Company’s 401(k) Plan shall, subject to the provisions of section 402 of the Code, be permitted to make a rollover contribution to the Buyer’s 401(k) Plan.  To the extent that, pursuant to the foregoing provisions of this Section 6.7(d), if a Continuing Employee is eligible to make a rollover contribution of a direct rollover distribution (within the meaning of section 401(a)(31) of the Code and the regulations thereunder) to the Buyer’s 401(k) Plan, such rollover contribution may include promissory notes for loans made to such Continuing Employee under the terms of the Company 401(k) Plan.
(e)Nothing in this Section 6.7 shall (i) be treated as the establishment of, an amendment of, or undertaking to establish or amend, any Company Benefit Plan or any other compensation benefit plan, program, policy, agreement or arrangement or (ii) prohibit Parent or any of its Affiliates from establishing, amending, modifying or terminating any Company Benefit Plan or any other compensation or benefit plan, program, policy, agreement or arrangement or from terminating or modifying the employment or engagement of any Continuing Employee or other service provider.  The provisions of this Section 6.7 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.7, express or implied, shall confer upon any Continuing Employee, or legal Representative or beneficiary thereof or other Person, any rights or remedies, including third-party beneficiary right or any right to employment or continued employment (or any particular term or condition of employment) for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such employee or other Person under any other compensation or employee benefit plan, program, policy, agreement or arrangement that such employee or beneficiary or other Person would not otherwise have under the terms of any such benefit plan without regard to this Agreement.
6.8.Public Announcements.  The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be joint and in a form agreed to by the parties and the parties shall consult with each other before issuing any subsequent press release or making any other public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that (a) a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public announcement to the extent required by applicable Law or the applicable rules of any stock exchange or by any regulatory authority, (b) each of the Company and Parent may make press releases or public communications concerning this Agreement and the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 6.8 and (c) each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 6.8; provided, further, that the Company may issue press releases or make public announcements with respect to any Company Takeover Proposal or from and after a Change of Recommendation (but without limiting the Company’s obligations under Section 6.4 of this Agreement) without consulting with, or obtaining the prior consent of, Parent.
6.9.Indemnification and Insurance.
(a)For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation, to the extent permitted by applicable Laws and the certificate of incorporation and bylaws of the Company in effect as of immediately prior to the Effective Time, to: (i) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) (each, a “D&O Claim”) by reason of the fact that he or she is or was a director or officer of the Company (each, a “Covered Person”), or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any Subsidiary of the Company), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; and (ii) pay, on behalf of such Covered Person, expenses (including attorneys’ fees) incurred by such Covered Person in defending any D&O Claim for which such Covered Person may be entitled to indemnification under this Section 6.9, in advance of the final disposition of such D&O Claim, upon receipt of an undertaking by or on behalf of such Covered Person to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified by the Surviving Corporation as authorized in this Section 6.9. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such D&O Claim.  All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal Representatives.
(b)For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Certificate of Incorporation and the Bylaws.  Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such Persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.9(a) shall continue in effect until the final disposition of such D&O Claim.  Following the Effective Time, the indemnification Contracts in existence on the date of this Agreement set forth on Section 6.9(a) of the Company Disclosure Letter with any of the Covered Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.
(c)The Company will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time. If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation shall obtain such a tail policy.  Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.  Notwithstanding the foregoing, in no event shall Parent, the Company or the Surviving Corporation be required to pay annual premiums for insurance under this Section 6.9(c) in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2022 for such purpose, it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.
(d)In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.9.
(e)The obligations under this Section 6.9 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.9.  In the event of any breach by the Surviving Corporation or Parent of this Section 6.9, the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.9 as such fees are incurred, upon the written request of such Covered Person.
6.10.Financing.
(a)Obligations of Parent.
(i)Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Committed Debt Financing on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto), including using reasonable best efforts to (A) maintain in effect the Debt Financing Commitments, (B) negotiate applicable definitive documentation for and consummate the Committed Debt Financing contemplated by the Debt Financing Commitments (including any flex provisions applicable thereto) at or prior to the Closing, and execute and deliver to the Company a copy of any material definitive agreements promptly following such execution, (C) promptly pay all commitment or other fees and amounts that become due and payable under or with respect to the Debt Financing Commitments as they become due and payable, (D) satisfy on a timely basis (or obtain a waiver of) all conditions to funding applicable to Parent and Merger Sub under the Debt Financing Commitments, and (E) enforce their rights under the Debt Financing Commitments, including seeking specific performance of the parties thereunder.
(ii)Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to, prior to the Closing Date, (A) consummate the Preferred Stock Transactions on the terms set forth in the Purchase Agreement and the Contribution Agreement and (B) arrange, consummate and obtain additional debt and/or equity financing on terms reasonably acceptable to Parent (which may include, for the avoidance of doubt, additional sales of Parent Preferred Stock pursuant to the Purchase Agreement) the proceeds of which will, when taken together with the aggregate proceeds contemplated by the Committed Debt Financing, the Preferred Stock Transactions and other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses (such additional debt and/or equity financing, the “Additional Financing”), including reasonable best efforts to (1) negotiate applicable Additional Financing Documents, (2) promptly pay all commitment or other fees and amounts that become due and payable under or with respect to the Additional Financing as they become due and payable, (3) satisfy on a timely basis all conditions to funding applicable to Parent and Merger Sub under the Purchase Agreement, the Contribution Agreement and the Additional Financing Documents, and (4) enforce their rights under the Purchase Agreement, the Contribution Agreement and the Additional Financing Documents, including seeking specific performance of the parties thereunder.  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and obtain the Additional Financing.  Parent and Merger Sub shall comply with all the terms and conditions set forth in the Purchase Agreement, the Contribution Agreement and the Additional Financing Documents.  The Additional Financing Documents shall acknowledge the Company’s right to seek the specific performance contemplated by Section 9.6(b).  Upon the execution and delivery of any Additional Financing Document, Parent and Merger Sub shall be deemed to have made, on the date of such execution and delivery, all of the representations and warranties set forth in Section 5.8 with respect to such Additional Financing Document and the applicable portion of the Additional Financing, mutatis mutandis (it being understood that, where any representation or warranty in Section 5.8 is expressly qualified by a specific date, such date for purposes of this sentence shall be the date of such execution and delivery).
(iii)Parent and Merger Sub shall not, without the prior written consent of the Company (which consent may not be unreasonably withheld, conditioned or delayed), consent or agree to any amendment, supplement or modification to or assignment of, or any waiver of any provision under, the Debt Financing Commitments in each case, that would (A) reduce the aggregate amount of the Committed Debt Financing (including by increasing the amount of fees to be paid or original issue discount, other than as a result of the exercise of any related “flex” provisions, other than with a corresponding increase in any equity commitment), (B) impose new or additional conditions (which will include, for the avoidance of doubt, the imposition of new or additional conditions in the form of representations, warranties or covenants) or otherwise expand, amend or modify any of the conditions to funding the Committed Debt Financing that would reasonably be expected to (1) materially delay or prevent or make less likely the funding of the Committed Debt Financing (or satisfaction of the conditions to the Committed Debt Financing) on the Closing Date or (2) materially and adversely impact the ability of Parent and Merger Sub to enforce their rights against the Financing Sources that are parties to the Debt Financing Commitments or any other parties to the Debt Financing Commitments or the definitive agreements with respect thereto, or (C) make it materially less likely that the Committed

Debt Financing would be funded (including by making the conditions to obtaining the Committed Debt Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of Parent and Merger Sub to timely consummate the transactions contemplated hereby or adversely affect the ability of Parent and Merger Sub to enforce their rights against the other parties to the Debt Financing Commitments relative to the ability of Parent and Merger Sub to enforce their rights against such other parties to the Debt Financing Commitments as in effect on the date hereof; provided, that Parent and Merger Sub may modify, supplement or amend the Debt Financing Commitments to add Financing Sources, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof, to the extent that such modification, supplement or amendment does not result in any of the circumstances set forth in clauses (A) through (C) above.  Subject to the foregoing, if new Debt Financing Commitments are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Financing Commitments permitted pursuant to this Section 6.10, such new commitment letters will be deemed to be a part of the “Committed Debt Financing” and deemed to be the “Debt Financing Commitments” for all purposes of this Agreement.  Parent will promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of any Debt Financing Commitment or any related documents (including fee letters, which letters may be delivered in redacted form removing fee amounts, flex provisions, pricing terms and pricing caps).  Parent and Merger Sub shall use their respective reasonable best efforts to refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the Debt Financing Commitments or in any definitive agreement related to the Committed Debt Financing.  Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Committed Debt Financing.
(iv)In the event that any portion of any of the Committed Debt Financing becomes unavailable or Parent or Merger Sub becomes aware of any event or circumstance that makes any portion of the Committed Debt Financing unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall promptly notify the Company and Parent and Merger Sub shall use their respective reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial, in the aggregate, to Parent (as determined in the reasonable judgment of Parent), in an amount sufficient to consummate the transactions contemplated by this Agreement and any related fees and expenses, as promptly as practicable following the occurrence of such event (the “Alternative Financing”).  Parent shall deliver to the Company true, correct and complete copies of all agreements entered into with any such alternative source in connection with the Alternative Financing promptly following the execution thereof; provided, however, that Parent shall be permitted to redact fee amounts, flex provisions, pricing terms and pricing caps from any fee letters required to be delivered pursuant to this sentence.  Nothing contained in this Agreement shall be construed to require Parent or Merger Sub to (A) bring any Litigation against any source of any Committed Debt Financing to enforce its rights under the Debt Financing Commitments, (B) seek or accept Alternative Financing on terms less favorable than the terms and conditions described in the Debt Financing Commitments (including the exercise of flex provisions) as determined in the reasonable judgment of Parent (upon prior consultation with the Company, and with Parent taking the Company’s comments into account in good faith) or (C) pay any fees in excess of those contemplated by the Debt Financing Commitments (whether to secure a waiver of any conditions contained therein or otherwise).
(v)Without limiting the generality of the obligations contained in Sections 6.10(a)(i) to (iv), Parent shall give the Company prompt oral and written notice if (A) to the Knowledge of Parent, there exists any actual or anticipatory breach or default by any party to the Debt Financing Commitments (or any circumstance or event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach or default) or any condition which would reasonably be expected not to be satisfied, or any termination of any Debt Financing Commitment, (B) Parent or Merger Sub receives any written notice or other written communication (other than negotiations of the definitive agreements with respect to the Committed Debt Financing) from any Financing Source under any Debt Financing Commitment with respect to any actual or anticipatory breach, or any default, termination or repudiation by any party to the Debt Financing Commitments or applicable definitive agreements related to all or any portion of the Committed Debt Financing of any provisions of the Debt Financing Commitments or definitive agreements related to the Committed Debt Financing, and (C) at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Committed Debt Financing on the terms and conditions of, or in the manner or from the sources contemplated by, the Debt Financing Commitments or applicable definitive agreements related to the Committed Debt Financing.  As soon as reasonably practicable, but in any event within two (2) Business Days of the delivery by the Company to Parent of a written request therefor, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.
(vi)If any Debt Financing Commitment is amended, replaced, supplemented or otherwise modified, including as a result of obtaining Alternative Financing in accordance with Section 6.10(a)(iv), or if Parent substitutes other financing for all or a portion of the Committed Debt Financing, Parent and Merger Sub shall comply with their respective covenants in this Section 6.10 with respect to the Debt Financing Commitment as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Parent and Merger Sub would have been obligated to comply with respect to the Committed Debt Financing.
(vii)Prior to the Closing, Parent shall not (and shall not permit any of its Affiliates or Representatives to) take any action, or enter into any transaction, or any agreement to effect any transaction that would reasonably be expected to (A) delay or impair the availability of the Committed Debt Financing at Closing or impede the satisfaction of the conditions to obtaining the Committed Debt Financing at the Closing or (B) otherwise adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Financing Commitments or the definitive agreements with respect thereto.

(viii)For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted to be amended or modified by this Section 6.10(a) and references to “Debt Financing Commitments” shall include such documents as permitted to be amended or modified by this Section 6.10(a).
(ix)On or before 5:00 p.m. Central Time on February 27, 2024, Parent shall deliver to the Company evidence reasonably satisfactory to the Company, including customary bank statements and other records of deposit, that (i) the bank account set forth on Section 6.10(a)(ix) of the Parent Disclosure Letter (the “Additional Financing Bank Account”) contains an amount of cash available for withdrawal equal to or greater than $200,000,000 minus the amount of Escrow Funds as of such date and (ii) the Persons authorized to draw on the Additional Financing Bank Account or to have access thereto are solely those Persons set forth on Section 6.10(a)(ix) of the Parent Disclosure Letter (such evidence, the “Evidence of Funding”).  Following Parent’s delivery of such evidence in accordance with the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, at all times prior to the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Section 8.1, (A) maintain an amount of cash in the Additional Financing Bank Account available for withdrawal equal to or greater than $200,000,000 minus the amount of Escrow Funds as of any such date and (B) not authorize any Person to draw on the Additional Financing Bank Account or otherwise have access thereto unless otherwise consented to in writing by the Company.
(b)Obligations of the Company.  Prior to the Closing, the Company shall, and shall cause its Subsidiaries, and its and their respective Representatives, to provide to Parent and Merger Sub all cooperation reasonably requested by Parent, Merger Sub and/or the Financing Sources that is customary in connection with financings of a type substantially similar to the Financing, and any Derivative Transactions to be entered into by Parent, the Company or any of their respective Affiliates in connection therewith, including (i) participating in due diligence and drafting sessions and one (1) session with prospective Financing Sources, investors and rating agencies, and cooperating with marketing efforts of Parent and Merger Sub and their Financing Sources; (ii) assisting with the preparation of customary materials for rating agency presentations, information memoranda, lender and investor presentations and similar documents in connection with the Financing; (iii) furnishing Parent, Merger Sub and the Financing Sources with financial, due diligence, and other pertinent information (including the most recent field examinations, collateral audits and asset appraisals and surveys regarding the Company and its Subsidiaries and any financial statements required to satisfy the conditions in the Debt Financing Commitments) as may be reasonably requested by Parent; (iv) assist in the review of disclosure schedules related to the Financing for completeness and accuracy; (v) executing and delivering, as of the Effective Time, any definitive financing documents, security documents and any certificates, documents or instruments ancillary to the Financing and otherwise reasonably facilitating the pledging of, and granting and perfecting of Liens in, the collateral securing the Debt Financing; (vi) taking all actions necessary to permit the Financing Sources to conduct audit examinations, appraisals, surveys, and other evaluations with respect to the Company’s and its Subsidiaries’ current assets, properties, rights, inventory and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto; (vii) to the extent requested in writing at least ten (10) Business Days prior to the Closing Date, furnishing all documentation and other information required by regulators and authorities under applicable “know your customer” and anti-money laundering Laws and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation at 31 C.F.R. § 1010.230; (viii) supplement the information provided pursuant to this Section 6.10(b) on a reasonably current basis to the extent that any the information previously provided pursuant to this Section 6.10(b), to the Knowledge of the Company, when taken as a whole, contains untrue statement(s) of a material fact or omits to state any material fact(s) necessary in order to make such information not misleading; and (ix) except as otherwise stated in this Agreement, taking all corporate or other actions, and providing such other assistance, necessary or reasonably requested by Parent to permit the consummation of the Financing and the proceeds thereof to be made available to Parent on the Closing Date to consummate the Merger.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to, or reasonably likely not to, harm or disparage the Company or the reputation or goodwill of the Company.  Notwithstanding the foregoing, nothing in this Section 6.10(b) shall require the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to (1) provide any cooperation to the extent it would interfere unreasonably with the business or operations of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives, (2) pay any commitment or similar fee in connection with such Financing, (3) enter into any agreement, document or instrument in connection with the Financing that is effective or binding prior to the Effective Time (other than customary representation letters and authorization letters in connection with bank information memoranda and notices of prepayment), (4) provide any cooperation, or take any action, that, in the reasonable judgment of the Company, could cause the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to incur any actual or potential liability in connection with the Financing or any of the foregoing (except in the case of the Company and its Subsidiaries at or after the Effective Time), (5) provide any cooperation, or take any action, that, in the reasonable judgment of the Company, would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege; provided that in such instances the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, exercise commercially reasonable efforts to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this clause (5), (6) make any representation or warranty prior to the Effective Time in connection with the Financing or the marketing or arrangement thereof (other than as contained in customary representation letters and authorization letters in connection with bank information memoranda (including customary 10b-5 and material non-public information representations)), (7) provide any cooperation, or take any action, that would cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in this Agreement to fail to be satisfied, (8) cause any member of the board of directors (or similar governing body) of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to adopt or approve any written consent, resolution or similar approval in respect of the Financing or any agreements or instruments entered into in connection therewith that are effective prior to the Effective Time, or (9) provide any cooperation, or take any action, following the Closing.  The parties hereto acknowledge and agree that the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.10(b), shall be deemed satisfied unless the Company commits a Willful Breach of its obligations under this Section 6.10(b).  Parent shall indemnify the Company, each of its

Subsidiaries and each of their respective Affiliates and Representatives against, be liable to such Person for and hold each such Person harmless from, any and all judgments, fines, loses, claims, damages, liabilities or fees, costs or expenses (including reasonable fees, costs and expenses of counsel, accountants and other advisors, but in all cases excluding all internal costs and expenses of the Company and its Subsidiaries, including any compensation payable to Company employees) (collectively, “Losses”) incurred or suffered by any such Person under or in connection with the Financing or any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Financing, except to the extent such Losses are caused by fraud, bad faith, gross negligence, or willful misconduct by the Company or any of its Affiliates or Representatives.  Parent shall from time to time, promptly upon request by the Company, reimburse the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives for any and all reasonable, documented out-of-pocket fees, costs or expenses (including reasonable and documented out-of-pocket fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Additional Financing including such cooperation and assistance contemplated by this Section 6.10(b).
(c)Parent and Merger Sub acknowledge and agree that, except as set forth in Section 7.2(d), the obtaining of any financing by Parent or any of its Affiliates is not a condition to the Closing.
6.11.Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE American to enable the delisting by the Surviving Corporation of the Common Stock from the NYSE American and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
6.12.Transaction Litigation.  The Company shall provide Parent prompt notice of any Litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Transactions, and shall keep Parent informed on a reasonably prompt basis with respect to the status thereof.  The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such Litigation and reasonably cooperate with Parent in conducting the defense or settlement of such Litigation, and no such settlement or any disclosure in connection therewith shall be agreed without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).  In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.12 and Section 6.2 or Section 6.6, the provisions of this Section 6.12 shall control.
6.13.Rule 16b-3.  During the Interim Period, the Company shall take all such reasonable steps as may be necessary to cause any dispositions of Company equity securities pursuant to the Transactions by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

6.14.Takeover Law.  Neither Parent nor the Company or any of its Subsidiaries shall take any action that would cause any Takeover Law to become applicable to this Agreement and the Transactions, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from any applicable Takeover Law now or hereafter in effect.  If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company shall promptly take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and to otherwise act to eliminate or minimize the effects of any Takeover Law on any of the Transactions.
6.15.Treatment of Certain Indebtedness.  The Company shall use its reasonable best efforts to obtain and deliver to Parent, at least one (1) Business Day prior to the Closing Date, (a) a customary payoff letter with respect to each of the Existing Credit Agreement and (b) other customary documents relating to the release of any Liens securing, and guarantees of, the Existing Credit Agreement.  Notwithstanding anything herein to the contrary, in no event shall this Section 6.15 require the Company or any of its Subsidiaries to cause any such payoff letter or releases to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or its Subsidiaries funds to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Existing Credit Agreement.
6.16.Resignations.  Upon Parent’s written request at least five (5) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company Board and each officer of the Company in office as of immediately prior to the Effective Time, subject to, and effective upon, the Effective Time.
6.17.Termination of Affiliate Contracts.  The Company shall cause all Affiliate Contracts set forth on Section 6.17 of the Company Disclosure Letter to be terminated on or prior to the Closing.
6.18.Approval of Sole Stockholder of Merger Sub.  Immediately following the execution and delivery of this Agreement, Parent (as the sole stockholder of Merger Sub) shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent approving this Agreement, and immediately thereafter shall provide evidence thereof to the Company.
6.19.Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
6.20.Certain Interim Period Operations.
(a)Notwithstanding Section 6.2 but subject in all respects to Section 6.19, during the Interim Period, the Company will (a) keep Parent fully apprised of any drilling, re-drilling,

completion or other material operations proposed or conducted by the Company or its Affiliates with respect to the Oil and Gas Properties that are subject to the Specified Development Obligations, including (i) providing Parent with reasonably detailed daily drilling reports with respect to such Specified Development Obligations, (ii) promptly providing Parent with copies of any data provided to the Company with respect to such Specified Development Obligations, (iii) providing Parent with weekly mud logs reports with respect to such Specified Development Obligations and (iv) providing Parent with copies of, or reasonably detailed information with respect to, any logging programs implemented in connection with the Specified Development Obligations, in each case to enable Parent to monitor the progress of the Company and its Affiliates in respect of the Specified Development Obligations, (b) implement any changes or suggestions reasonably proposed by Parent regarding actions to be taken in connection with the Company’s compliance with the Specified Development Obligations, (c) use commercially reasonable efforts to complete the Specified Development Obligations in accordance with their terms, (d) not, and will cause its Affiliates not to, without the prior written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), make or commit to make any capital expenditures with respect to the Specified Development Obligations that the Company reasonably anticipates will individually or in the aggregate require capital expenditures of $100,000 or more, and (e) provide Parent with prompt written notice in the event that the Company reasonably expects to exceed any capital expenditure previously approved by Parent pursuant to this Section 6.20, which excess shall also require the prior written approval of Parent pursuant to clause (d).
(b)Parent and the Company hereby agree that any termination of the Oil and Gas Lease affecting the Oil and Gas Properties that are subject to the Specified Development Obligations, as a result of any breach of such Specified Development Obligations, by the Company or any of its Affiliates shall constitute a Company Material Adverse Effect.
(c)Notwithstanding Section 6.2 but subject in all respects to Section 6.19, during the Interim Period, the Company will (i) immediately following the rig release from the 7307H well, direct the applicable rig to be mobilized for the Hutchings Sealy #4 Well (and not any other Well) and cause such rig to be on site at the Hutchings Sealy #4 Well no later than 10 days following such rig release and (ii) use commercially reasonable efforts to sidetrack the Hutchings Sealy #4 Well prior to the Closing Date.
6.21.Novation of Derivative Transactions.  The Company shall use commercially reasonable efforts to provide all cooperation reasonably requested by Parent in connection with the novation of the Company’s existing Derivative Transactions listed on Section 6.21 of the Company Disclosure Letter from the bank counterparties party to such existing Derivative Transactions to Parent’s designated hedge counterparties (as applicable), such novation to be effective as of the Effective Time and at the sole cost and expense of Parent.
6.22.Amendment of the Series A-1 Certificate of Designation.  Consistent with Section 5.15 of the Contribution Agreement, the Company shall, prior to the Effective Time, (a) amend the Series A-1 Certificate of Designation as set forth in Exhibit E (such amendment, the “Series A-1 Amendment”), and (b) file the Series A-1 Amendment with the Secretary of State of the State of Delaware pursuant to the DGCL.  In furtherance of the foregoing, the Company shall take all actions reasonably necessary to obtain all requisite corporate approvals for the Series A-1

Amendment, including the approval of the Special Committee and the Company Board and all required approvals from holders of Series A-1 Preferred Stock.

Article VII

CONDITIONS PRECEDENT TO THE MERGER
7.1.Conditions to Each Party’s Obligations.  The obligations of the Company, Parent and Merger Sub to complete the Closing and effect the Merger under Article III of this Agreement are subject to the satisfaction of the following conditions precedent on or before the Effective Time:
(a)No Prohibition.  No Governmental Authority of competent jurisdiction shall have, after the date of this Agreement, (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of restraining, enjoining or prohibiting the consummation of the Merger.
(b)Stockholder Approval.  The Company Stockholder Approval shall have been obtained.
7.2.Conditions to Obligations of Parent and Merger Sub.  (a) The obligations of Parent and Merger Sub to complete the Closing and effect the Merger under Article III of this Agreement are further subject to the satisfaction (or waiver in writing by Parent and Merger Sub) of the following conditions precedent on or before the Effective Time:
(i)The representations and warranties of the Company set forth in Sections 4.1(c)(i)-(iii), shall be true and correct (except for any de minimis inaccuracies) as of the date hereof, and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);
(ii)The representations and warranties of the Company set forth in Section 4.1(a), Section 4.1(c)(iv), Section 4.2, Section 4.3(g)(iii), Sections 4.1(d) and (e) and Section 4.20 shall be true and correct as of the date hereof, and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) in each case in all respects;
(iii)The representations and warranties of the Company set forth in the second sentence of Section 4.15 shall be true and correct in all respects as of the date hereof, and as of the Closing Date as though made as of the Closing Date; and
(iv)Other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii), each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “materiality” or “Company Material

Adverse Effect” qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)The Company shall have duly performed and complied with, in all material respects, the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it at or prior to the Closing.
(c)Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (a) and (b) of this Section 7.2 have been duly satisfied.
(d)The Preferred Stock Transactions shall have been consummated by the Insider Stockholders on the terms set forth in the Purchase Agreement and the Contribution Agreement.
(e)The Series A-1 Amendment shall have been approved by all necessary corporate actions under applicable Law, and shall have been filed with the Secretary of State of the State of Delaware pursuant to the DGCL.
7.3.Conditions to Obligations of the Company.  The obligation of the Company to complete the Closing and effect the Merger are further subject to the satisfaction (or waiver in writing by the Company) of the following conditions precedent on or before the Effective Time:
(a)The representations and warranties of Parent and Merger Sub contained in this Agreement (including those referenced in Section 6.10(a)(ii)) shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)Parent and Merger Sub shall have duly performed and complied with, in all material respects, the respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by Parent and Merger Sub at or prior to the Closing.
(c)The Company shall have received a certificate executed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been duly satisfied.
7.4.Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely, as a basis for not consummating the transactions contemplated hereby, on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article VIII

TERMINATION
8.1.Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:
(a)With the mutual written consent of each of the Company and Parent at any time prior to the Effective Time;
(b)By written notice of either the Company or Parent, if the Closing shall not have occurred on or before 11:59 p.m. Central Time on April 12, 2024 (such date, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that shall have been the primary cause of the failure of the Closing to occur on or before the Termination Date (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);
(c)By written notice of either the Company or Parent, if (i) any permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) any statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions and is in effect that prohibits, makes illegal or enjoins the consummation of the Transactions, except that that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.1(c) unless such party has used its best efforts to remove such injunction and the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any party that has breached in any material respect any provision of this Agreement in any manner that was the primary cause of the issuance of such Order;
(d)By written notice of the Company:
(i)prior to the Closing, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 to be satisfied and (B) is incapable of being cured or, if curable, has not been cured, by Parent or Merger Sub prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) Business Day after its receipt of written notice thereof from the Company; provided that the Company shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Section 7.1 and Section 7.2 not to be satisfied;
(ii)prior to obtaining the Company Stockholder Approval, in accordance with, and subject to compliance in all respects with the terms and conditions of Section 6.4(d), in order to enter into a Company Acquisition Agreement to effect a Company Superior

Proposal (with such Company Acquisition Agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee pursuant to Section 8.3(b);
(iii)if the Merger shall not have been consummated on or before the date required by Section 2.2, all of the conditions set forth in Sections 7.1 and 7.2 would be satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided, that if the condition set forth in Section 7.2(d) is not satisfied due, in whole or in part, to Parent and Merger Sub’s failure to obtain all or any portion of the Debt Financing or the Additional Financing, then such condition shall be deemed satisfied for purposes of this Section 8.1(d)(iii)) or waived and continued to be so satisfied or waived at the time of such termination if the Closing were held at the time of such termination, and the Company stood ready, willing and able to consummate the Merger on the date required by Section 2.2 at the time of termination;
(iv)if Parent fails to deliver Qualifying Additional Financing Documents to the Company on or before the later of (A) 5:00 p.m. Central Time on February 12, 2024 or (B) the date that the Company causes the definitive Proxy Statement to be mailed to the Company’s stockholders;
(v)if Parent fails to deliver the Evidence of Funding to the Company on or before 5:00 p.m. Central Time on February 27, 2024; or
(vi)if Parent fails to consummate the Full Escrow Funding on or before 5:00 p.m. Central Time on January 23, 2024.
(e)By written notice of Parent:
(i)prior to the Closing, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than with respect to a breach of or failure to perform any covenant or agreement set forth in Section 6.4 or a Willful Breach of any covenant or agreement set forth in Section 6.5 or Section 6.22, as to which clause (iii) below shall apply), which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 to be satisfied, and (B) is incapable of being cured or, if curable, has not been cured, by the Company prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) Business Day after its receipt of written notice thereof from Parent; provided that Parent or Merger Sub shall not have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause the closing conditions in Sections 7.1 and 7.3 not to be satisfied;
(ii)prior to obtaining the Company Stockholder Approval, if a Change of Recommendation shall have occurred; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e)(ii) will not be available to Parent if such right is not exercised within five (5) Business Days after such Change of Recommendation shall have occurred; or

(iii)prior to obtaining the Company Stockholder Approval, if the Company shall have breached or failed to perform any of its covenants and agreements set forth in Section 6.4 in any material respect or committed a Willful Breach of any of its covenants or agreements set forth in Section 6.5 or Section 6.22.
(f)By written notice of either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournments or postponements thereof permitted by this Agreement), in each case, at which a vote on the approval of this Agreement was taken.
8.2.Expenses; Transfer Taxes.
(a)Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the Transactions.
(b)Except as otherwise provided in Section 3.3(b), all transfer, documentary, sales, use, stamp, property, conveyancing, value added, goods and services, registration and other such Taxes and related fees or costs imposed on or payable in connection with the Transactions (“Transfer Taxes”) shall be borne and paid by Parent, Merger Sub or the Surviving Corporation and expressly shall not be a liability of holders of Common Stock.  For the avoidance of doubt, the payment of Merger Consideration and Preferred Stock Merger Consideration pursuant to Article III shall not be construed as discharging any obligation pursuant to this Section 8.2(b) of Parent, the Company, Merger Sub or the Surviving Corporation with respect to Transfer Taxes.
8.3.Effect of Termination.
(a)In the event of termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability on the part of Parent, Merger Sub, the Company or any of their respective Subsidiaries, except as provided in this Section 8.3, Section 6.1(c), Section 6.8, Section 8.2, and Article IX, which will survive any termination hereof, and provided that, subject to this Section 8.3, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its intentional fraud or Willful Breach.

For the avoidance of doubt, in the event of termination of this Agreement, the Financing Source Parties will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders hereunder or under the Debt Financing Commitments or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Sources to Parent or Merger Sub under the terms of the Debt Financing Commitments (and the related fee letters) or the Debt Financing.

(b)In the event that:
(i)this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(ii) or (y) by Parent pursuant to Section 8.1(e)(ii) or (iii) then the Company shall pay the Company Termination Fee to Parent, at or prior to the time of termination and as a condition to such termination in the case of termination by the Company, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of termination by Parent, in each case, payable by wire transfer of immediately available funds;
(ii)(A) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f), or (y) by Parent pursuant to Section 8.1(e)(i); (B) a Company Takeover Proposal shall have been publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and not withdrawn prior to the Company Stockholder Meeting (or, if earlier, prior to the time of termination of this Agreement); and (C) at any time on or prior to the twelve (12)-month anniversary of such termination, the Company or any of its Subsidiaries completes or enters into a definitive agreement with respect to, and thereafter completes, any Company Takeover Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee (less the amount of any previously reimbursed Parent Expenses), such payment to be made promptly upon completion of the applicable Company Takeover Proposal, payable by wire transfer of immediately available funds to an account designated by Parent; provided that, for purposes of this Section 8.3(b)(ii), all references in the definition of Company Takeover Proposal to twenty percent (20%) or eighty percent (80%) shall be deemed references to fifty percent (50%);
(iii)this Agreement is terminated by the Company or Parent pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), then the Company shall reimburse Parent and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all reasonable and documented out-of-pocket fees and expenses of Financing Sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $1,375,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3(b)(iii), shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii) except to the extent indicated in such Section (it being understood that, in the event the Company Termination Fee does become payable pursuant to such Section, the amount of any Parent Expenses reimbursed pursuant to this Section 8.3(b)(iii) shall be credited against such obligation to pay the Company Termination Fee); or
(iv)this Agreement is terminated by (A) the Company pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv), Section 8.1(d)(v) or Section 8.1(d)(vi) or (B) either Parent or the Company pursuant to Section 8.1(b) under circumstances where the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii), Section 8.1(d)(iv), Section 8.1(d)(v) or Section 8.1(d)(vi), then Parent shall pay to the Company a fee of $10,000,000 (the “Closing Failure Fee”) in accordance with Section 8.4(b)(ii); provided that if such termination (other than a termination pursuant to Section 8.1(d)(vi)) occurs at any time after 5:00 p.m. Central Time on January 23, 2024, then the “Closing Failure Fee” shall mean an amount equal to $20,000,000.
(c)The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(d)Each of the parties hereto acknowledges that the Company Termination Fee and Closing Failure Fee are not intended to be a penalty but rather are liquidated damages in a reasonable amount that will compensate Parent, in the circumstances in which such Company Termination Fee is paid, or the Company, in the circumstances in which such Closing Failure Fee is paid, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
(e)Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.  Accordingly, if a party hereto fails to promptly pay any amount due pursuant to this Section 8.3, and the other party commences a suit that results in a final and non-appealable judgment against the failing party for the amounts set forth in this Section 8.3 or a portion thereof, the failing party shall pay to the other party all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made (together, the “Termination Expenses and Interest”).
(f)Subject in all respects to Parent’s rights set forth in Section 9.6 and the reimbursement obligations of the Company under Section 8.3(b)(iii) and Section 8.3(e), in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), payment of the Company Termination Fee, together with any amount payable pursuant to Section 8.3(b)(iii) and Section 8.3(e), shall be the sole and exclusive remedy of Parent and the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, Representatives or Affiliates (collectively, “Company Related Parties”) for any losses or damages suffered as a result of the failure of the Transactions to be consummated, except in the case of intentional fraud of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud), and upon payment of such amount, the Company Related Parties shall not have any further liability or obligation relating to or arising out of (i) this Agreement or the Transactions, (ii) the failure of the Merger or the other Transactions to be consummated or (iii) any breach (or threatened or alleged breach) (including any Willful Breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, except for the liability of the Company in the case of intentional fraud of any covenant, agreement or obligation.
(g)Subject in all respects to the Company’s rights set forth in Section 9.6 and the reimbursement obligations of Parent under Section 8.3(e) and Section 6.10(b), in the event the

Closing Failure Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 8.3(b)(iv), payment of the Closing Failure Fee, together with any amount payable pursuant to Section 8.3(e) and Section 6.10(b), shall be the sole and exclusive remedy of the Company and the Company Related Parties against Parent and the Parent Related Parties for any losses or damages suffered as a result of the failure of the Transactions to be consummated, except in the case of intentional fraud of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such fraud), and upon payment of such amount, Parent and the Parent Related Parties shall not have any further liability or obligation relating to or arising out of (i) this Agreement or the Transactions, (ii) the failure of the Merger or the other Transactions to be consummated or (iii) any breach (or threatened or alleged breach) (including any Willful Breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, except for the liability of Parent in the case of intentional fraud of any covenant, agreement or obligation.
(h)In connection with any losses or damages suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in circumstances in which the Company is entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv) (in which case Section 8.3(g) shall apply), and without limiting the reimbursement obligations of Parent under Section 8.3(e) and Section 6.10(b), the Company agrees, on behalf of itself and the Company Related Parties, that the maximum aggregate monetary liability of Parent and the Parent Related Parties shall be limited to an amount equal to the Closing Failure Fee as determined in accordance with Section 8.3(b)(iv)  plus any amount payable pursuant to Section 8.3(e) and Section 6.10(b), and in no event shall the Company or any Company Related Party seek or be entitled to recover from Parent or any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in the aggregate in excess of such amount, including for the liability of Parent or Merger Sub in the case of Willful Breach.
(i)In no event shall (i) Parent be entitled to receive more than one payment of the Company Termination Fee in connection with this Agreement or (ii) the Company be entitled to receive more than one payment of the Closing Failure Fee in connection with this Agreement.
(j)While Parent may pursue both a grant of specific performance in accordance with Section 9.6 and the payment of the Company Termination Fee under this Section 8.3, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Company Termination Fee. While the Company may pursue both a grant of specific performance in accordance with Section 9.6 and the payment of the Closing Failure Fee under this Section 8.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Merger and any money damages, including all or any portion of the Closing Failure Fee.
(k)Notwithstanding anything to the contrary in this Agreement, but subject to the Debt Financing Commitments and any other definitive agreements executed in connection with the Debt Financing, no Financing Source Party shall have any liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement or the Financing Commitments, whether in equity or at law, in contract, in tort or otherwise, and the Company shall not seek, and shall cause its Affiliates not to seek, to recover any money damages, or obtain any equitable relief, from any Financing Source Party.
8.4.Escrow.
(a)Concurrently with the execution and delivery of this Agreement, Parent and the Company have entered into an escrow agreement, in the form attached hereto as Exhibit F (the “Escrow Agreement”), with Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), pursuant to which, among other things, Parent shall (i) concurrently with the execution and delivery of this Agreement, deposit an amount in cash equal to $10,000,000 into a segregated escrow account established by the Escrow Agent (the “Escrow Account”) and (ii) subsequent to the execution and delivery of this Agreement, deposit amounts in cash into the Escrow Account such that, on or before 5:00 p.m. Central Time on January 23, 2024, the aggregate funds contained in the Escrow Account as of such time is equal to $20,000,000 (the “Full Escrow Funding”), in each case, for the purpose of funding Parent’s obligations under this Agreement, including Section 8.3(b)(iv).
(b)Distributions of funds contained in the Escrow Account (the “Escrow Funds”) shall occur as follows:
(i)if the Effective Time occurs and the transactions contemplated hereby are consummated in accordance with the terms hereof, Parent and the Company shall deliver join written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Paying Agent for the inclusion of such Escrow Funds in the Payment Fund (and, for the avoidance of doubt, the Escrow Funds will be deemed to be a part of the Payment Fund upon receipt by the Paying Agent);
(ii)if this Agreement is terminated in accordance with the terms hereof the Company is entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv), then the Company and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to the Company in satisfaction of Parent’s obligations under Section 8.3(b)(iv); and
(iii)if this Agreement is terminated in accordance with the terms hereof and the Company is not entitled to receive the Closing Failure Fee in accordance with Section 8.3(b)(iv), then the Company and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute from the Escrow Account all of the Escrow Funds, by wire transfer of immediately available funds to the account(s) designated in such instructions, to Parent (or its designee).

(c)The Escrow Funds shall be held by the Escrow Agent in accordance with the Escrow Agreement.  Distributions of the Escrow Funds shall be made as provided in this Section 8.4 and the Escrow Agreement.
Article IX

MISCELLANEOUS
9.1.Nonsurvival of Representations and Warranties.  None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.
9.2.Amendment; Waiver.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, if such amendment or waiver is proposed after the Company Stockholder Approval is obtained, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.  After the Effective Time, this Agreement may not be amended.  Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Notwithstanding anything to the contrary contained herein, Sections 8.3(a), 8.3(g), 8.3(h), 8.3(k), 9.6, 9.7 and 9.11 and this Section 9.2 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 8.3(a), 8.3(g), 8.3(h), 8.3(k), 9.6, 9.7 and 9.11 and this Section 9.2) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the related Financing Sources.  The Company and the Company Board may not take or authorize any such actions contemplated by this Section 9.2 without the prior approval of the Company Special Committee.
9.3.Notice.  Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service (providing proof of delivery), (ii) on the date of transmission if sent by email by 9:00 p.m. Central Time on a Business Day or, otherwise, on the next succeeding Business Day, (iii) on the next Business Day if sent by an overnight delivery service marked for overnight delivery (providing proof of delivery), or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:
(a)If to the Company, addressed as follows:

Battalion Oil Corporation

Two Memorial City Plaza

820 Gessner Road, Suite 1100

Houston, TX 77024

Attention:	Walter R. Mayer, Senior Vice President, General Counsel and Corporate Secretary

Email: wmayer@battalionoil.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, TX 77002
Attention:  William T. Heller IV

Jeff M. Dobbs

Email: wheller@mayerbrown.com

jdobbs@mayerbrown.com

and

Mayer Brown LLP
71 S. Wacker Dr.

Chicago, IL 60606
Attention:  Ryan H. Ferris

Email: rferris@mayerbrown.com

(b)If to Parent or Merger Sub, or after the Closing, the Surviving Corporation, addressed as follows:

Fury Resources, Inc.

17503 La Cantera Pkwy, Suite 104-603

San Antonio, TX 78257

Attention: Ariella Fuchs, President and General Counsel

Email: afuchs@ruckusexp.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614

Attention: Michael A. Hedge; Jason C. Dreibelbis
Email: michael.hedge@klgates.com; jason.dreibelbis@klgates.com or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.4.Counterparts.  This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by .pdf and email).  Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.  To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

9.5.Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Company Disclosure Letter and the Parent Disclosure Letter are for convenience only and shall not be deemed part of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter or be given any effect in interpreting this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include(s)” shall in all cases herein mean “including, without limitation” or “include(s), without limitation,” respectively.  Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.  References to days mean calendar days unless otherwise specified.  References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (x) uploaded to the “Project San Jacinto” data room hosted by Donnelley Financial Services or (y) provided via email or fileshare site or other method by a Representative of the Company to Parent or Representatives of Parent prior to the entry into and execution of this Agreement.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement.  References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented (if permitted under this Agreement) and includes all exhibits, schedules or other attachments thereto.  All references to dollars or to “$” shall be references to United States dollars.
9.6.Specific Performance.
(a)The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Merger and effect the Closing.  Subject to Sections 9.6(b) and (c) and the following sentence, the parties acknowledge and agree that (a) the parties (on behalf of themselves or any third-party beneficiary to this Agreement) shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.7(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity, (b) the provisions set forth in Section 8.3 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement.  The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third-party beneficiaries to this Agreement, to cause Parent and Merger Sub to consummate the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law, other than an assertion that the exercise of specific performance was not effected in accordance with provisions of this Section 9.6. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6 shall not be required to provide any bond or other security in connection with any such Order or injunction.  Notwithstanding the foregoing and subject to the rights of the parties to the Financing Commitments under the terms thereof, none of the Company Related Parties shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as investors, lenders or arrangers in connection with the Financing.
(b)Notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to draw down the Additional Financing or to consummate the Merger only if:
(i)all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided, that if the condition set forth in Section 7.2(d) is not satisfied due, in whole or in part, to Parent and Merger Sub’s failure to obtain all or any portion of the Debt Financing or the Additional Financing, then such condition shall be deemed satisfied for purposes of this Section 9.6(b)(i)) or waived;
(ii)Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2; and
(iii)the Debt Financing has been funded or will be funded at the Closing if the Additional Financing is funded at the Closing; and
(iv)the Company has irrevocably confirmed that if specific performance is granted and the Additional Financing is funded, then the Closing will occur.
(c)Notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to enforce the terms of the Debt Financing Commitments (or, if Alternative Financing is being used, pursuant to the commitments with respect thereto) only if:
(i)all conditions in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing; provided, that if any condition set forth in Section 7.2(d) is not satisfied due, in whole or in part, to Parent and Merger

Sub’s failure to obtain all or any portion of the Debt Financing or the Additional Financing, then such condition shall be deemed satisfied for purposes of this Section 9.6(c)(i)) or waived;
(ii)Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.2; and
(iii)all of the conditions to the consummation of the financing provided by the Debt Financing Commitments (or, if Alternative Financing is being used, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing).
9.7.Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction).
(b)Each of the parties hereto agrees that:  (i) all Litigation in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement (other than the Confidentiality Agreement) or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Litigation, any state or federal court within the State of Delaware); and (ii) solely in connection with such Litigation, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the such courts, (B) irrevocably waives any objection to the laying of venue in any such Litigation in such courts, (C) irrevocably waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, (D) agrees that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 9.3 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.7(b) or that any Order issued by such courts may not be enforced in or by such courts.
(c)Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the Laws of the State of New York.  The Company further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof.
(d)EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION (INCLUDING ANY LITIGATION INVOLVING ANY OF THE FINANCING SOURCE PARTIES), DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED THEREBY, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 9.7(d).
9.8.Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.9.Entire Understanding.  This Agreement, together with the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto; provided, however, the parties agree that no provision of the Confidentiality Agreement shall limit in any respect the rights of Parent or any of its Affiliates to assign or syndicate any portion of the Equity Financings.
9.10.Assignment.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any of the parties without the prior written consent of the other parties.  Any purported assignment in contravention of this Section 9.10 shall be null and void.  The Company and the Company Board may not take or authorize any such actions contemplated by this Section 9.10 without the prior approval of the Company Special Committee.

9.11.Third-Party Beneficiaries.  This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration or Preferred Stock Merger Consideration, as applicable; (b) if the Effective Time occurs, the right of the holders of Company RSU Awards and Company Options to receive such amounts as provided for in Section 3.1(c); (c) if the Effective Time occurs, the rights of the Covered Persons set forth in Section 6.9; and (d) prior to the Effective Time, the Company’s right, on behalf of its stockholders, to pursue damages against Parent and Merger Sub for the loss of the Merger Consideration or Preferred Stock Merger Consideration, as applicable, in the event of any breach of this Agreement by Parent or Merger Sub.  Notwithstanding the foregoing, (i) following the Effective Time, the provisions of Section 6.9 shall be enforceable as provided in clause (d) thereof, (ii) the provisions of Section 8.3(g) and Section 8.3(k) shall be enforceable against the Company Related Parties (but not Parent or Merger Sub) by each Financing Source Party, and (iii) the provisions of this Section 9.11 and Sections 9.2, 9.6 and 9.7 shall be enforceable against all parties to this Agreement by each Financing Source Party.
9.12.Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
9.13.Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BATTALION OIL CORPORATION

By:/s/ Matthew Steele
Name: Matthew Steele
Title: Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

FURY RESOURCES, INC.

By:/s/ Ariella Fuchs
Name: Ariella Fuchs
Title: President and General Counsel

SAN JACINTO MERGER SUB, INC.

By:/s/ Ariella Fuchs
Name: Ariella Fuchs
Title: President and General Counsel

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF Voting Agreement

(See attached.)

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 14, 2023 (this “Agreement”), among Fury Resources, Inc., a Delaware corporation (“Parent”), and the stockholders of Battalion Oil Corporation, a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Parent, San Jacinto Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (attached hereto as Exhibit A, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, as of the date of this Agreement, each Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of (a) certain shares of common stock, par value $0.0001 per share, of the Company (“Shares”) as set forth on Schedule A hereto under the heading “Covered Shares” (with respect to each Stockholder, the “Covered Shares”), (b) certain additional Shares as set forth on Schedule A hereto under the heading “Additional Shares” (with respect to each Stockholder, and together with any additional Shares or other securities of the Company of which such Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of any such securities, or upon exercise or conversion of any securities, such Stockholder’s “Additional Shares”), and (c) shares of Series A Redeemable Convertible Preferred Stock of the Company (“Series A Preferred Stock”) and Series A-1 Redeemable Convertible Preferred Stock of the Company (“Series A-1 Preferred Stock”), in each case, as set forth on Schedule A hereto under the heading “Owned Preferred Shares” (with respect to each Stockholder, the “Owned Preferred Shares” and, together with the Covered Shares and the Additional Shares, the “Subject Shares”);

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

1.Agreement to Vote.  From and after the date hereof until the Termination Date (as defined herein), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, except as otherwise approved in writing by Parent (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum (including by proxy or other valid means), and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the Merger Agreement and such other actions contemplated by the Merger Agreement (whether or not recommended by the Company Board) and (ii) against (A) any Company Takeover Proposal, (B) any action that that is intended to or would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement (including any change to the capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws), and (C) any transaction that is intended to or would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement.

2.Grant of Irrevocable Proxy; Appointment of Proxy.

(a)EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT, AND ANY OTHER PERSON DESIGNATED IN WRITING BY PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN AND EXPRESSLY LIMITED TO AS PROVIDED IN SECTION 1.  EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b)The proxy granted in this Section 2 shall automatically expire, be revoked and of no further force or effect upon the Termination Date and Parent may further terminate this proxy at any time at its sole election by written notice provided to the applicable Stockholder.

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(c)Except as expressly set forth in Section 1, no Stockholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent the right to vote any Shares at any meeting of the stockholders of the Company other than as provided in this Section 1.  Notwithstanding any of the foregoing in this Section 2, with respect to a given Stockholder, the proxy and power of attorney granted hereunder shall be effective if, and only if, such Stockholder has failed to perform its obligations under Section 1 as of the date that is three (3) Business Days prior to the date of the any applicable meeting of the stockholders of the Company.

3.No Inconsistent Agreements.  Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Subject Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Subject Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

4.Termination.  This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) any termination of the Merger Agreement in accordance with its terms, (c) any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that (i) reduces the amount of the Merger Consideration payable pursuant thereto or otherwise modifies the form of the consideration for the Merger, (ii) is adverse to any Stockholder relative to the other stockholders of the Company, or (iii) would reasonably be expected to materially delay or jeopardize the Closing of the Merger, in each case without the express written approval of the Stockholders, and (d) written notice of termination of this Agreement by Parent to the Stockholders or mutual written agreement of each of the parties hereto (such earliest date being referred to herein as the “Termination Date”); provided, that Sections 1 and 2 of this Agreement (but no other Section of this Agreement) shall terminate at the time that the that Company Stockholder Approval is obtained; provided further, that the provisions set forth in Sections 8 and 13 to 27 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a material breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5.Representations and Warranties of Stockholders.  Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(a)As of the date hereof, such Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of Liens other than as created by this Agreement or pursuant to applicable Law.  Such Stockholder has sole voting power and sole power to demand appraisal rights with respect to the Covered Shares, and sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to the Subject Shares, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.  As of the date hereof, other than the Subject Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or

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securities convertible into or exchangeable for capital stock or voting securities of the Company.  Except as contemplated by this Agreement, the Subject Shares are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Subject Shares.  Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Subject Shares, except as contemplated by this Agreement.

(b)Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby, other than as contemplated by the Merger Agreement and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would not restrict, prohibit, materially delay or impair the performance by such Stockholder of its obligations under this Agreement.

(d)As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, threatened against any Stockholder that restricts or prohibits (or, if successful, would restrict or

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prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e)Except as provided in the Merger Agreement or the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or at the direction of such Stockholder (acting in such capacity).

(f)Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

6.Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

(a)Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by Parent and no other actions or proceedings on the part of Parent are necessary to authorize the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, other than as contemplated by the Merger Agreement and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance Parent with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets, except, in the case of each of sub-clause (i) and (ii), as would

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not restrict, prohibit, materially delay or impair the performance by Parent of its obligations under this Agreement.

(c)As of the date hereof, there is no action, suit, investigation, complaint or other proceeding pending against Parent or, to the knowledge of Parent, threatened against Parent that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by each Stockholder of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

7.Certain Covenants of Stockholder.  Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows, in each case except as otherwise approved in writing by Parent:

(a)Prior to the Termination Date, such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Representatives, directly or indirectly, to:

(i)solicit, initiate, endorse, encourage or facilitate the making by any Person (other than the other parties to the Merger Agreement) of any Company Takeover Proposal;

(ii)enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or data of or regarding the Company with respect to, or otherwise cooperate in any way with, any Company Takeover Proposal;

(iii)execute or enter into any Contract constituting or relating to any Company Takeover Proposal, or approve or recommend or propose to approve or recommend any Company Takeover Proposal or any Contract constituting or relating to any Company Takeover Proposal (or authorize or resolve to agree to do any of the foregoing actions); or

(iv)make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Common Stock intending to facilitate any Company Takeover Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b)Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 7(a) above.

(c)Parent acknowledges that this Agreement is being entered into by each Stockholder solely in its, his or her capacity as a record and/or beneficial owner of the Subject Shares and that (i) a representative of each Stockholder is a member of the Company Board, (ii) this Agreement is not intended to, and shall not, restrict or limit such representatives from acting in their capacities as members of the Company Board, including in the exercise of their fiduciary duties to the Company or its stockholders, and (iii) notwithstanding anything herein to the contrary, in no event shall Parent (directly or indirectly) bring any cause of action or make any claim against any Stockholder arising out of or relating to any action or inaction by such representatives in their

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capacities as members of the Company Board (including, without limitation, under Section 6.4 or Section 8.1 of the Merger Agreement).

(d)Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender any Subject Shares into any tender or exchange offer, (ii) except for any Exempt Transfer, sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign, exchange, convert or otherwise dispose of (collectively “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any of the Subject Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares, or (iv) convert any Owned Preferred Shares, or any shares of preferred stock of the Company acquired by such Stockholder after the date of this Agreement, into Shares.  Any Transfer in violation of this provision shall be void.  If applicable, such Stockholder further authorizes and requests the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares and that this Agreement places limits on the voting of the Subject Shares.  If so requested by Parent, such Stockholder agrees that the book-entry positions representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).

For purposes of this Agreement, an “Exempt Transfer” means any transfer of Shares: (x) if the Stockholder is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is a controlled Affiliate of such Stockholder or (b) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (y) in a hedging or derivative transaction with respect to which such Stockholder conveys solely the economic consequences of ownership and retains, among other things, the sole right to vote, tender, dispose of and exercise dissenters’ rights with respect to such Subject Shares during the period in which this Section 7(d) remains in effect and such transaction does not prohibit or impede such Stockholder’s compliance with its obligations and covenants pursuant to the terms of this Agreement or the Contribution and Rollover Agreement entered into by such Stockholder as of the date hereof, or (z) that has received the prior written approval of Parent (which may be given or withheld in Parent’s sole discretion); provided, that in the case of an Exempt Transfer pursuant to clause (x)(a) or (x)(b), (A) prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein and (B) the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement.

8.Fiduciary Duties.  This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall restrict, limit or prevent any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company or otherwise discharging his or her fiduciary duties solely in his or her capacity as a director or officer of the Company, and no action or omissions by any such director or officer in his or her capacity

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as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

9.Waiver of Appraisal Rights.  Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.

10.Disclosure.  Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement as Parent reasonably determines to be necessary in connection with the consummation of the Merger, such Stockholder’s identity and ownership of the Subject Shares and the nature of such Stockholder’s obligations under this Agreement.

11.Further Assurances.  From time to time, at the reasonable request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be necessary to consummate and make effective the transactions contemplated by this Agreement.

12.Non-Survival of Representations and Warranties.  The representations and warranties of the Stockholders contained herein shall not survive the closing of the Merger or the termination of the Merger Agreement in accordance with its terms, whichever occurs first.

13.Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

14.Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

15.Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(i)If to a Stockholder:

To the address set forth on Schedule A

with a copy (which shall not constitute notice) to:

Dechert LLP
300 South Tryon Street, Suite 800
Charlotte, NC 28202
Attention:  David Cosgrove
E-mail:  David.cosgrove@dechert.com

(ii)If to Parent:

Fury Resources, Inc.
17503 La Cantera Parkway, Suite 104-603
San Antonio, TX 78257
Attention:  Ariella Fuchs, President and General Counsel
E-mail:  afuchs@ruckusexp.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92614
Attention:  Michael A. Hedge, Jason C. Dreibelbis
E-mail:  michael.hedge@klgates.com; jason.dreibelbis@klgates.com

16.Entire Agreement.  This Agreement, the Merger Agreement (including the Exhibits and Schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

17.No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

18.Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

19.Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any

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state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

20.Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

21.Enforcement.  The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

22.Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or

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unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

23.Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24.Counterparts.  This Agreement may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by .pdf and email), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement.  To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

25.Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more parties hereto under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to this Agreement.

26. No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

27.No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct or indirect ownership or incidence of ownership of, or with respect to, any Subject Shares. Subject to the restrictions and requirements set forth in this Agreement, all rights, ownership and economic benefits of and relating to each Stockholder’s Subject Shares shall remain vested in and belong to such Stockholder, and this Agreement shall not confer any right, power or authority upon Parent or any other Person to direct any Stockholder in the voting of any of its Subject Shares (except as otherwise specifically provided for herein).

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IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

FURY RESOURCES, INC.Name: Ariella FuchsTitle: President and General Counsel

Signature Page to Voting Agreement

SCHEDULE A

Stockholder	Covered Shares	Additional Shares	Owned Preferred Shares
Name: Luminus Energy Partners Master Fund, Ltd Address: c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attn: Jonathan Barrett E-mail: jbarrett@luminusmgmt.com	3,794,569	2,356,879	Series A Preferred Stock: 13,336 Series A-1 Preferred Stock: 20,269
Name: OCM HLCN HOLDINGS, L.P. Address: c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com	2,460,083	1,528,005	Series A Preferred Stock: 6,526 Series A-1 Preferred Stock: 9,921

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

EXHIBIT B

FORM OF Purchase Agreement

(See attached.)

EXECUTION VERSION

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of December 14, 2023, by and among Fury Resources, Inc., a Delaware corporation (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.Purchase and Sale of Preferred Stock.

1.1Sale and Issuance of Preferred Stock.

(a)The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b)Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the applicable Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series A Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), as is determined pursuant to Exhibit A, at a purchase price of $1,000 per share of Series A Preferred Stock. The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2Closing; Delivery.

(a)The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures promptly following satisfaction of the conditions set forth in Section 4 and Section 5, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)At the Closing, the Company shall deliver to each Purchaser a certificate (in electronic format) representing the Shares being purchased by such Purchaser at the Closing against payment of the purchase price therefor by check payable to the Company or by wire transfer to a bank account designated by the Company.

1.3Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Stockholders’ Agreement (as defined below) and the Restated Certificate, the Company will use the proceeds from the sale of the Shares to finance the Transactions (as defined below) and for the repayment of debt, working capital and other general corporate purposes.

1.4Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)“Board” or “Board of Directors” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Common Equity Investments” means sales of Common Stock by the Company for total aggregate cash proceeds (paid to the Company prior to or concurrently with the Closing) of at least $200,000,000.

(e)“Contribution Agreement” means the Contribution, Rollover and Sale Agreement, dated as of the date hereof, by and among the Company and the parties thereto.

(f)“Contributions” means the transactions contemplated by the Contribution Agreement.

(g)“Equity Interests” means (i) any type of equity ownership interest or voting interest in any Person, including (x) in the case of a corporation, any and all shares (however designated) of capital stock, (y) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock and (z) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, any Person, or any subscriptions, calls, warrants or options of any kind entitling a Person to purchase or otherwise acquire shares, partnership, or membership interests or any other equity securities of any Person (including phantom share, share appreciation, profit participation or other similar rights) and (iii) in any case, any right to acquire, or any securities convertible into or exercisable or exchangeable for, any of the foregoing.

(h)“Indemnification Agreement” means the agreement between the Company and the directors designated by any Purchaser entitled to designate a member of the Board of Directors pursuant to the Stockholders’ Agreement, dated as of the date of the Closing, in the form of Exhibit D attached to this Agreement, which the Company shall execute upon request by any Purchaser on or after the Closing.

(i)“Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the Chief Executive Officer of the Company.

(j)“Liability” means any obligation, liability, debt, loss, damage, adverse claim, fine, penalty, or deficiency of such Person of any kind, character or description,

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whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, disputed or undisputed, joint or several, vested or unvested, executory, determined, determinable or otherwise and regardless of when or by whom asserted, including those arising under any law or any contract, arrangement or undertaking, whether or not the same is required to be accrued on the financial statements of such Person.

(k)“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(l)“Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, San Jacinto Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) and Battalion Oil Corporation, a Delaware corporation, dated the date hereof.

(m)“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(n)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(o)“Stockholders’ Agreement” means the Stockholders’ Agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit E attached to this Agreement.

(p)“Transactions” means the transactions contemplated by the Merger Agreement.

(q)“Transaction Agreements” means this Agreement, the Contribution Agreement and the Stockholders’ Agreement.

2.Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure on its face that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business

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as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2Capitalization.(a)The authorized capital of the Company consists, immediately prior to the Closing, of:

(i)Not less than 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). As of the Rollover and Sale Closing, all of the outstanding shares of Common Stock will have been duly authorized, will be fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws. Parent holds no Common Stock in its treasury.

(ii)Not more than 155,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), all of which have been designated as “Series A Preferred Stock,” none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. The Company holds no Preferred Stock in its treasury.

(b)The issued and outstanding Equity Interests of the Company, the holder of such Equity Interests and the number and class of such interests as of the date of this Agreement are set forth on Subsection 2.2(b) of the Disclosure Schedule.  Except for the conversion privileges of the shares of Series A Preferred Stock to be issued under this Agreement and the Contribution Agreement, and the Company’s obligation to consummate the Common Equity Investment, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company, or for the Company to issue, any shares of Common Stock or Preferred Stock, or any Equity Interests.  There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of the Company.  The Company is not subject to, and no Person has any right to and, to the Company’s knowledge, there is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire any Equity Interests of the Company.  There are no outstanding stock-appreciation rights, stock-based performance units, “phantom” stock rights or other similar contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of the Company.  There are no bonds, debentures, notes or other indebtedness of the Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of the Company may vote.  There are no declared or accrued but unpaid dividends or distributions with respect to any Equity Interests of the Company and there is no liability for distributions accrued and unpaid by the Company.

2.3Subsidiaries. Merger Sub is the only subsidiary of the Company. Except for Merger Sub, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or

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other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.  Merger Sub does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Other than the Liabilities of Merger Sub pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Merger Sub in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Merger Sub does not have any Liabilities.

2.4Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Purchaser). Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to any filings required by applicable state and federal securities laws, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws or liens or encumbrances created by or imposed by a Purchaser). Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6Governmental Consents and Filings; Consent Generally. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for

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(a) the filing of the Restated Certificate, which will have been filed as of the Closing, and (b) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been or will be made in a timely manner.  The execution and delivery by the Company of this Agreement and the other Transaction Agreements, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein by the Company do not and will not violate, conflict with or result in a breach of, or a default under, (i) any provision of the Company’s Restated Certificate or Bylaws (together, “Charter Documents”), (ii) any provision of any material agreement or instrument to which the Company is a party or by which it or its property are subject to or bound or affected or (iii) to the knowledge of the Company, any applicable law or regulation.

2.7Litigation. There is no claim, demand, action, suit, proceeding, arbitration, complaint, charge, inquiry, hearing, order, judgment, temporary or permanent injunction, or investigation pending, threatened in writing, or to the Company’s knowledge, threatened orally, in each case (a) against the Company or Merger Sub or their respective assets or properties, (b) against any officer or director or employee of the Company or Merger Sub arising out of their employment or board relationship with the Company or Merger Sub (as applicable), or (c) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements.  Neither the Company, Merger Sub nor, to the Company’s knowledge, any of their respective officers or directors (in their role as such) is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company or Merger Sub pending or which the Company or Merger Sub intends to initiate.

2.8Compliance with Other Instruments. Neither the Company nor Merger Sub is in violation or default (a) of any provisions of its Charter Documents or, with respect to Merger Sub, similar governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any material contract to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to the Company or Merger Sub, in the case of sub-clauses (c) or (d), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any of the foregoing listed in clauses (a) through (e).

2.9Rights of Registration and Voting Rights.  Except as contemplated in the Stockholders’ Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding Equity Interests or the Shares. Except as contemplated in the Stockholders’ Agreement, to the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting or transfer of capital shares of the Company.

2.10Corporate Documents. The Charter Documents of the Company are in the form provided to the Purchasers.

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2.11No Liabilities.  Other than the Liabilities of the Company pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by the Company in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), the Company does not have any Liabilities.

2.12CFIUS. The Company does not engage in (i) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “critical infrastructure,” as defined in the DPA; or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data,” as defined in the DPA.

3.Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as to itself as of the date hereof, that:

3.1Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser and assuming due and valid authorization, execution and delivery hereof by the Company and the other Purchasers, will constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except  as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Shares to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Such Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3Disclosure of Information. Such Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

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3.4Restricted Securities. Such Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser may need to hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as set forth in the Stockholders’ Agreement, the Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which they may be converted, for resale. The Purchaser further acknowledges that, except as otherwise set forth in the Stockholders’ Agreement, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5No Public Market. Such Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6Legends. Such Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:(a)“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR HOLDER CAN DEMONSTRATE TO THE COMPANY’S REASONABLE SATISFACTION THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(b)Any legend set forth in, or required by, the Stockholders’ Agreement.

(c)Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument or book entry so legended.

3.7Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income

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tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9Restricted Persons.  Such Purchaser is not, and is not owned or controlled by any person who is the target of any sanctions imposed by the United States, European Union, United Kingdom, or any other government (including, but not limited to, being identified on a sanctions list maintained by such governments or being located in, resident in, headquartered in, or organized under the laws of any territory that is targeted by comprehensive sanctions by any such government).

3.10No General Solicitation. Neither such Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.11Exculpation Among Purchasers. Such Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Such Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.12Residence. If such Purchaser is an individual, then such Purchaser resides in the state or province identified in the address of such Purchaser set forth on Exhibit A; if such Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its principal place of business is identified in the address or addresses of such Purchaser set forth on Exhibit A.

4.Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Purchaser:

4.1Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

4.2Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Subsections  4.1 and 4.2 have been fulfilled.

4.4Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in

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connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5Board of Directors. As of the Closing, the authorized size of the Board shall be five directors, and the Board shall be constituted as set forth in the Stockholders’ Agreement and the Restated Certificate.

4.6Merger Agreement. All conditions precedent to the closing of the Transactions (the “Transaction Closing”) set forth in the Merger Agreement shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).

4.7Contribution Agreement. The Contributions shall have been consummated concurrently with or immediately prior to the Closing.

4.8Stockholders’ Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto, shall have executed and delivered the Stockholders’ Agreement.

4.9Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing.

4.10Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (a) the Certificate of Incorporation and Bylaws of the Company as in effect at the Closing, (b) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (c) resolutions of the stockholders of the Company approving the Restated Certificate.

4.11Contemporaneous Issuance.  The Common Equity Investments shall have been consummated prior to or concurrently with the Closing.

5.Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Company:

5.1Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing other than de minimis changes.

5.2Performance. The Purchasers shall have, in all material respects, performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

5.3Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in

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connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4Merger Agreement. All conditions precedent to the Transaction Closing shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).

5.5Series A-1 Amendment.  The Company shall have filed the Series A-1 Amendment (as defined in the Contribution Agreement) with the Secretary of State of Delaware on or prior to the Closing.

5.6Contribution Agreement.  The Contributions shall have been consummated concurrently with or immediately prior to the Closing.

5.7Stockholders’ Agreement.  Each Purchaser, and the other stockholders of the Company named as parties thereto shall have executed and delivered the Stockholders’ Agreement.

6.Miscellaneous.

6.1Termination.

(a)If the Merger Agreement is validly terminated for any reason pursuant to its terms, this Agreement will automatically terminate in its entirety.

(b)Solely with respect to each Purchaser that is a party to the Contribution Agreement, in the event that such Purchaser’s aggregate Rollover Value (as defined in the Contribution Agreement) equals or exceeds such Purchaser’s Maximum Rollover Amount (as defined in the Contribution Agreement), then this Agreement will automatically terminate in its entirety with respect to such Purchaser and shall be of no further force or effect and such Purchaser shall have no further rights or obligations under this Agreement and shall no longer be deemed a Purchaser for purposes of this Agreement, in each case, other than with respect to Section 6.4 and Section 6.9.

6.2Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company; provided that if this Agreement is terminated pursuant to Section 6.1, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall terminate upon such date of termination.

6.3Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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6.4Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.5Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.7. If notice is given to the Company, a copy shall also be sent to K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, CA 92614, Attention: Michael Hedge, Email: michael.hedge@klgates.com and if notice is given to the Purchasers, a copy shall also be given to Dechert LLP, 300 South Tryon Street, Suite 800, Charlotte, NC, 28202, Attention: David Cosgrove, Email: david.cosgrove@dechert.com.

6.8No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.9Expenses.  At the Closing, the Company shall pay (or reimburse the Purchasers for) the reasonable fees and expenses of Dechert LLP, the counsel for the Purchasers, in respect of the negotiation and consummation of the Transaction Agreements and the transactions contemplated therein, in an amount not to exceed, in the aggregate, $100,000.

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6.10Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the written consent of a majority of the Purchasers (such majority to be determined using the number of Shares purchased by each Purchaser pursuant to the terms of this Agreement and the number of Shares acquired pursuant to the Contribution Agreement); provided that any amendments, changes or modifications to the price per Share or number of Shares acquired hereunder shall require the written consent of each Purchaser.  Any amendment or waiver effected in accordance with this Subsection 6.9 shall be binding upon the Purchasers and each transferee of Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.11Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14Specific Performance.  Each of the parties hereby agrees that there is no adequate remedy at law for the damage which any party might sustain if the other party fails to perform the specific terms and conditions of this Agreement or otherwise breach its terms.  Accordingly, the parties agree that in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, any other party shall be entitled, at each such party’s option, to the remedies of specific performance and an injunction or injunctions, in each case, to prevent any breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or otherwise, in addition to all other remedies at law or in equity available to such party.

6.15Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action

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or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

FURY RESOURCES, INC.,

a Delaware corporation

By:

Name: Ariella Fuchs

Title: President and General Counsel

Address:

17503 La Cantera Parkway, Suite 104-603

San Antonio, TX 78257

Signature Page to Series A Preferred Stock Purchase Agreement

EXHIBITS

Exhibit A -SCHEDULE OF PURCHASERS

Exhibit B -FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Exhibit C -DISCLOSURE SCHEDULE

Exhibit D -FORM OF INDEMNIFICATION AGREEMENT

Exhibit E -FORM OF STOCKHOLDERS’ AGREEMENT

EXHIBIT A

SCHEDULE OF PURCHASERS

Purchaser	Aggregate Purchase Price Amount
Name: Luminus Energy Partners Master Fund, Ltd Address: c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attn: Jonathan Barrett E-mail: jbarrett@luminusmgmt.com

$42,519,622 less such Purchaser’s aggregate Rollover Value pursuant to the Contribution Agreement; provided, that if such Purchaser’s Aggregate Purchase Price Amount is equal to or less than $0, then Subsection 6.1(b) shall apply with respect to such Purchaser.

Name: OCM HLCN HOLDINGS, L.P. Address: c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com

$27,556,191 less such Purchaser’s aggregate Rollover Value pursuant to the Contribution Agreement; provided, that if such Purchaser’s Aggregate Purchase Price Amount is equal to or less than $0, then Subsection 6.1(b) shall apply with respect to such Purchaser.

Name: Lion Point Master, LP Address: 250 West 55th Street, 35th Floor New York, NY 10019 Attention: Didric Cederholm E-mail: dcederholm@lionpoint.com; ops@lionpoint.com	$9,320,478

EXHIBIT B

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXHIBIT C

DISCLOSURE SCHEDULE

EXHIBIT D

FORM OF INDEMNIFICATION AGREEMENT

Exhibit E

FORM OF STOCKHOLDERS’ AGREEMENT

EXHIBIT C

FORM OF Contribution Agreement

(See attached.)

EXECUTION VERSION

CONTRIBUTION, ROLLOVER AND SALE AGREEMENT

This Contribution, Rollover and Sale Agreement (this “Agreement”), dated as of December 14, 2023, is made by and among Fury Resources, Inc., a Delaware corporation (“Parent”), the Rollover Sellers listed on Schedule A attached to this Agreement (the “Rollover Sellers” or the “Sellers”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Series A Preferred Stock Purchase Agreement by and among Parent, the Rollover Sellers and the other parties thereto, dated as of the date hereof (the “Purchase Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Battalion Oil Corporation, a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent;

WHEREAS, immediately prior to the closing of the Merger, but subject to the consummation thereof, each Rollover Seller desires to contribute to Parent all of the shares of (i) Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A Shares”), of the Company, (ii) Series A-1 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-1 Shares”), of the Company, and (iii) any new preferred stock, par value $0.0001 per share of the Company (“New Preferred Stock” and, together with the Series A Shares and Series A-1 Shares, the “Company Preferred Stock”), in each case, owned by such Rollover Seller on the date hereof as set forth on Schedule A attached hereto, or acquired by such Rollover Seller after the date hereof and prior to the Rollover and Sale Closing (as defined below), other than any Rollover Excess Shares (as defined below) (collectively, the “Rollover Shares”), in exchange for the number of shares of Series A Preferred Stock (as defined below) of Parent determined as set forth herein in each case, pursuant to and in accordance with the terms of this Agreement (the “Contribution and Rollover”);

WHEREAS, immediately prior to the closing of the Merger, but subject to the consummation thereof, in the event that the aggregate Rollover Value (as defined below) of any New Preferred Stock acquired by a Rollover Seller after the date hereof and prior to the Rollover and Sale Closing, when aggregated with the Rollover Value of such Rollover Seller’s Series A Shares and Series A-1 Shares, exceeds such Seller’s Maximum Rollover Amount (as defined below) as set forth on Schedule A hereto (such excess Rollover Value, the “Rollover Excess Amount”), then such Rollover Seller shall sell to Parent a number of shares of New Preferred Stock having an aggregate Rollover Value equal to such Seller’s Rollover Excess Amount (such shares of New Preferred Stock, “Rollover Excess Shares” and, together with the Rollover Shares, the “Transferred Shares”), in exchange for cash consideration equal to such Rollover Excess Amount, in each case, pursuant to and in accordance with the terms of this Agreement (the transactions described in the foregoing, collectively, the “Preferred Stock Sales”); and

WHEREAS, Parent and the Rollover Sellers intend that the Contribution and Rollover, together with the issuance of shares of Series A Preferred Stock of Parent pursuant to the Purchase Agreement, the Common Equity Investments, and the initial issuance of shares of Common Stock by Parent to Ruckus Energy Holdings, LLC, a Delaware limited liability company, be treated for United States federal income tax purposes as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (such treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows:

Article 1
CONTRIBUTION AND ROLLOVER
1.1Contribution and Rollover.
(a)Subject to the terms and conditions of this Agreement, concurrently with or immediately prior to the Closing, and in any case prior to the Effective Time (as defined in the Merger Agreement), each Rollover Seller shall convey, contribute, transfer and assign to Parent, and Parent shall accept, all of the Rollover Shares free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under applicable state and federal securities laws).
(b)In connection with each Rollover Seller’s contribution of such Rollover Seller’s Rollover Shares to Parent, Parent shall, immediately prior to the Transaction Closing and immediately following conveyance, contribution, transfer, assignment and acceptance of the Rollover Shares pursuant to Section 1.1(a), issue to each Rollover Seller a number of shares of Series A Preferred Stock, par value $0.0001 per share, of Parent (“Series A Preferred Stock”), equal to the lesser of such Seller’s (i) aggregate Rollover Value (as of the Rollover and Sale Closing Date) or (ii) Maximum Rollover Amount, as applicable, divided by $1,000 (such shares of Series A Preferred Stock, the “Consideration Shares”), free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Rollover Seller).
(c)Tax Treatment.  The parties shall file all income tax returns in a manner consistent with the Intended Tax Treatment, and no party shall take any position in any income tax return that is inconsistent with the Intended Tax Treatment unless required to do so by a “determination” as defined in Section 1313 of the Code.
(d)Rollover Value.  For purposes of this Agreement and notwithstanding anything in the applicable Certificate of Designations to the contrary, the “Rollover Value” attributable to each Series A Share, each Series A-1 Share and each share of New Preferred Stock is the amount set forth on Schedule A hereto under the heading “Rollover Value.”

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1.2Preferred Stock Sales.
(a)In the event that the aggregate Rollover Value of any New Preferred Stock acquired by a Rollover Seller after the date hereof and prior to the Rollover and Sale Closing, when aggregated with the Rollover Value of such Rollover Seller’s Series A Shares and Series A-1 Shares, exceeds such Seller’s Maximum Rollover Amount, then subject to the terms and conditions of this Agreement, concurrently with or immediately prior to the Transaction Closing, and in any case prior to the Effective Time (as defined in the Merger Agreement), such Rollover Seller shall sell, convey, transfer and assign to Parent all of such Seller’s Rollover Excess Shares, free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under applicable state and federal securities laws), in exchange for an amount in cash equal to the Rollover Excess Amount attributable to such Rollover Excess Shares;
(b)Rollover Excess Amount.  For purposes of this Agreement and notwithstanding anything in the applicable Certificate of Designations to the contrary, the “Rollover Excess Amount” with respect to any Rollover Seller shall be an amount equal to the aggregate Rollover Value of all shares of Company Preferred Stock held by such Rollover Seller as of the Rollover and Sale Closing Date (calculated as set forth in Section 1.1(d) and Schedule A hereto) less the Maximum Rollover Amount set forth next to such Rollover Seller’s name on Schedule A hereto; provided that if such amount is a negative number, the “Rollover Excess Amount” for such Rollover Seller shall be deemed to be $0.00.
1.3Rollover and Sale Closing.
(a)The date on which the Contribution and Rollover and Preferred Stock Sales close (the “Rollover and Sale Closing”) is referred to as the “Rollover and Sale Closing Date.”
(b)At the Rollover and Sale Closing:
(i)Each Rollover Seller shall deliver to Parent duly executed instruments of transfer for such Rollover Seller’s Rollover Shares and, if applicable, Rollover Excess Shares, in form and substance reasonably acceptable to Parent; and
(ii)Parent shall deliver, or cause to be delivered, to each Rollover Seller, (A) such Rollover Seller’s Consideration Shares and (B) if applicable, an amount equal to such Rollover Seller’s Rollover Excess Amount, by wire transfer of immediately available funds to an account designated in writing by such Rollover Seller not less than two business days prior to the Rollover and Sale Closing Date.
1.4New Preferred Stock.  If any New Preferred Stock is issued to the Sellers after the date hereof and prior to the Rollover and Sale Closing, such New Preferred Stock shall be issued pursuant to a Certificate of Designation in the form attached hereto as Exhibit A (with the conversion price thereof to be calculated based on the trading price of the common stock of the Company immediately prior to such issuance in a manner consistent with the calculation of the conversion prices for the Series A Shares and Series A-1 Shares) (a “New Series Certificate of

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Designation”), or otherwise pursuant to transaction documents in form and substance reasonably acceptable to Parent.
1.5Additional Series A Preferred Stock / Common Stock.  Parent hereby acknowledges and agrees that:
1.5.1any sale of Series A Preferred Stock by Parent on or after the date hereof, shall be sold pursuant to the terms and conditions of the form Series A Preferred Stock Purchase Agreement attached hereto as Exhibit B; and
1.5.2any sale of Common Stock by Parent on or after the date hereof through the Transaction Closing, shall be sold pursuant to the terms and conditions of the form Subscription Agreement attached hereto as Exhibit C.
Article 2
REPRESENTATIONS AND WARRANTIES OF Parent

Parent hereby represents and warrants to each Rollover Seller that, except as set forth on the Disclosure Schedule attached as Schedule B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure on its face that such disclosure is applicable to such other sections and subsections.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, and 2.5), the term the “Parent” shall include any subsidiaries of Parent, unless otherwise noted herein.

2.1Organization, Good Standing, Corporate Power and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Parent is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
2.2Capitalization.
2.2.1The authorized capital of Parent consists, immediately prior to the Rollover and Sale Closing, of:
(a)Not less than 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). As of the Rollover and Sale Closing, all of the outstanding shares of Common Stock will have been duly authorized, will be fully paid and nonassessable and will have been issued in compliance with all applicable federal and state securities laws. Parent holds no Common Stock in its treasury.

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(b)Not more than 155,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), all of which have been designated as “Series A Preferred Stock,” none of which are issued and outstanding immediately prior to the Rollover and Sale Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law. Parent holds no Preferred Stock in its treasury.
2.2.2The issued and outstanding Equity Interests of Parent, the holder of such Equity Interests and the number and class of such interests as of the date of this Agreement are set forth on Section 2.2.2 of the Disclosure Schedule.  Except for the conversion privileges of the Series A Preferred Stock to be issued under the Purchase Agreement and this Agreement, and Parent’s obligation to consummate the Common Equity Investment, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Parent, or for Parent to issue, any shares of Common Stock or Preferred Stock, or any Equity Interests.  There are no outstanding obligations of Parent (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of Parent.  Parent is not subject to, and no Person has any right to and, to Parent’s knowledge, there is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire any Equity Interests of Parent.  There are no outstanding stock-appreciation rights, stock-based performance units, “phantom” stock rights or other similar contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, equity value or other attribute of Parent.  There are no bonds, debentures, notes or other indebtedness of Parent outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of Parent may vote.  There are no declared or accrued but unpaid dividends or distributions with respect to any Equity Interests of Parent and there is no liability for distributions accrued and unpaid by Parent.
2.3Subsidiaries.  Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Parent is not a participant in any joint venture, partnership or similar arrangement.  Merger Sub does not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Other than the Liabilities of Merger Sub pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Merger Sub in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Merger Sub does not have any Liabilities.

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2.4Authorization. All corporate action required to be taken by Parent’s Board of Directors and stockholders in order to authorize Parent to enter into this Agreement and the other Transaction Agreements, and to issue the Series A Preferred Stock at the Rollover and Sale Closing and the Common Stock issuable upon conversion of the Series A Preferred Stock, has been taken or will be taken prior to the Rollover and Sale Closing. All action on the part of the officers of Parent necessary for the execution and delivery of this Agreement and the other Transaction Agreements, the performance of all obligations of Parent under this Agreement and the other Transaction Agreements to be performed as of the Rollover and Sale Closing, and the issuance and delivery of the Series A Preferred Stock has been taken or will be taken prior to the Rollover and Sale Closing. This Agreement and the other Transaction Agreements, when executed and delivered by Parent, shall constitute valid and legally binding obligations of Parent, enforceable against Parent in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.5Valid Issuance of Shares. The Series A Preferred Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws, or liens or encumbrances created by or imposed by a Rollover Seller). Assuming the accuracy of the representations of the Rollover Sellers in Section 3 of this Agreement and subject to any filings required by applicable state and federal securities laws, the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Stockholders’ Agreement, the Restated Certificate, applicable state and federal securities laws or liens or encumbrances created by or imposed by a Rollover Seller). Assuming the accuracy of the representations of the Rollover Sellers in Article 3 of this Agreement, the Common Stock issuable upon conversion of the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws.
2.6Governmental Consents and Filings; Consent Generally. Assuming the accuracy of the representations made by the Rollover Sellers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Parent in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Restated Certificate, which will have been filed as of the Rollover and Sale Closing, and (b) filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, which have been or will be made in a timely

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manner.  The execution and delivery by Parent of this Agreement and the other Transaction Agreements, and the performance by Parent of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein by Parent do not and will not violate, conflict with or result in a breach of, or a default under, (i) any provision of Parent’s Restated Certificate or Bylaws (together, “Parent’s Charter Documents”), (ii) any provision of any material agreement or instrument to which Parent is a party or by which it or its property are subject to or bound or affected or (iii) to the knowledge of Parent, any applicable law or regulation.
2.7Litigation.  There is no claim, demand, action, suit, proceeding, arbitration, complaint, charge, inquiry, hearing, order, judgment, temporary or permanent injunction, or investigation pending, threatened in writing, or to Parent’s knowledge, threatened orally, in each case (a) against Parent or Merger Sub or their respective assets or properties, (b) against any officer or director or employee of Parent or Merger Sub arising out of their employment or board relationship with Parent or Merger Sub (as applicable), or (c) that questions the validity of this Agreement or the other Transaction Agreements or the right of Parent to enter into them, or to consummate the transactions contemplated by this Agreement or the other Transaction Agreements.  Neither Parent, Merger Sub nor, to Parent’s knowledge, any of their respective officers or directors (in their role as such) is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Parent). There is no action, suit, proceeding or investigation by Parent or Merger Sub pending or which Parent or Merger Sub intends to initiate.
2.8Compliance with Other Instruments. Neither Parent nor Merger Sub is in violation or default (a) of any provisions of its Charter Documents or with respect to Merger Sub, similar governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, (d) under any material contract to which it is a party or by which it is bound, or (e) of any provision of federal or state statute, rule or regulation applicable to Parent or Merger Sub, in the case of sub-clauses (c) or (d), the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any of the foregoing listed in clauses (a) through (e).
2.9Rights of Registration and Voting Rights.  Except as contemplated in the Stockholders’ Agreement, Parent is not under any obligation to register under the Securities Act any of its currently outstanding Equity Interests or the Series A Preferred Stock. Except as contemplated in the Stockholders’ Agreement, to Parent’s knowledge, no stockholder of Parent has entered into any agreements with respect to the voting or transfer of capital shares of Parent.
2.10Corporate Documents. The Charter Documents of Parent are in the form provided to the Rollover Sellers.

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2.11No Liabilities.  Other than the Liabilities of Parent pursuant to the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith) and any fees, expenses and costs incurred or payable by Parent in connection with the transactions contemplated in the Transaction Agreements and the Merger Agreement (and the other agreements referred to therein and entered into in connection therewith), Parent does not have any Liabilities.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Rollover Seller hereby represents and warrants to Parent, severally and not jointly, as to itself as of the date hereof, that:

3.1Authorization. Such Seller has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Seller and assuming due and valid authorization, execution and delivery hereof by Parent and the other Sellers, will constitute valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except  as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
3.2Title to Rollover Shares.  Such Seller (a) is the sole record and beneficial owner of the Transferred Shares owned by such Rollover Seller as of the date hereof as set forth opposite such Seller’s name on Schedule A, as applicable, attached hereto, and will be the sole record and beneficial owner of any Transferred Shares acquired by such Seller after the date hereof and prior to the closing of the Rollover and Sale Closing, and (b) has, and will have at the Rollover and Sale Closing, good and indefeasible title to all such Transferred Shares, free and clear of all restrictions, liens or other encumbrances (other than restrictions on transfer under the Transaction Agreements or applicable state and federal securities laws), and that such Seller has and will have full authority to surrender all such Transferred Shares pursuant to the terms and conditions of this Agreement.  Such Seller will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by Parent in connection with the surrender of the Seller’s Transferred Shares pursuant to the terms and conditions of this Agreement.
3.3Issued and Outstanding Company Preferred Stock. At the Rollover and Sale Closing, such Seller’s Transferred Shares will constitute one-hundred percent (100%) of the shares of Company Preferred Stock beneficially owned by such Seller.
3.4Acquisition Entirely for Own Account. This Agreement is made with such Rollover Seller in reliance upon such Rollover Seller’s representation to Parent, which by such Rollover Seller’s execution of this Agreement, such Rollover Seller hereby confirms, that the Series A Preferred Stock to be acquired by such Rollover Seller will be acquired for investment for such Rollover Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Rollover Seller has no present intention of selling,

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granting any participation in, or otherwise distributing the same. By executing this Agreement, such Rollover Seller further represents that such Rollover Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series A Preferred Stock. Such Rollover Seller has not been formed for the specific purpose of acquiring the Series A Preferred Stock.
3.5Disclosure of Information. Such Rollover Seller has had an opportunity to discuss Parent’s business, management, financial affairs and the terms and conditions of the Contribution and Rollover with Parent’s management and has had an opportunity to review Parent’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Parent in Section 2 of this Agreement or the right of the Rollover Sellers to rely thereon.
3.6Restricted Securities. Such Rollover Seller understands that the Series A Preferred Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Rollover Seller’s representations as expressed herein. Such Rollover Seller understands that the Series A Preferred Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Rollover Seller may need to hold the Series A Preferred Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as set forth in the Stockholders’ Agreement, such Rollover Seller acknowledges that Parent has no obligation to register or qualify the Series A Preferred Stock, or the Common Stock into which they may be converted, for resale. Such Rollover Seller further acknowledges that, except as otherwise set forth in the Stockholders’ Agreement, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A Preferred Stock, and on requirements relating to Parent which are outside of such Rollover Seller’s control, and which Parent is under no obligation and may not be able to satisfy.
3.7No Public Market. Such Rollover Seller understands that no public market now exists for the Series A Preferred Stock, and that Parent has made no assurances that a public market will ever exist for the Series A Preferred Stock.
3.8Legends. Such Rollover Seller understands that the Series A Preferred Stock and any securities issued in respect of or exchange for the Series A Preferred Stock, may be notated with one or all of the following legends:
3.8.1“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR HOLDER CAN

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DEMONSTRATE TO THE COMPANY’S REASONABLE SATISFACTION THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE.”
3.8.2Any legend set forth in, or required by, the Stockholders’ Agreement.
3.8.3Any legend required by the securities laws of any state to the extent such laws are applicable to the Series A Preferred Stock represented by the certificate, instrument or book entry so legended.
3.9Accredited Investor. Such Rollover Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
3.10Foreign Investors. If such Rollover Seller is not a United States person (as defined by Section 7701(a)(30) of the Code), such Rollover Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Series A Preferred Stock or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Series A Preferred Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Series A Preferred Stock. Such Rollover Seller’s Contribution and Rollover and continued beneficial ownership of the Series A Preferred Stock will not violate any applicable securities or other laws of such Rollover Seller’s jurisdiction.
3.11CFIUS Foreign Person Status. Such Rollover Seller is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Such Rollover Seller is not controlled by a “foreign person,” as defined in the DPA. Such Rollover Seller does not permit any foreign person affiliated with such Rollover Seller, whether affiliated as a limited partner or otherwise, to obtain through such Rollover Seller any of the following with respect to Parent: (a) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of Parent; (b) membership or observer rights on the Board of Directors or equivalent governing body of Parent or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of Parent; (c) any involvement, other than through the voting of shares, in the substantive decision-making of Parent regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by Parent, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of Parent (as defined in the DPA).
3.12No General Solicitation. Neither such Rollover Seller, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including,

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through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and acquisition of the Series A Preferred Stock.
3.13Exculpation Among Rollover Sellers. Such Rollover Seller acknowledges that it is not relying upon any Person, other than Parent and its officers and directors, in making its investment or decision to invest in Parent. Such Rollover Seller agrees that neither any Rollover Seller nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Rollover Seller shall be liable to any other Rollover Seller for any action heretofore taken or omitted to be taken by any of them in connection with the acquisition of the Series A Preferred Stock.
3.14Residence. If such Rollover Seller is an individual, then such Rollover Seller resides in the state or province identified in the address of such Rollover Seller set forth on Schedule A attached hereto; if such Rollover Seller is a partnership, corporation, limited liability company or other entity, then the office or offices of such Rollover Seller in which its principal place of business is identified in the address or addresses of such Rollover Seller set forth on Schedule A attached hereto.
Article 4
closing conditions
4.1Conditions to Sellers’ Obligations.  The obligations of each Seller to deliver such Seller’s Transferred Shares pursuant to the terms of this Agreement are subject to the fulfillment, on or before the Rollover and Sale Closing, of each of the following conditions, unless otherwise waived by the Sellers:
4.1.1Representations and Warranties. The representations and warranties of Parent contained in Article 2 shall be true and correct in all respects as of the Rollover and Sale Closing.
4.1.2Performance. Parent shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Parent on or before the Rollover and Sale Closing.
4.1.3Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Rollover and Sale Closing.
4.1.4Compliance Certificate. The Chief Executive Officer of Parent shall deliver to the Sellers at the Rollover and Sale Closing a certificate certifying that the conditions specified in Sections 4.1.1 and 4.1.2 have been fulfilled.

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4.1.5Board of Directors. As of the Rollover and Sale Closing, the authorized size of the Board shall be five directors, and the Board shall be constituted as set forth in the Stockholders’ Agreement and the Restated Certificate.
4.1.6Merger Agreement. All conditions precedent to the closing of the Transactions (the “Transaction Closing”) set forth in the Merger Agreement shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).
4.1.7Stockholders’ Agreement. Parent, each Rollover Seller (other than the Rollover Seller relying upon this condition to excuse such Rollover Sellers’ performance hereunder), and the other stockholders of Parent named as parties thereto, shall have executed and delivered the Stockholders’ Agreement.
4.1.8Restated Certificate and Bylaws. Parent shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing and shall have amended and restated the Bylaws of Parent in the form attached hereto as Exhibit E.
4.1.9Secretary’s Certificate. The Secretary of Parent shall have delivered to the Sellers at the Rollover and Sale Closing a certificate certifying (a) the Certificate of Incorporation and Bylaws of Parent as in effect at the Rollover and Sale Closing, (b) resolutions of the Board of Directors of Parent approving this Agreement and the other Transaction Agreements and the transactions contemplated under this Agreement and the other Transaction Agreements, and (c) resolutions of the stockholders of Parent approving the Restated Certificate.
4.1.10Contemporaneous Issuance.  The Common Equity Investments shall have been consummated prior to or concurrently with the Rollover and Sale Closing.
4.1.11Available Financing.  The Chief Executive Officer of Parent shall have delivered to the Sellers two (2) business days prior to the Rollover and Sale Closing a certificate certifying that Parent has sufficient available funds to complete the Transaction Closing and pay, if applicable, the Rollover Excess Amount and such certificate shall include supporting data reflecting such finances, including without limitation, a detailed funds flow, bank account ledger, escrow statements and debt financing commitments.
4.1.12Capitalization Table.  The Chief Executive Officer of Parent shall have delivered to the Rollover Sellers two (2) business days prior to the Rollover and Sale Closing a certificate certifying to the accuracy of a pro forma equity capitalization table of Parent giving effect to the transactions contemplated by this Agreement, the Purchase Agreement and the Common Equity Investments, which shall be attached to such certificate.
4.2Conditions to Parent’s Obligations.  The obligations of Parent to deliver the Series A Preferred Stock and pay the Rollover Excess Amount pursuant to the terms of this Agreement

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are subject to the fulfillment, on or before the Rollover and Sale Closing, of each of the following conditions, unless otherwise waived by Parent:
4.2.1Representations and Warranties. The representations and warranties of each Seller contained in Article 3 shall be true and correct in all respects as of the Rollover and Sale Closing other than de minimis changes.
4.2.2Performance. Each Seller shall have, in all material respects, performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Rollover and Sale Closing.
4.2.3Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Closing.
4.2.4Merger Agreement. All conditions precedent to the Transaction Closing shall have been satisfied or waived as determined by the parties to the Merger Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to satisfaction or waiver by such party of such conditions as of the Transaction Closing).
4.2.5Series A-1 Amendment.  The Company shall have filed the Series A-1 Amendment (as defined below) with the Secretary of State of Delaware on or prior to the Rollover and Sale Closing.
4.2.6Stockholders’ Agreement.  Each Rollover Seller, and the other stockholders of Parent named as parties thereto shall have executed and delivered the Stockholders’ Agreement.
Article 5
MISCELLANEOUS
5.1Termination.  If the Merger Agreement is validly terminated for any reason pursuant to its terms, this Agreement will automatically terminate in its entirety.
5.2Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of Parent and the Sellers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Sellers or Parent; provided, that if this Agreement is terminated pursuant to Section 5.1, the representations and warranties of Parent and the Sellers contained in or made pursuant to this Agreement shall terminate upon such date of termination.
5.3Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in

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this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
5.4Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.
5.5Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
5.6Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
5.7Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7. If notice is given to Parent, a copy shall also be sent to K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, CA 92614, Attention: Michael Hedge, Email: michael.hedge@klgates.com and if notice is given to the Sellers, a copy shall also be given to Dechert LLP, 300 South Tryon Street, Suite 800, Charlotte, NC, 28202, Attention: David Cosgrove, Email: david.cosgrove@dechert.com.
5.8No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Seller agrees to indemnify and to hold harmless Parent from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Rollover Seller or any of its officers, employees or representatives is responsible. Parent agrees to indemnify and hold harmless each Seller from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Parent or any of its officers, employees or representatives is responsible.

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5.9Transaction Costs.  Except as set forth in the Purchase Agreement or any other agreement between a Seller and Parent, each party hereto shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.
5.10Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of Parent and the written consent of a majority of the Sellers (such majority to be determined using the number of Transferred Shares held by such Seller as of the date of such amendment, termination or waiver); provided, that any amendments, changes or modifications to the number of Rollover Shares contributed, the number of Series A Preferred Stock issued hereunder, or the Rollover Value shall, in each case, require the written consent of each Rollover Seller.  Any amendment or waiver effected in accordance with this Section 5.10 shall be binding upon the Sellers and each transferee of Series A Preferred Stock (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and Parent.
5.11Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
5.12Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
5.13Entire Agreement. This Agreement (including the Schedules hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
5.14Specific Performance.  Each of the parties hereby agrees that there is no adequate remedy at law for the damage which any party might sustain if the other party fails to perform the specific terms and conditions of this Agreement or otherwise breach its terms.  Accordingly, the parties agree that in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, any other party shall be entitled, at each such party’s option, to the remedies of specific performance and an injunction or injunctions, in

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each case, to prevent any breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or otherwise, in addition to all other remedies at law or in equity available to such party.
5.15Matters Regarding Series A-1 Shares.
5.15.1By executing and delivering this Agreement, each Rollover Seller provides its irrevocable approval, agreement and written consent to the amendment to the Certificate of Designations in respect of the Series A-1 Shares in the form attached hereto as Exhibit D (the “Series A-1 Amendment”).
5.15.2Each Rollover Seller agrees to take such further actions, including executing any additional written consent or vote, as may be reasonably requested by the Company or Parent in order to effect the foregoing and the intent of this Section 5.15.
5.16Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.

Parent:

FURY RESOURCES, INC.,

a Delaware corporation

By:

Name: Ariella Fuchs

Title: President and General Counsel

Address:

17503 La Cantera Parkway, Suite 104-603

San Antonio, TX 78257

[Signature Page to Contribution, Rollover and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Contribution, Rollover and Sale Agreement to be duly executed, as of the date first above written.

ROLLOVER SELLERS:

[signature blocks to be inserted]

[Signature Page to Contribution, Rollover and Sale Agreement]

Schedule A

Rollover Value and Rollover Sellers

Rollover Value per Rollover Share:

Rollover Share	Rollover Value
Series A Share

$1,240.00; provided, that if the Rollover and Sale Closing does not take place on or prior to February 5, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.

Series A-1 Share

$1,086.00; provided, that if the Rollover and Sale Closing does not take place on or prior to February 5, 2024, such amount shall increase at an annual rate of 16% from and after such date until the Rollover and Sale Closing occurs.

New Preferred Stock

The Redemption Price determined pursuant to Section 8(a) of the New Series Certificate of Designation as of the Rollover and Sale Closing Date (determined as if this Agreement, and the other ancillary agreements to which the Sellers are parties, had not been entered into).

Rollover Sellers

Rollover Seller	Rollover Shares as of December 14, 2023		Maximum Rollover Amount
	Series A Shares	Series A-1 Shares
Name: Luminus Energy Partners Master Fund, Ltd Address: c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attn: Jonathan Barrett E-mail: jbarrett@luminusmgmt.com	13,336	20,269	$42,519,622.00
Name: OCM HLCN HOLDINGS, L.P. Address: c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com	6,526	9,921	$27,556,191.00

Schedule B

Schedule B

Disclosure Schedule

Exhibit A

Form of Certificate of Designations for New Preferred Stock

Exhibit B

Series A Preferred Stock Purchase Agreement

Exhibit C

Subscription Agreement

Exhibit D

Form of Certificate of Amendment to Certificate of Designations for Series A-1 Shares

Exhibit E

Form of Amended and Restated Bylaws

EXHIBIT D

form of Certificate of Designation

(See attached.)

EXECUTION VERSION

BATTALION OIL CORPORATION

____________________

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

____________________

SERIES A-[●] REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

Battalion Oil Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors to issue shares of the preferred stock of the Corporation (the “Preferred Stock”), in one or more series of Preferred Stock and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional, or other special rights and such qualifications, limitations or restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on [●], 202[●] the following resolution:

RESOLVED, that the rights, powers and preferences, and the qualifications, limitations and restrictions, of the Series A-[●] Preferred Stock as set forth in this Certificate of Designations are hereby approved and adopted by the Board of Directors and Series A-[●] Preferred Stock is hereby authorized out of the Corporation’s authorized preferred stock, par value $0.0001 per share; and the form, terms and provisions of this Certificate of Designations are hereby approved, adopted, ratified and confirmed in all respects as follows:

1.	General.

(a)The shares of such series shall be designated the Series A-[●] Redeemable Convertible Preferred Stock (hereinafter referred to as the “Series A-[●] Preferred Stock”).

(b)Each share of Series A-[●] Preferred Stock shall be identical in all respects with the other shares of Series A-[●] Preferred Stock.

(c)The authorized number of shares of Series A-[●] Preferred Stock shall initially be [●] ([●]), which number may from time to time be increased or decreased by resolution of the Board of Directors as permitted by the General Corporation Law.

(d)For purposes of this Certificate of Designations, “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person. The Series A-[●] Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, winding-up or dissolution of the Corporation, rank:

(i)senior to the Common Stock, par value $0.0001 per share, of the Corporation (“Common Stock”), and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A-[●] Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);

(ii)on a parity with (A) the Series A Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share, (B) the Series A-1 Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share, and (C) any other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series A-[●] Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (such Capital Stock, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and

(iii)junior to any class or series of Capital Stock of the Corporation (other than Common Stock), the terms of which expressly provide that such class or series ranks senior to the Series A-[●] Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).

(e)For purposes of this Certificate of Designations, the following terms have meanings set forth in the Section indicated:

Term	Section
30 Day Date	Section 8(c)
Board of Directors	Preamble
Business Day	Section 4(b)
Capital Stock	Section 1(d)
Certificate of Incorporation	Preamble
Change of Control	Section 8(b)(iv)
CoC Conversion Consideration	Section 8(b)(ii)
Common Stock	Section 1(d)(i)
Conversion Notice	Section 7(a)
Conversion Price	Section 7(a)
Conversion Ratio	Section 7(a)
Corporation	Preamble
Corporation Event	Section 7(f)
Debt	Section 7(b)(ii)

Term	Section
Dividend Payment Date	Section 2(a)
Dividend Period	Section 2(a)
General Corporation Law	Preamble
Holder	Section 3(a)
Issuance Date	Section 2(a)
Issuer Conversion Notice	Section 7(b)
Junior Stock	Section 1(d)(i)
Liquidation	Section 3(a)
Liquidation Distribution	Section 3(a)
Liquidation Preference	Section 3(a)
Mandatory CoC Redemption Offer	Section 8(b)(ii)
Mandatory Conversion Conditions	Section 7(b)
Material Adverse Effect	Section 7(b)
Maturity Date	Section 8(b)(vii)
NYMEX Prices	Section 7(b)(v)
NYSE American Issuance Limitation	Section 9(a)
Optional CoC Conversion	Section 8(b)(iii)
Optional CoC Redemption Offer	Section 8(b)(iii)
Optional Holder Conversion	Section 7(a)
Parity Stock	Section 1(d)(ii)
PDP PV-20	Section 7(b)(i)
Permitted Holder	Section 8(b)(iv)
Person	Section 8(b)(ix)
Preferred Stock	Preamble
Proved Developed Producing Reserves	Section 7(b)(iv)
Purchase Agreement	Section 5(b)
Redemption Notice	Section 8(a)
Redemption Price	Section 8(a)
Schedule 14C Action	Section 9(c)
SEC	Section 9(c)
Senior Stock	Section 1(d)(iii)
Series A-[●] Dividend	Section 2(a)
Series A-[●] Dividend Rate	Section 2(a)
Series A-[●] Preferred Stock	Section 1(a)
Stockholder Approval	Section 9(b)
Subject Transaction	Section 9(d)
Term Loan Credit Agreement	Section 8(b)(vi)
Term Loan Restricted Period	Section 8(b)(v)
Unpaid Dividend Accrual	Section 2(d)
Working Capital Adjustments	Section 7(b)(iii)

2.	Dividends.

(a)Holders of Series A-[●] Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, and the Corporation shall pay, out of funds lawfully available therefor, cumulative dividends at the rate per share of Series A-[●] Preferred Stock equal to the

Series A-[●] Dividend Rate (the “Series A-[●] Dividend”). The “Series A-[●] Dividend Rate” shall mean fourteen and one-half percent (14.50%) per annum on the then-applicable Liquidation Preference (as defined herein). The period from the closing date of the issuance of the shares of Series A-[●] Preferred Stock (the “Issuance Date”) to and including December 31, 2023, and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.” “Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2023.1

(b)Series A-[●] Dividends shall be payable quarterly in arrears at the Series A-[●] Dividend Rate and shall compound quarterly and accumulate, whether or not earned or declared, from the most recent date on which dividends have been paid, or, if no dividends have been paid, from the Issuance Date (subject, in each case, to the Unpaid Dividend Accrual).

(c)If a Series A-[●] Dividend is declared by the Board of Directors, then such Series A-[●] Dividend shall be paid in cash. The Board of Directors shall not be required to declare any Series A-[●] Dividends, and any declaration of a Series A-[●] Dividend shall be solely at the discretion of the Board of Directors of the Corporation.

(d)If a Series A-[●] Dividend is not declared and paid in cash on a Dividend Payment Date, then in full discharge of such Series A-[●] Dividend for such Dividend Period, the Liquidation Preference of each outstanding share of Series A-[●] Preferred Stock, regardless of its date of issue, shall automatically increase on such Dividend Payment Date by an amount equal to sixteen percent (16.00%) per annum multiplied by the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or the Issuance Date in respect of the first Dividend Period) (such automatic increase, the “Unpaid Dividend Accrual”), which, for the avoidance of doubt, will be pro-rated for the period of time elapsed during such Dividend Period. Notwithstanding anything to the contrary herein, any portion of the Unpaid Dividend Accrual that increased the Liquidation Preference during any historical Dividend Period can be paid by the Corporation in cash, out of funds lawfully available therefor, at any time as and if declared by the Board of Directors; provided that, after any such payment, the Liquidation Preference shall automatically decrease by the amount of such payment.

(e)All cash dividends paid or declared for payment on a Dividend Payment Date with respect to the Series A-[●] Preferred Stock and the Parity Stock shall be shared pro rata based on the then-current dividends due on shares of Series A-[●] Preferred Stock and (i) in the case of any series of non-cumulative Parity Stock, the aggregate of the current and unpaid dividends due on such series of Parity Stock, and (ii) in the case of any series of cumulative Parity Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of Parity Stock.

(f)Holders of Series A-[●] Preferred Stock shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Common Stock as if the Series A-[●] Preferred Stock were converted into shares of Common Stock as of the record date for such dividend or distribution, at the Conversion Ratio in effect on such record date.

1 Note to Company:  Will need to be updated for any preferred issued in 2024.

3.	Liquidation.

(a)Prior to conversion pursuant to Section 7, in the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A-[●] Preferred Stock (each, a “Holder”) shall be entitled to receive, in respect of any shares of Series A-[●] Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed to the holders of Junior Stock, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the greater of (i) the then-applicable Liquidation Preference, including, for the avoidance of doubt, any adjustment for any Unpaid Dividend Accrual (or payment thereof), and (ii) the amount such Holder would have been entitled to receive had such Holder converted its shares of Series A-[●] Preferred Stock into shares of Common Stock at the then-applicable Conversion Ratio immediately prior to such Liquidation. The “Liquidation Preference” shall equal $1,000 per share of Series A-[●] Preferred Stock, which amount shall be adjusted as the result of any Unpaid Dividend Accrual (or payment thereof), and as otherwise set forth herein. In addition, in connection with any conversion or redemption of the Series A-[●] Preferred Stock, the Liquidation Preference shall be adjusted to include all accrued and unpaid dividends (at the Series A-[●] Dividend Rate) between the immediately prior Dividend Payment Date (or the Issuance Date with respect to the first Dividend Period) and the date immediately prior to the effective date of such conversion or redemption. If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A-[●] Preferred Stock and the holders of any shares of Parity Stock ranking on a parity with the Series A-[●] Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full the amount of all such Liquidation Preference payable with respect to the Series A-[●] Preferred Stock and any such Parity Stock, then the holders of Series A-[●] Preferred Stock and such Parity Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

(b)The Corporation shall provide the Holders appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein with written notice of (i) any voluntary Liquidation promptly after such Liquidation has been approved by the Board of Directors and at least five (5) days prior to the effective date of such Liquidation and (ii) any involuntary Liquidation promptly upon the Corporation becoming aware of any instituted proceeding in respect thereof. Such notice shall state a distribution or payment date, the amount of the Liquidation Preference and the place where the Liquidation Preference shall be distributable or payable.

(c)After the payment in cash or proceeds to the Holders of the full amount of the Liquidation Distribution with respect to outstanding shares of Series A-[●] Preferred Stock, the Holders shall have no right or claim, based on their ownership of shares of Series A-[●] Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board of Directors or liquidating trustee, as the case may be.

4.	Voting.

(a)General. Except as otherwise required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, Holders shall not be entitled to any vote on matters submitted to the Corporation’s stockholders for approval. In any case in which the Holders shall be entitled to vote pursuant to the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, each Holder entitled to vote with respect to such matter shall be entitled to one vote per share of Series A-[●] Preferred Stock.

(b)Protective Provisions. In addition to any vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations, for so long as any of the shares of Series A-[●] Preferred Stock shall remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions, including whether by merger, consolidation or otherwise, without (in addition to any other vote required by the General Corporation Law, other applicable law, the Certificate of Incorporation, or this Certificate of Designations), the written consent or affirmative vote of the holders of at least two-thirds (66 ⅔%) of the then outstanding shares of Series A-[●] Preferred Stock voting as a separate class to:

(i)authorize, create, or increase the authorized amount of, or issue any class or series of Senior Stock, or reclassify or amend the provisions of any existing class of securities of the Corporation into shares of Senior Stock;

(ii)authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of its Senior Stock (or that is accompanied by options or warrants to purchase such Senior Stock);

(iii)amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designations, in either case, in a manner that materially adversely affects the special rights, preferences, privileges or voting powers of the Series A-[●] Preferred Stock;

(iv)declare or pay any dividends or other distributions in cash or property with respect to its Common Stock or other Junior Stock;

(v)redeem, repurchase or acquire shares of its Common Stock or other Junior Stock (other than with respect to customary repurchase rights or tax withholding arrangements with respect to equity awards or benefit plans); or

(vi)redeem, repurchase, recapitalize or acquire shares of its Parity Stock other than (A) pro rata offers to purchase all, or a pro rata portion, of the Series A-[●] Preferred Stock and such Parity Stock, (B) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock, (C) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock or (D) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such Parity Stock or the security being converted or exchanged.

If the Corporation shall propose to take any action enumerated above in clauses (i) through (vi) of this Section 4(b) then, and in each such case, the Corporation shall give notice of such proposed action to each Holder of record appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein. Such notice shall specify, inter alia (x) the proposed effective date of such action; (y) the date on which a record is to be taken for the purposes of such action, if applicable; and (z) the other material terms of such action. Such notice shall be given at least two Business Days prior to the applicable date or effective date specified above. For the purposes of this Certificate of Designations, “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or New York, New York are authorized or required by law to close. If at any time the Corporation shall cancel any of the proposed actions for which notice has been given under this Section 4(b) prior to the consummation thereof, the Corporation shall give prompt notice of such cancellation to each holder of record of the shares of Series A-[●] Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein. For the avoidance of doubt, if a holder of record of shares of Series A-[●] Preferred Stock does not respond to the aforementioned notice, such non-response shall in no way be deemed to constitute the written consent or affirmative vote of such Holder regarding any of the aforementioned actions in this Section 4(b) or described within such notice.

5.	Reservation of Common Stock.

(a)At any time that any Series A-[●] Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized Capital Stock of the Corporation to include a number of authorized but unissued shares of Common Stock equal to the Conversion Ratio multiplied by the number of shares of outstanding Series A-[●] Preferred Stock.

(b)If (i) the Common Stock is listed on a national securities exchange and (ii) any shares of Common Stock to be reserved for the purpose of conversion of the Series A-[●] Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, then the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, subject to Section 5.02 (Information Statement) of the Purchase Agreement, dated on or about December [●], 2023, among the Corporation and the initial Holders (the “Purchase Agreement”), endeavor to secure such registration, listing or approval, as the case may be.

6.	Uncertificated Shares

The shares of Series A-[●] Preferred Stock shall be in uncertificated, book-entry form as permitted by the Seventh Amended and Restated Bylaws of the Corporation (the “Bylaws”) and the General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof any written notice as required by the General Corporation Law.

7.	Conversion.

(a)Commencing on the date that is one hundred and twenty (120) days after the Issuance Date, each Holder shall have the option from time to time, exercisable by delivery of written notice to the Corporation substantially in the form attached hereto as Annex A-2 (the “Conversion Notice”), to the extent permitted by applicable law, to convert all or a portion of such Holder’s shares of Series A-[●] Preferred Stock into Common Stock at the Conversion Ratio (an “Optional Holder Conversion”); provided that the Corporation shall not be required to honor such request if such Holder has previously delivered a Conversion Notice, in respect of an Optional Holder Conversion, during the same fiscal quarter. The “Conversion Ratio” means, for each share of Series A-[●] Preferred Stock, the quotient of (i) the Liquidation Preference as of the date of the conversion and (ii) the then applicable Conversion Price. The “Conversion Price” shall initially be $[●], which may be adjusted from time to time as set forth herein.

(b)If based on the Corporation’s financial statements for any fiscal quarter and a reserve report as of the same date prepared by an independent reserve engineering firm as of the end of a fiscal quarter that, as of such date, (x) the PDP PV-20 value divided by (y) the number of outstanding shares of Common Stock, calculated on a fully-diluted basis (including the Series A-[●] Preferred Stock), is equal to or exceeds one hundred and thirty percent (130%) of the Conversion Price (the “Mandatory Conversion Conditions”, then the Corporation shall have the option from time to time until such time that the Mandatory Conversion Conditions are no longer satisfied (based on the Corporation’s financial statements for each subsequent fiscal quarter and the Corporation’s reserve report for each subsequent fiscal quarter (without the requirement that such reserve report is prepared by an independent reserve engineer)) or a Material Adverse Effect (as defined in the Purchase Agreement) has occurred since the date of the most recent financial statements that met the Mandatory Conversion Conditions, exercisable by delivery of written notice to the Holders at the address of such Holders shown on the stock books of the Corporation in the form attached hereto as Annex A-2 (the “Issuer Conversion Notice”), to convert some or all outstanding shares of Series A-[●] Preferred Stock into Common Stock using the then applicable Conversion Ratio (the “Issuer Forced Conversion”).

(i)“PDP PV-20” means, as of any date of determination, the sum of (A) the net present value of estimated future cashflows from the Proved Developed Producing Reserves, utilizing a twenty percent (20%) discount rate and using NYMEX Prices, plus or minus, (B) the mark-to-market value (whether positive or negative) of the Corporation’s hedge position, plus or minus, (C) Working Capital Adjustments (whether positive or negative), minus, (D) general and administrative expenses as reported in the Corporation’s financial statements for the trailing twelve (12) month period multiplied by four (4), and minus (E) existing Debt.

(ii)“Debt” means, without duplication, all of the principal of and accreted value and accrued and unpaid interest in respect of the Corporation’s (A) indebtedness for borrowed money, (B) other indebtedness that is evidenced by bonds, notes, letters of credit or similar instruments, (C) notes payable and (D) the then-applicable redemption price of any of the Corporation’s outstanding redeemable or purchasable capital stock that is not convertible into Common Stock taken into account in Section 7(b)(y).

(iii)“Working Capital Adjustments” means the Corporation’s current assets minus current liabilities.

(iv)“Proved Developed Producing Reserves” means oil and gas properties designated as proved, developed and producing (in accordance with SEC rules and regulations) in the Corporation’s reserve report.

(v)“NYMEX Prices” means, as of any date of determination, the forward month prices for the most comparable hydrocarbon commodity applicable to such future production month for a sixty (60) month period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full sixty month period), with such prices held constant thereafter using at a price equal to the average of prices between the forty ninth (49th) month and sixtieth (60th) month, as such prices are (A) quoted on the NYMEX (or its successor) calculated as of a date not more than five (5) days prior to the date of determination and (B) adjusted for energy content, quality and basis differentials; provided that with respect to estimated future production for which prices are defined, within the meaning of SEC guidelines, by contractual arrangements excluding escalation based upon future conditions, then contract prices shall be applied to future production subject to such arrangements.

(vi)All of the financial metrics in subclauses (i)-(iii) above (other than (i)(A)) shall use the Corporation’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles. All of the reserve information in subclause (i)(A) and (iv)-(v) above shall use the Corporation’s reserve report based as of the same date.

(c)In the event a Holder has elected an Optional Holder Conversion pursuant to Section 7(a) or in the event the Corporation has elected an Issuer Forced Conversion pursuant to Section 7(b) above, the Corporation shall deliver, no later than two Business Days following the conversion date, a number of shares of Common Stock equal to the Conversion Ratio.

(d)Any Common Stock delivered as a result of conversion pursuant to this Section 7 shall be validly issued, fully paid and non-assessable, free and clear of any preemptive right, liens, claims, rights or encumbrances other than those arising under the General Corporation Law, the Bylaws or transfer restrictions under the Securities Act and state securities laws. Immediately following the settlement of any conversion, if any, the rights of the holders of converted Series A-[●] Preferred Stock shall cease and the Persons entitled to receive shares of Common Stock upon the conversion of shares of Series A-[●] Preferred Stock shall be treated for all purposes as having become the owners of such shares of Common Stock. Concurrently with such conversion, the converted shares of Series A-[●] Preferred Stock shall cease to be outstanding, shall be canceled and the shares of Series A-[●] Preferred Stock formerly designated pursuant to this Certificate of Designations shall be restored to authorized but unissued shares of Preferred Stock.

(e)If, after the Issuance Date, the Corporation (i) makes a distribution on its Common Stock in securities (including Common Stock) or other property or assets, (ii) subdivides or splits its outstanding Common Stock into a greater number of shares of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of shares of Common Stock or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving Person or another constituent corporation is issuing equity securities in exchange for

Common Stock, including a transaction contemplated by the proviso in clause (1) of the definition of Change of Control), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series A-[●] Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock (or shares of any securities into which such shares of Common Stock would have been combined, consolidated, merged, reclassified or exchanged pursuant to clauses (ii) and (iii) above) that such holder would have been entitled to receive if the Series A-[●] Preferred Stock had been converted into Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving Person or another constituent corporation is issuing equity securities in exchange for Common Stock, the Corporation shall provide effective provisions to ensure that the provisions in this Certificate of Designations relating to the Series A-[●] Preferred Stock shall not be abridged or amended and that the Series A-[●] Preferred Stock shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A-[●] Preferred Stock had immediately prior to such transaction or event either in the Corporation if the surviving corporation or in the constituent corporation. An adjustment made pursuant to this Section 7(e) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving Person or a constituent corporation) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(f)At least fifteen (15) days prior to the consummation of any recapitalization, reorganization, consolidation, Change of Control, spin-off or other business combination (not otherwise addressed in Section 7(e) above) (a “Corporation Event”), the Corporation shall notify each Holder of such event (such notice to set forth in reasonable detail the material terms and conditions of such Corporation Event and the securities, cash or other assets, if any, which a holder of Series A-[●] Preferred Stock and Common Stock (each on a per share basis) would receive upon the consummation of such event, to the extent known by the Corporation at the time); provided that the Corporation shall not be obligated to provide any holder with information that is otherwise not publicly available.

(g)Upon any adjustment to the Conversion Price pursuant to this Section 7, the Corporation promptly shall deliver to each Holder a certificate signed by an appropriate officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(h)The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of Series A-[●] Preferred Stock pursuant hereto. However, the holder of any Series A-[●] Preferred Stock shall pay any tax that is due because Common Stock issuable upon conversion thereof are issued in a name other than such holder’s name.

(i)No fractional shares of Common Stock shall be issued upon the conversion of any Series A-[●] Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-[●] Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall not issue a fractional share of Common Stock but shall round the fractional share of Common Stock to the nearest whole share of Common Stock (and a 0.5 of a share of Common Stock shall be rounded up to the next higher share of Common Stock).

(j)The Corporation agrees that it will act in good faith to make any adjustment(s) required by this Section 7 equitably and in such a manner as to afford the Holders the benefits of the provisions hereof, and will not intentionally take any action to deprive such Holders of the express benefit hereof.

(k)Any conversion made pursuant to this Section 7, including any Issuer Forced Conversion made pursuant to Section 7(b), is subject to compliance with all applicable laws, rules and regulations, including any relevant stock exchange rules.

8.	Redemption

(a)The Corporation has the option in its sole discretion, from time to time other than in connection with a Liquidation and to the extent permitted by applicable law, to redeem all or a portion of the then outstanding shares of Series A-[●] Preferred Stock, for an amount per share of Series A-[●] Preferred Stock equal to the Redemption Price, subject to a holder’s right to elect conversion set forth below. The “Redemption Price” means (a) for the period commencing on the Issuance Date and ending on the date that is one hundred and nineteen (119) days after the Issuance Date, one hundred percent (100%) of the Liquidation Preference at such time; (b) for the period commencing on the day that is one hundred and twenty (120) days after the Issuance Date and ending on the date that is one hundred and seventy-nine (179) days after the Issuance Date, one hundred and two percent (102%) of the Liquidation Preference at such time; (c) for the period commencing on the day that is one hundred and eighty (180) days after the Issuance Date and ending on the first (1st) anniversary of the Issuance Date, one hundred and five percent (105%) of the Liquidation Preference at such time; (d) for the period commencing on the day immediately after the first (1st) anniversary of the Issuance Date and ending on the second (2nd) anniversary of the Issuance Date, one hundred and eight percent (108%) of the Liquidation Preference at such time; and (e) any time after the second (2nd) anniversary of the Issuance Date, one hundred and twenty percent (120%) of the Liquidation Preference at such time. The Corporation may exercise its redemption option under this Section 8(a) by delivery of written notice to the Holders in the form attached as Annex B (the “Redemption Notice”), provided, however, that, to the extent permitted pursuant to Section 7(a), the Holders shall have five (5) Business Days from the date of receipt of any such Redemption Notice to, in lieu of being paid the cash Redemption Price, elect to convert the shares of Series A-[●] Preferred Stock subject to such Redemption Notice in accordance with Section 7(a). Such redemption shall be completed on a date specified in the Redemption Notice, which shall be not less than ten (10) and not more than twenty (20) Business Days following the date of the Redemption Notice. If the Corporation redeems only a portion of the then outstanding shares of Series A-[●] Preferred Stock, the shares of Series A-[●] Preferred

Stock subject to such redemption shall be allocated pro rata among the outstanding shares of Series A-[●] Preferred Stock.

(b)Change of Control.

(i)At any time on or prior to the one hundred fiftieth (150th) day following the Issuance Date, upon the occurrence of a Change of Control, at the option of the Corporation, either (A) each Holder shall have all of their shares of Series A-[●] Preferred Stock redeemed in exchange for, exchanged for, or converted into the right to receive, a cash payment per share of Series A-[●] Preferred Stock equal to the Redemption Price as of such date or (B) each Holder shall be entitled to receive the same form and amount of consideration such Holder would have received pursuant to the applicable acquisition agreement if, immediately prior to the record date for payments relating to such Change of Control, such share of Series A-[●] Preferred Stock had been converted into a number of shares of Common Stock equal to the quotient of (1) the Liquidation Preference as of such date multiplied by one hundred and seven point five percent (107.5%) and (2) the VWAP over fifteen (15) consecutive trading days ending on the third (3rd) trading day prior to the closing of the Change of Control transaction.

(ii)At any time after both the one hundred fiftieth (150th) day following the Issuance Date and the end of the Term Loan Restricted Period, upon the occurrence of a Change of Control, the Corporation shall offer each Holder a cash payment per share of Series A-[●] Preferred Stock equal to the Redemption Price (the “Mandatory CoC Redemption Offer”); provided, however, that, notice of such Mandatory CoC Redemption Offer shall be provided to each Holder at least ten (10) Business Days prior to the consummation of such Change of Control and the Holders shall have five (5) Business Days from the date of receipt of any such notice to, in lieu of being paid the cash Redemption Price, elect to receive from the acquirer in the Change of Control transaction the same form and amount of consideration such Holder would have received pursuant to the applicable acquisition agreement if, immediately prior to the record date for payments relating to such Change of Control, such share of Series A-[●] Preferred Stock had been converted into a number of shares of Common Stock at the Conversion Ratio (“CoC Conversion Consideration”).

(iii)At any time after the one hundred fiftieth (150th) day following the Issuance Date and prior to the end of the Term Loan Restricted Period, upon the occurrence of a Change of Control that occurs, the Corporation shall have the option to offer each Holder a cash payment per share of Series A-[●] Preferred Stock it holds equal to the Redemption Price (the “Optional CoC Redemption Offer”). The Corporation shall notify each Holder at least ten (10) Business Days prior to the consummation of such Change of Control if it is electing to exercise the Optional CoC Redemption Offer, and the Holders shall have five (5) Business Days from the date of receipt of any such notice to, in lieu of being paid the cash Redemption Price, elect to receive the CoC Conversion Consideration from the acquirer in the Change of Control transaction in connection with the consummation of such Change of Control. If the Corporation does not elect to offer the Optional CoC Redemption Offer, the Holder shall be entitled to receive the CoC Conversion Consideration from the acquirer in the Change of Control transaction in connection with the consummation of such Change of Control.

(iv)(A) a “Change of Control” means (1) the consummation of any transaction by the Corporation the result of which is that any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended), other than any Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, the Persons who were beneficial owners of the voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, fifty percent (50%) or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a subsidiary or (2) the sale of all or substantially all of the Corporation’s assets; and (B) the “Permitted Holder” means any holder of shares of Series A-[●] Preferred Stock as of the Issuance Date and its affiliates.

(v)“Term Loan Restricted Period” means the period from the Issuance Date until the earliest of (a) the termination of the Term Loan Credit Agreement, (b) the first Business Day immediately following the first anniversary of the Maturity Date of the Term Loan Credit Agreement (as in effect on the date hereof), and (c) such time, if any, as the Term Loan Credit Agreement may be amended in a manner that would not cause the Series A-[●] Preferred Stock to be “Disqualified Capital Stock” under the Term Loan Credit Agreement as a result of the Corporation being obligated to effect the Mandatory CoC Redemption Offer pursuant to clause (ii) above.

(vi)“Term Loan Credit Agreement” means the Amended and Restated Senior Secured Credit Agreement, dated as of November 24, 2021, by and among the Corporation, Halcón Holdings, LLC, Macquarie Bank Limited and the lenders from time to time party thereto, as amended, restated or otherwise modified from time to time.

(vii)“Maturity Date” means November 24, 2025.

(viii)“VWAP” means the dollar volume-weighted average price for the Common Stock on its trading market during the period beginning at 9:30:01 a.m., New York time (or such other time as the trading market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the trading market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the trading market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the trading market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink

Sheets LLC (formerly the National Quotation Bureau, Inc.). If the VWAP cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the VWAP of the Common Stock shall be the fair market value of the Common Stock as determined by an independent nationally recognized investment banking firm mutually agreed to by the Corporation and holders of at least two-thirds (66 ⅔%) of the Series A-[●] Preferred Stock then outstanding.

(ix)“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

(c)The Holders and the Corporation agree that each will cooperate in good faith to determine the U.S. federal income tax treatment of any redemption by the Corporation of the Series A-[●] Preferred Stock and will (and will cause its affiliates to), in connection with any such redemption, reasonably cooperate (i) to structure such redemption in a manner that permits each Holder to report the redemption payment as received in part or full payment in exchange for its Series A-[●] Preferred Stock for U.S. federal income tax purposes if such structure can be achieved without any unreimbursed cost or expense to the Corporation (provided that, for the avoidance of doubt, the Holders and the Corporation acknowledge (A) that it may not be possible to structure any such redemption in a manner that permits a Holder to report a redemption payment as received in part or full payment in exchange for its Series A-[●] Preferred Stock for U.S. federal income tax purposes, in which case the Corporation shall still be entitled to make any such redemption pursuant to this Section 8 as it determines is appropriate (and in the amounts it determines is appropriate) and (B) that different Holders may be subject to different treatment for U.S. federal income tax purposes), (ii) to allow each Holder a reasonable opportunity to transfer its Series A-[●] Preferred Stock to an affiliate or third party prior to such redemption; provided that the Corporation shall not be required to assist in such transfer (other than in respect of registering such transfer on the books and records of the Corporation) and, for the avoidance of doubt, such transfer shall be subject to the other terms, conditions and restrictions applicable to the Series A-[●] Preferred Stock, and (iii) if such redemption is funded by, or occurs in connection with, an issuance of equity by the Corporation, to cause the Person or Persons acquiring such equity to purchase the Series A-[●] Preferred Stock from the Holders directly and to make any necessary amendments to this Certificate of Designations following such purchase as agreed between such purchaser(s) and the Corporation. If, as a result of the previous sentence, any such redemption of shares of Series A-[●] Preferred Stock is delayed for more than thirty (30) days from the date on which the Corporation otherwise planned to make such redemption (the “30 Day Date”) and the redemption occurs, the Series A-[●] Dividend shall stop accumulating (including with respect to any Unpaid Dividend Accrual) on the shares of Series A-[●] Preferred Stock that are to be redeemed from the 30 Day Date until the date of such redemption and the Redemption Price for such redemption shall be that applicable at the 30 Day Date. The Corporation further agrees that, for every taxable year in which the Series A-[●] Preferred Stock remains outstanding (other than tax year 2023), it shall use reasonable best efforts to conduct and/or update its current “earnings and profits study” (or similar analysis) to determine its then-current and accumulated earnings and profits.

9.	NYSE American Issuance Limitation.

(a)No Holder will be entitled to receive converted shares of Common Stock or other shares of Common Stock issuable upon redemption, dividend payments, or as otherwise provided in this Certificate of Designations to the extent such issuance would result in a violation of the NYSE American Company Guide or rules of the national securities exchange upon which the Common Stock is then listed(the “NYSE American Issuance Limitation”), unless either (i) the Corporation obtains the Stockholder Approval and the Schedule 14C Action has been completed, or (ii) the Corporation determines upon advice of counsel that Stockholder Approval and the Schedule 14C Action are not required to effect the conversion, in each such case, the NYSE American Issuance Limitation will no longer apply.

(b)“Stockholder Approval” means stockholder approval of the proposal to issue Common Stock upon conversion of the Series A-[●] Preferred Stock for purposes of Rule 713 of the New York Stock Exchange American Listed Company Manual, or to comply with the applicable rules of the national securities exchange upon which the Common Stock is then listed.

(c)“Schedule 14C Action” means, collectively, (i) the filing of an Information Statement on Schedule 14C relating to the issuance of converted shares of Common Stock or other shares of Common Stock issuable upon redemption, dividend payments, or as otherwise provided in this Certificate of Designations with the United States Securities and Exchange Commission (the “SEC”) and the receipt from the SEC of notice that it has no comments thereon, (ii) the mailing of such Information Statement to the Corporation’s shareholders and (iii) the expiration of the 20 calendar day waiting period under Rule 14c-2(b).

(d)Notwithstanding anything herein to the contrary, if the Holders (together with their respective affiliates) collectively beneficially own fifty percent (50%) or more of the outstanding Common Stock at the time a transaction is contemplated pursuant to which the NYSE American Issuance Limitation would reduce the consideration being issued to the Holders in connection with such transaction (“Subject Transaction”), the Corporation shall notify the Holders of such Subject Transaction and the related NYSE American Issuance Limitation at least ten (10) Business Days prior to the consummation of such Subject Transaction and give the Holders five (5) Business Days from the date of receipt of any such notice to provide a Stockholder Approval, and if such Stockholder Approval is timely received, the Corporation shall not consummate such Subject Transaction until the Schedule 14C Action removing the NYSE American Issuance Limitation has been completed.

10.	Additional Procedures.

(a)In connection with any conversion pursuant to Section 7 or redemption in accordance with Section 8, the Holder must deliver transfer instruments reasonably satisfactory to the Corporation, at the principal office of the Corporation (or such other place mutually acceptable to the Holder and the Corporation) together with written notice that such Holder elects to convert all or such lesser number of shares as specified therein.

(b)Transfers of Series A-[●] Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Corporation kept at an office of the Corporation upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested transfer until furnished evidence reasonably satisfactory to it that such transfer is made in accordance with the terms of this Certificate of Designations.

11.	No Other Rights.

The shares of Series A-[●] Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation, or as may be provided by law.

12.	Other Provisions.

(a)The shares of Series A-[●] Preferred Stock shall not be subject to the operation of any retirement or sinking fund.

(b)In case any one or more of the provisions contained in this Certificate of Designations shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, the Corporation shall use its reasonable best efforts to add as a part of this Certificate of Designations a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

(c)Any payments, issuances or distributions required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Corporation from time to time.

(d)Unless otherwise agreed to by the Corporation and the applicable Holder, any certificate representing the Series A-[●] Preferred Stock (and the Common Stock issuable upon conversion thereof) will bear a restrictive legend substantially in the form set forth below, which is hereby incorporated in and expressly made a part of this Certificate of Designations, and will be subject to the restrictions set forth therein. In addition, any such certificate may have notations, additional legends or endorsements required by law, stock exchange rules, and agreements to which the Corporation and all of the Holders of Series A-[●] Preferred Stock in their capacity as Holders are subject, if any.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT

RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 202 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATIONS”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS. A COPY OF THE CERTIFICATE OF DESIGNATIONS WILL BE FURNISHED WITHOUT CHARGE BY THE CORPORATION TO THE HOLDER UPON REQUEST.

13.	Effective Date.

This Certificate of Designations shall become effective on [●], 202[●].

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, Battalion Oil Corporation has caused this Certificate of Designations to be duly executed this [●] day of [●], 202[●].

BATTALION OIL CORPORATION

By: _____________________________

Name: [●]

Title: [●]

[Signature Page to Certificate of Designations]

Annex A-1

Conversion Notice

The undersigned holder of Series A-[●] Preferred Stock hereby irrevocably elects to convert the number of shares of Series A-[●] Preferred Stock indicated below pursuant to Section 7(a) of the Certificate of Designations into shares of Common Stock at the Conversion Ratio. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series A-[●] Redeemable Convertible Preferred Stock, filed by Battalion Oil Corporation on [●], 202[●] (the “Certificate of Designations”).

Conversion Calculations:

Number of shares of Series A-[●] Preferred Stock owned prior to conversion: [_____]

Number of shares of Series A-[●] Preferred Stock to be converted: [_____]

Number of shares of Common Stock to be issued: [_____]

[HOLDER]

By:

Name:

Title:

Date:

Annex A-2

Issuer Conversion Notice

Battalion Oil Corporation, a Delaware corporation, hereby irrevocably elects to convert the number of shares of Series A-[●] Preferred Stock held by you indicated below into shares of Common Stock at the Conversion Ratio on the date set forth below pursuant to Section 7(b) of the Certificate of Designations. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series A-[●] Redeemable Convertible Preferred Stock, filed by Battalion Oil Corporation on [●], 202[●] (the “Certificate of Designations”).

Holder: [_____]

Conversion Calculations:

Number of Shares of Series A-[●] Preferred Stock owned by you prior to conversion: [_____]

Number of Shares of Series A-[●] Preferred Stock owned by you to be converted: [_____]

Number of shares of Common Stock to be issued: [_____]

BATTALION OIL CORPORATION

By:

Name:

Title:

Date:

EXECUTION VERSION

Annex B

Redemption Notice

Battalion Oil Corporation, a Delaware corporation, hereby irrevocably elects to redeem the number of shares of Series A-[●] Preferred Stock held by you indicated below on the date set forth below. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Series A-[●] Redeemable Convertible Preferred Stock, filed by Battalion Oil Corporation on [●], 202[●].

Holder: [_____]

Date of redemption: [_____]

Redemption Calculations:

Number of Shares of Series A-[●] Preferred Stock owned by you prior to redemption: [_____]

Number of Shares of Series A-[●] Preferred Stock owned by you to be redeemed: [_____]

Redemption Price: [___]

Elect a Single Form of Payment of Redemption Price:

___ Cash (Cash payment to be made to you: [_____])

BATTALION OIL CORPORATION

By:

Name:

Title:

Date:

EXHIBIT E

FORM OF Series A-1 Amendment

(See attached.)

EXECUTION VERSION

BATTALION OIL CORPORATION

____________________

Certificate of Amendment
to
Certificate of Designations

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

____________________

SERIES A-1 REDEEMABLE CONVERTIBLE PREFERRED STOCK
(Par Value $0.0001 Per Share)

Battalion Oil Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

Whereas, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), the Board has previously authorized the creation and issuance of a series of preferred stock, with a par value of $0.0001 per share, of the Corporation designated as the “Series A-1 Redeemable Convertible Preferred Stock” (the “Series A-1 Preferred Stock”), with terms set forth in that certain Certificate of Designation filed with the Secretary of State of the State of Delaware on September 6, 2023 (the “Certificate of Designations”);

Whereas, the Board, by unanimous written consent, approved and adopted resolution for purposes of amending certain provisions of the Certificate of Designations (this “Amendment”); and

Whereas, pursuant to Section 4(b) of the Certificate of Designation, the holders of at least two-thirds (66 ⅔%) of the then outstanding shares of Series A-1 Preferred Stock (the “Requisite Series A-1 Holders”), by written consent, approved this Amendment on the terms set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly vested in the Board and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the Certificate of Designations be, and hereby is amended as follows:

1.Section 7(a) of the Certificate of Designations is amended and restated to read as follows:

(a)Each Holder shall have the option from time to time, commencing on the date that is two hundred and forty (240) days after the Issuance Date, exercisable by delivery of written notice to the Corporation substantially in the form attached hereto as Annex A-1 (the “Conversion Notice”), to the extent permitted by applicable law, to convert all or a portion of such Holder’s shares of Series A-1 Preferred Stock into Common Stock at the Conversion Ratio (an “Optional Holder Conversion”); provided that the Corporation shall not be required to honor such request if such Holder has previously delivered a Conversion Notice, in respect of an Optional Holder Conversion, during the same fiscal quarter.
The “Conversion Ratio” means, for each share of Series A-1 Preferred Stock, the quotient of (i) the Liquidation Preference as of the date of the conversion and (ii) the then applicable Conversion Price. The “Conversion Price” shall initially be $7.63, which may be adjusted from time to time as set forth herein.

2.Section 8(a) of the Certificate of Designations is amended and restated to read as follows:

(a)The Corporation has the option in its sole discretion, from time to time other than in connection with a Liquidation and to the extent permitted by applicable law, to redeem all or a portion of the then outstanding shares of Series A-1 Preferred Stock, for an amount per share of Series A-1 Preferred Stock equal to the Redemption Price, subject to a holder’s right to elect conversion set forth below. The “Redemption Price” means (a) for the period commencing on the Issuance Date and ending on the date that is one hundred and nineteen (119) days after the Issuance Date, one hundred percent (100%) of the Liquidation Preference at such time; (b) for the period commencing on the day that is one hundred and twenty (120) days after the Issuance Date and ending on the date that is two hundred and thirty-nine (239) days after the Issuance Date, one hundred and two percent (102%) of the Liquidation Preference at such time; (c) for the period commencing on the day that is two hundred and forty (240) days after the Issuance Date and ending on the first (1st) anniversary of the Issuance Date, one hundred and five percent (105%) of the Liquidation Preference at such time; (d) for the period commencing on the day immediately after the first (1st) anniversary of the Issuance Date and ending on the second (2nd) anniversary of the Issuance Date, one hundred and eight percent (108%) of the Liquidation Preference at such time; and (e) any time after the second (2nd) anniversary of the Issuance Date, one hundred and twenty percent (120%) of the Liquidation Preference at such time.
The Corporation may exercise its redemption option under this Section 8(a) by delivery of written notice to the Holders in the form attached as Annex B (the “Redemption Notice”), provided, however, that, to the extent permitted pursuant to Section 7(a), the Holders shall have five (5) Business Days from the date of receipt of any such Redemption Notice to, in lieu of being paid the cash Redemption Price, elect to convert the shares of Series A-1 Preferred Stock subject to such Redemption Notice and in accordance with Section 7(a). Such redemption shall be completed on a date specified in the Redemption Notice, which shall be not less than ten (10) and not more than twenty (20) Business Days following the date of the Redemption Notice. If the Corporation redeems only a portion of the then outstanding shares of Series A-1 Preferred Stock, the shares of Series A-1 Preferred Stock subject to such redemption shall be allocated pro rata among the outstanding shares of Series A-1 Preferred Stock.

3.Clauses (i) through (iii) of Section 8(b) of the Certificate of Designations are amended and restated to read as follows:

(i)At any time on or prior to the two hundred fortieth (240th) day following the Issuance Date, upon the occurrence of a Change of Control, at the option of the Corporation, either (A) each Holder shall have all of their shares of Series A-1 Preferred Stock redeemed in exchange for, exchanged for or converted into the right to receive a cash payment per share of Series A-1 Preferred Stock equal to the Redemption Price as of such date or (B) each Holder shall be entitled to receive the same form and amount of consideration such Holder would have received pursuant to the applicable acquisition agreement if, immediately prior to the record date for payments relating to such Change of Control, such share of Series A-1 Preferred Stock had been converted into a number of shares of Common Stock equal to the quotient of (1) the Liquidation Preference as of such date multiplied by one hundred and seven point five percent (107.5%) and (2) the VWAP over fifteen (15) consecutive trading days ending on the third (3rd) trading day prior to the closing of the Change of Control transaction.

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(ii)At any time after both the two hundred fortieth (240th) day following the Issuance Date and the end of the Term Loan Restricted Period, upon the occurrence of a Change of Control, the Corporation shall offer each Holder a cash payment per share of Series A-1 Preferred Stock equal to the Redemption Price (the “Mandatory CoC Redemption Offer”); provided, however, that, notice of such Mandatory CoC Redemption Offer shall be provided to each Holder at least ten (10) Business Days prior to the consummation of such Change of Control and the Holders shall have five (5) Business Days from the date of receipt of any such notice to, in lieu of being paid the cash Redemption Price, elect to receive from the acquirer in the Change of Control transaction the same form and amount of consideration such Holder would have received pursuant to the applicable acquisition agreement if, immediately prior to the record date for payments relating to such Change of Control, such share of Series A-1 Preferred Stock had been converted into a number of shares of Common Stock at the Conversion Ratio (“CoC Conversion Consideration”).

(iii)At any time after the two hundred fortieth (240th) day following the Issuance Date and prior to the end of the Term Loan Restricted Period, upon the occurrence of a Change of Control that occurs, the Corporation shall have the option to offer each Holder a cash payment per share of Series A-1 Preferred Stock it holds equal to the Redemption Price (the “Optional CoC Redemption Offer”). The Corporation shall notify each Holder at least ten (10) Business Days prior to the consummation of such Change of Control if it is electing to exercise the Optional CoC Redemption Offer, and the Holders shall have five (5) Business Days from the date of receipt of any such notice to, in lieu of being paid the cash Redemption Price, elect to receive the CoC Conversion Consideration from the acquirer in the Change of Control transaction in connection with the consummation of such Change of Control. If the Corporation does not elect to offer the Optional CoC Redemption Offer, the Holder shall be entitled to receive the CoC Conversion Consideration from the acquirer in the Change of Control transaction in connection with the consummation of such Change of Control.

4.All other provisions of the Certificate of Designation shall remain in full force and effect.

[The Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Battalion Oil Corporation has caused this Certificate of Amendment to Certificate of Designations to be duly executed this [●] day of December, 2023.

BATTALION OIL CORPORATION

By:

Name:Matthew B. Steele

Title:Chief Executive Officer

[Signature Page to Certificate of Amendment to Certificate of Designations]

EXHIBIT F

FORM OF escrow agreement

(See attached.)

EXECUTION VERSION

ESCROW AGREEMENT

This ESCROW AGREEMENT dated this 14th day of December, 2023 (this “Escrow Agreement”), is entered into by and among Fury Resources, Inc., a Delaware corporation (“Parent”), Battalion Oil Corporation, a Delaware corporation (“Company” and together with Parent, the “Parties,” and individually, a “Party”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national association, as escrow agent (the “Escrow Agent”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Escrow Agreement, Parent and Company are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Company and San Jacinto Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Company will merge with and into Merger Sub (the “Merger”), with Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, on September 29, 2023, Parent and the Escrow Agent entered into that certain Escrow Agreement, pursuant to which the Escrow Agent established an escrow account (the “Subscription Escrow Account”) into which certain Persons have deposited amounts to fund Parent’s acquisition of Company pursuant to and in accordance with the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, Parent may be required to pay a termination fee to Company of up to $20,000,000 (the “Termination Fee”) if the Merger Agreement is terminated under certain circumstances as set forth in the Merger Agreement;

WHEREAS, the Parties desire for the Escrow Agent to open an account (the “Termination Fee Escrow Account”) into which the Escrow Agent will transfer funds from the Subscription Escrow Account in an amount equal to the Termination Fee, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement and the Merger Agreement, and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement and the Merger Agreement; and

WHEREAS, Schedule I to this Escrow Agreement sets forth the wire transfer instructions for each of Company and Parent.

NOW THEREFORE, in consideration of the promises herein, the parties hereto agree as follows:

ARTICLE 1
ESCROW DEPOSIT, DISTRIBUTION, AND INVESTMENT

Section 1.1.Deposit of Escrow Funds. Parent and Company hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and its duties as provided herein. Upon the execution and delivery of this Escrow Agreement, the Escrow Agent will transfer (or cause to be transferred), funds in the amount equal to $10,000,000 (the “Initial Escrow Property”) from the Subscription Escrow Account to the Termination Fee Escrow Account, by wire transfer of immediately available funds.  Within 40 days following the execution and delivery of this Agreement, Parent and Company shall deliver joint written instructions to the Escrow Agent to transfer (or cause to be transferred), additional funds in the amount of $10,000,000 (the “Additional Escrow Property” and, together with the Initial Escrow Property, the “Escrow Property”) from the Subscription Escrow Account to the Termination Fee Escrow Account, by wire transfer of immediately available funds.  The Escrow Property shall be held, disbursed and invested as provided in this Escrow Agreement. Prior to the earlier of the consummation of the Merger or the termination of the Merger Agreement, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8, as applicable, and such other forms and documents that the Escrow Agent may request.   The Escrow Property shall be left un-invested.

Section 1.2.Disbursements.  Upon receipt of joint written instructions (“Joint Instructions”), signed by an authorized representative (“Authorized Representative”) of each of Parent and Company (as set forth  on Exhibit A-1 and A-2), the Escrow Agent shall promptly, but in any event within one (1) Business Day after receipt of Joint Instructions, disburse the Escrow Property (or a portion thereof) as provided in such Joint Instructions by wire transfer of immediately available funds to the account(s) designated in such instructions, but only to the extent that funds have been delivered to the Escrow Agent in accordance with Section 1.1 and that any callback required by the Escrow Agent pursuant to Section 1.3 has been completed. In addition to the foregoing, the Escrow Agent shall also comply with any final, non-appealable judgment or order issued or entered by a court of competent jurisdiction with respect to the Escrow Property (a “Judgment”). If the Escrow Agent complies with any such Judgment, then it shall not be liable to any Party or any other person by reason of such compliance. In the absence of written instruction to the contrary, if any residual interest posts to the Termination Fee Escrow Account after the final distribution of the Escrow Property the Escrow Agent shall (i) deem any residual interest of less than $50 as an additional fee payable to the Escrow Agent, or (ii) deem any residual interest greater than $50 as payable to Parent using the payment instructions set forth on Schedule I. The Escrow Agent will furnish monthly statements to the Parties via the addresses set forth on Exhibit C hereto.

Section 1.3.Security Procedure for Funds Transfer.  Concurrently with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent exhibits in the form of Exhibit A-1 and Exhibit A-2 to this Escrow Agreement listing individuals of such Party who are authorized to provide the Escrow Agent with a written instruction to distribute funds from the account and any other written instruction permitted pursuant to the terms of this Escrow Agreement (each an “Authorized Representative”). Each Party understands and agrees that the Escrow Agent shall have no obligation or duty to act upon a written instruction for the disbursement of Escrow Property under this Escrow Agreement if such written instruction is not signed by an Authorized Representative of such Party and such written instruction is not delivered to, and able to be authenticated by, the Escrow Agent in accordance with this Escrow Agreement. The Escrow Agent shall follow internal policies and procedures for when confirming the validity or authenticity of funds transfer instructions received in the name of the Parties, which may include a callback to one or more of the Authorized Representatives in Exhibit A-1 and Exhibit A-2, in particular if the wire instructions included on Schedule I hereto have changed. Once delivered to the Escrow Agent, Exhibit A-1 or Exhibit A-2 may be revised or rescinded only in writing signed by an Authorized Representative of the applicable Party.  Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it.  If a revised Exhibit A-1 or Exhibit A-2 or a rescission of an existing Exhibit A-1 or Exhibit A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to either Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party in question.  The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.4.Tax Reporting. With respect to any payments or distributions made pursuant to this Escrow Agreement by the Escrow Agent, the Escrow Agent shall not be deemed the “Payor”, as defined under the Internal Revenue Code of 1986, as amended, and shall have no responsibility for preparing or conducting any tax reporting. The Escrow Agent’s engagement is purely ministerial in nature and conducted upon

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receipt of written direction from the Parties, and the Escrow Agent shall be entitled to rely conclusively and without further inquiry on such written direction.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent shall not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of any default under this Escrow Agreement, the terms and conditions of any other agreement, including but not limited to the Merger Agreement, instrument, or document other than this Escrow Agreement, whether or not a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional covenants or obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees and shall not be responsible for the acts or omissions of such agents, representatives, attorneys, custodians and/or nominees appointed with due care.

Section 2.3.Reliance.  The Escrow Agent shall be entitled to request and receive written instructions from the Parties and shall not be liable for any losses or damages of any nature that may arise from any action taken or not taken by it in accordance with the written direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Section 2.4.Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties and, with respect to such permissive rights, the Escrow Agent shall not be answerable for other than its gross negligence or willful misconduct.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.Indemnification.  The Parties hereby agree, jointly and severally, to defend, release and indemnify the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), and hold the Indemnified Parties harmless from any and against all liabilities, losses, actions, suits or proceedings at law or in equity, and any other expenses, fees

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or charges of any character or nature (whether brought by any Party or third party) (including, without limitation, attorney's fees and expenses and the costs of enforcement of this Escrow Agreement, the indemnifications provided herein, or any provision thereof) which an Indemnified Party may incur or with which it may be threatened by reason of acting as or on behalf of the Escrow Agent under this Escrow Agreement or arising out of the existence of the Termination Fee Escrow Account, except to the extent the same shall have been finally adjudicated by a court of competent jurisdiction to have been directly caused by the Indemnified Parties’ gross negligence or willful misconduct. The Escrow Agent shall have a first lien against the Termination Fee Escrow Account to secure the obligations of the Parties. Notwithstanding anything to the contrary herein, the Parties agree, solely as between themselves, that any obligation for indemnification under this Section 3.1 (or for reasonable fees and expenses of the Escrow Agent described in Section 3.1) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one half by Parent and one half by Company.

Section 3.2.Limitation of Liability.  the escrow agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated BY A COURT OF COMPETENT JURISDICTION to have DIRECTLY resulted from the escrow agent’s gross negligence or willful misconduct, or (ii) special, Indirect, INCIDENTAL, PUNITIVE or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the escrow agent AND THE PARTIES  has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.Termination, Resignation or Removal. Upon the disbursement of the entire Escrow Property, this Escrow Agreement shall terminate and be of no further force and effect (other than the provisions of Section 3.1 and Section 3.4, which shall survive such termination). The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, specifying the date upon which such resignation shall take effect, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal, specifying the date upon which such removal shall take effect, along with payment of all fees and expenses to which it is entitled through the effective date of such resignation or removal.  Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by Parent upon the deposit of funds into the Termination Fee Escrow Account. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property. The terms of this paragraph shall survive termination of this Escrow Agreement and/or the earlier resignation or removal of the Escrow Agent.

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Section 3.5.Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent shall be fully protected and may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a Judgment directing delivery of the Escrow Property, (ii) receives Joint Instructions directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized to disburse the Escrow Property in accordance with such Judgment or Joint Instructions, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Parties hereto further agree to pursue any redress or recourse in connection with such dispute without making the Escrow Agent a party to the same.  The Escrow Agent shall be entitled to act on any such agreement or court order without further question, inquiry, or consent.

Section 3.6.Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. Escrow Agent shall receive and may conclusively rely upon an opinion of counsel.

Section 3.8Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage, epidemic, pandemic, riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; work stoppages, labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 3.9 No Financial Obligation. Escrow Agent shall not be required to use or risk its own funds or otherwise incur any financial liability in the performance of any of its obligations or duties or the exercise of any of its rights or powers, and shall not be required to take any action which, in the Escrow Agent’s sole and absolute judgment, could involve it in expense or liability unless furnished with security and indemnity which it deems, in its sole and absolute discretion, to be satisfactory.

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ARTICLE 4
MISCELLANEOUS

Section 4.1.Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld). Notwithstanding anything in the agreement to the contrary, no assignment shall be deemed final until the successor or assignee has completed the requisite Know Your Customer (KYC) information as may be required by the Escrow Agent.

Section 4.2.Definition of Business Day. “Business Day” means any day other than a Saturday, a Sunday or any day that is a federal legal holiday or banking institutions are required by law to close.

Section 4.3.Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.4.Notices.  All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) by email with a pdf attachment, (ii) by overnight delivery with a reputable national overnight delivery service, or (iii) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five Business Days after the date such notice is deposited in the United States mail.  If notice is given to a party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Parent:

Fury Resources, Inc.

17503 La Cantera Parkway, Suite 104-603

San Antonio, TX 78257

Attention: Ariella Fuchs

Email address: afuchs@ruckusexp.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attention: Michael A. Hedge; Jason C. Dreibelbis

Email: michael.hedge@klgates.com; jason.dreibelbis@klgates.com

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If to Company:

Battalion Oil Corporation

820 Gessner Road, Suite 1100

Houston, TX 77024

Attention:Walter Mayer, General Counsel

Email:wmayer@battalionoil.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

700 Louisiana Street Suite 3400

Houston, TX 77002

Attention:William T. Heller IV

Jeff M. Dobbs

Email: wheller@mayerbrown.com

jdobbs@mayerbrown.com

and

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, IL 60606

Attention: Ryan H. Ferris

Email: rferris@mayerbrown.com

If to the Escrow Agent:

Wilmington Trust, National Association

50 South 6th Street, Suite 1290

Minneapolis, MN 55402

Attn: Lance Schonert

Telephone: 612-217-5681

Email: LSchonert@wilmingtontrust.com

Section 4.5.Governing Law.  The rights and obligations of the parties shall be governed by, and this Escrow Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. The parties hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the County of New Castle, Wilmington, DE, (ii) waive any objection to the laying of venue in any suit, action or proceeding arising out of this Escrow Agreement in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

Section 4.6.Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property and supersedes all prior agreements and understandings, oral or written. In the event of any direct conflict of the terms of this Escrow Agreement with the terms of the Merger Agreement, as with respect to the rights of Parent and Company, the terms of the Merger Agreement shall control and prevail provided, in no event shall the Escrow Agent be bound by the terms of the Merger Agreement.  This Escrow Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

7

Section 4.7.Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent. All fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by the Escrow Agent in connection with any amendment, modification or supplement shall be payable, jointly and severally, by the Parties.

Section 4.8.Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.9.Severability.  If a court of competent jurisdiction declares any provision hereof invalid, it will be ineffective only to the extent of such invalidity, so that the remainder of the provision and this Escrow Agreement will continue in full force and effect.

Section  4.10.Electronic Signatures, Counterparts. This Escrow Agreement and related notices, demands and other communications related thereto may be executed by the parties hereto individually or in any number of combinations, in one or more counterparts (including by means of electronically signed,  telecopied or PDF signature pages), each of which shall be an original and all of which shall together constitute one and the same agreement.

Section 4.11.Waiver of Jury Trial. EACH OF THE PARTIES EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATING TO OR ARISING OUT OF THIS ESCROW AGREEMENT.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

FURY RESOURCES, INC.

By:

Name:

Title:

BATTALION OIL CORPORATION

By:

Name:Matthew B. Steele

Title:Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Escrow Agent

By:

Name:

Title:

Schedule I

Wire Transfer Instructions

Fury Resources, Inc.

Bank Name:[****]

ABA Number: [****]

Account Name:[****]

Account Number:[****]

Battalion Oil Corporation

Bank Name:[****]

ABA Number: [****]

Account Name:[****]

Account Number:[****]

EXHIBIT A-1

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES

OF PARENT

Fury Resources, Inc. (the “Parent”) hereby designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct.  Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Account[s] established under the Agreement to which this Exhibit A-1 is attached, on behalf of the Parent.

Name (print):	Abraham Mirman
Specimen Signature:
Title:	Chief Executive Officer, Ruckus Energy Holdings, LLC
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: [****] Cell:
E-mail (required): If more than one, list all applicable email addresses.	Email 1: [****] Email 2:

Name (print):	Ariella Fuchs
Specimen Signature:
Title:	President, General Counsel and Secretary, Ruckus Energy Holdings, LLC
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: [****] Cell:
E-mail (required): If more than one, list all applicable email addresses.	Email 1: [****] Email 2:

Name (print):
Specimen Signature:
Title:
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office: Cell:
E-mail (required): If more than one, list all applicable email addresses.	Email 1: Email 2:

COMPLETE BELOW TO UPDATE EXHIBIT A-1

If Parent wishes to update this Exhibit A-1, Parent must complete, sign and send to Escrow Agent an updated copy of this Exhibit A-1 with such changes.  Any updated Exhibit A-1 shall be effective once signed by Parent and Escrow Agent and shall entirely supersede and replace any prior Exhibit A-1 to this Agreement.

[____________________________________]

By:_________________________

Name:

Title:

Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)

By:_________________________

Name:

Title:

Date:

EXHIBIT A-2

CERTIFICATE AS TO AUTHORIZED REPRESENTATIVES

OF COMPANY

Battalion Oil Corporation (the “Company”) designates each of the following persons as its Authorized Representatives for purposes of this Agreement, and confirms that the title, contact information and specimen signature of each such person as set forth below is true and correct.  Each such Authorized Representative is authorized to initiate and approve transactions of all types for the Escrow Account[s] established under the Agreement to which this Exhibit A-2 is attached, on behalf of the Company.

Name (print):	Matthew Steele
Specimen Signature:
Title:	Chief Executive Officer
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office:[****]
E-mail (required): If more than one, list all applicable email addresses.	Email:[****]

Name (print):	Walter Mayer
Specimen Signature:
Title:	Senior Vice President and General Counsel
Telephone Number (required): If more than one, list all applicable telephone numbers.	Office:[****]
E-mail (required): If more than one, list all applicable email addresses.	Email:[****]

COMPLETE BELOW TO UPDATE EXHIBIT A-2

If the Company wishes to update this Exhibit A-2, Company must complete, sign and send to Escrow Agent an updated copy of this Exhibit A-2 with such changes.  Any updated Exhibit A-2 shall be effective once signed by Company and Escrow Agent and shall entirely supersede and replace any prior Exhibit A-2 to this Agreement.

[____________________________________]

By:_________________________

Name:

Title:

Date:

WILMINGTON TRUST, NATIONAL ASSOCIATION (as Escrow Agent)

By:_________________________

Name:

Title:

Date:

EXHIBIT B

Fees of Escrow Agent

Acceptance Fee:	WAIVED

Initial Fees as they relate to Wilmington Trust acting in the capacity of Escrow Agent – includes review of the Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s). Acceptance Fee payable at time of Escrow Agreement execution

Escrow Agent Administration Fee (one-time):	$3,500

For ordinary administrative services by Escrow Agent – includes daily routine account management; investment transactions; cash transaction processing (including wire and check processing); monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and mailing of trust account statements to all applicable parties. Tax reporting is included. The fee agreed upon for the services rendered hereunder is intended as compensation for the Escrow If the Escrow Agent is directed to render any service not contemplated in this Escrow Agreement, the Escrow Agent shall be compensated for such extraordinary services.

Wilmington Trust’s fee is based on the following assumptions:

● Number of Escrow Accounts to be established: 1

● Number of Deposits to Escrow Account(s): Not more than 5

● Number of Withdrawals from Escrow Fund(s): Not more than 5 to the parties to the agreement

● Funds held Un-invested

Out-of-Pocket Expenses:	Billed At Cost

EXHIBIT C

Statement Recipient Address

Please provide the contact and address for the individuals who should receive Escrow Statements.

PARENT STATEMENT RECIPIENT:

Fury Resources, Inc.

17503 La Cantera Parkway

San Antonio, TX 78257

Attention: Ariella Fuchs

Telephone: [****]

Email address: afuchs@ruckusexp.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614

Attention: Michael A. Hedge; Jason C. Dreibelbis
Email: michael.hedge@klgates.com; jason.dreibelbis@klgates.com

COMPANY STATEMENT RECIPIENT:

Battalion Oil Corporation

820 Gessner Road, Suite 1100

Houston, TX 77024

Attention:Walter Mayer, General Counsel

Email:wmayer@battalionoil.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
700 Louisiana Street Suite 3400
Houston, TX 77002
Attention: William T. Heller IV

Jeff M. Dobbs

Email: wheller@mayerbrown.com

jdobbs@mayerbrown.com

and

Mayer Brown LLP
71 S. Wacker Dr.

Chicago, IL 60606
Attention: Ryan H. Ferris

Email: rferris@mayerbrown.com